                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-42440


                PROXY STATEMENT/PROSPECTUS DATED AUGUST 4, 2000

                            ONHEALTH NETWORK COMPANY
                          808 HOWELL STREET, SUITE 400
                           SEATTLE, WASHINGTON 98101

Dear Shareholder:

     We cordially invite you to attend a special meeting of our shareholders, which will be held on September 12, 2000, at 8:00 a.m., local time, at The Rainier Club, Burke Room, 820 Fourth Avenue, Seattle, Washington 98104. At the meeting, you will be asked to approve a merger agreement that will combine our company with Healtheon/WebMD Corporation. In the merger, you will be entitled to receive 0.189435 of a share of Healtheon/WebMD common stock for each share of OnHealth common stock you own.

     Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

     YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the holders of at least a majority of the outstanding shares of OnHealth common stock as of the record date approve the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger. Only holders of OnHealth common stock at the close of business on August 4, 2000, the record date, will be entitled to vote at the special meeting.

     OnHealth's board of directors has determined that the merger is advisable and is fair to, and in the best interests of, OnHealth and its shareholders. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND MERGER.

     Attached is a notice of special meeting to shareholders and a proxy statement/prospectus, which describes the merger in detail. For your convenience, the first three pages of the proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the proxy statement/prospectus carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15.

     If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact OnHealth Investor Relations at (206) 652-0308.

                                        Sincerely,

                                        RONALD M. STEVENS

                                        Ronald M. Stevens
                                        President and Chief Financial Officer

Seattle, Washington
August 9, 2000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ONHEALTH NETWORK COMPANY

                          808 HOWELL STREET, SUITE 400
                           SEATTLE, WASHINGTON 98101
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           -------------------------

To the Shareholders of OnHealth Network Company:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of OnHealth Network Company will be held on September 12, 2000, at 8:00 a.m., local time, at The Rainier Club, Burke Room, 820 Fourth Avenue, Seattle, Washington 98104, for the following purpose:

     To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 15, 2000, among Healtheon/WebMD Corporation, Tech Acquisition Corporation, a wholly owned subsidiary of Healtheon/WebMD, and OnHealth. Under the merger agreement, OnHealth will become a wholly owned subsidiary of Healtheon/WebMD and each outstanding share of OnHealth common stock, other than dissenters' shares, will be converted into the right to receive 0.189435 shares of Healtheon/WebMD common stock. This proposal is more fully described in the attached proxy statement/prospectus, which you should read carefully.

     OnHealth's board of directors has determined that the merger is advisable and is fair to, and in the best interests of, OnHealth and its shareholders. THE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND MERGER.

     We will conduct no other business at the OnHealth shareholders' special meeting, except business that may be properly brought before the special meeting and that is within the purpose of the special meeting described above.

     We cannot complete the merger unless the holders of at least a majority of the shares of OnHealth common stock outstanding on the record date vote to approve the merger agreement. Holders of OnHealth common stock are entitled to assert dissenters' rights with respect to the merger.

     Only holders of record of OnHealth common stock at the close of business on August 4, 2000, the record date, are entitled to vote at the special meeting or any adjournment or postponement of the meeting. This notice and the attached proxy statement/prospectus is being sent to OnHealth shareholders on or about August 9, 2000.

                                        By Order of the Board of Directors
                                        of OnHealth Network Company

                                        C. KENT CARLSON

                                        C. Kent Carlson, Secretary

Seattle, Washington
August 9, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                           PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS FOR SHAREHOLDERS......................    1

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS...................    4
    The companies...........................................    4
    Summary of the merger...................................    6
    Summary selected historical and summary selected
      unaudited pro forma condensed combined financial
      data..................................................    9
    Comparative historical and unaudited pro forma per share
      data..................................................   13

RISK FACTORS................................................   15
    Risks relating to the proposed merger...................   15
    Risks relating to the combined company's business.......   16
    Risks associated with Healtheon/WebMD's acquisitions of
      Medical Manager and CareInsite........................   28

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   32

THE ONHEALTH SPECIAL MEETING................................   33

THE MERGER..................................................   36
    Background of the merger................................   36
    Joint reasons for the merger............................   38
    OnHealth's reasons for the merger.......................   38
    Opinion of OnHealth's financial advisor.................   40
    Interests of OnHealth's directors, executive officers
      and affiliates in the merger..........................   45
    Completion and effectiveness of the merger..............   46
    Structure of the merger and conversion of OnHealth
      common stock..........................................   46
    Exchange of OnHealth stock certificates for
      Healtheon/WebMD stock certificates....................   46
    Material U.S. federal income tax considerations of the
      merger................................................   47
    Accounting treatment of the merger......................   48
    Regulatory filings and approvals required to complete
      the merger............................................   48
    Restrictions on sales of shares by affiliates of
      Healtheon/WebMD and OnHealth..........................   49
    Listing on the Nasdaq National Market of Healtheon/WebMD
      common stock to be issued in the merger...............   49
    Delisting and deregistration of OnHealth common stock
      after the merger......................................   49
    Operations after the merger.............................   49
    Rights of dissenting OnHealth shareholders..............   49

THE MERGER AGREEMENT........................................   51

ONHEALTH RELATED TRANSACTION AGREEMENTS.....................   58

COMPARATIVE PER SHARE MARKET PRICE DATA.....................   60

HEALTHEON/WEBMD CORPORATION UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL INFORMATION............................   61

COMPARISON OF RIGHTS OF HOLDERS OF ONHEALTH COMMON STOCK AND
  HEALTHEON/ WEBMD COMMON STOCK.............................   77

INFORMATION REGARDING HEALTHEON/WEBMD.......................   88

INFORMATION REGARDING ONHEALTH..............................   90

LEGAL OPINION...............................................   91

                                                              PAGE
                                                              ----
EXPERTS.....................................................   91

INCORPORATION OF DOCUMENTS BY REFERENCE.....................   92

WHERE YOU CAN FIND MORE INFORMATION.........................   93

ANNEX A  The OnHealth Merger Agreement......................  A-1
ANNEX B  Opinion of OnHealth's Financial Advisor............  B-1
ANNEX C  Chapter 23B.13 of the Revised Code of Washington
  (Dissenters' Statute).....................................  C-1

                     QUESTIONS AND ANSWERS FOR SHAREHOLDERS

Q.  WHAT ARE THE BENEFITS OF THE MERGER?

     A. Healtheon/WebMD believes that the merger will enhance Healtheon/WebMD's consumer healthcare content and services and increase traffic on WebMD Health, Healtheon/ WebMD's consumer portal, by adding OnHealth's complementary health and wellness information and services. The merger also offers OnHealth shareholders the opportunity to continue to participate in the growth of the business conducted by Healtheon/WebMD following the merger.

         For more information regarding the expected benefits of the merger, see "Joint reasons for the merger" and "OnHealth's reasons for the merger," each on page 38.

Q.  HOW WILL THE MERGER BE STRUCTURED?

     A. In the merger, Tech Acquisition Corporation, a wholly owned subsidiary of Healtheon/ WebMD, will merge into OnHealth, and OnHealth will become a wholly owned subsidiary of Healtheon/WebMD Corporation.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

     A. You will receive 0.189435 shares of Healtheon/WebMD common stock for each share of OnHealth common stock you own, except if you exercise dissenters' rights under Washington law. For example, if you own 1,000 shares of OnHealth common stock, you will receive 189 shares of Healtheon/ WebMD common stock. Healtheon/WebMD will not issue fractional shares of its common stock. Instead of any fractional shares, you will receive cash based on the average market price of Healtheon/WebMD common stock on the first trading day after the closing of the merger.

         Options to purchase shares of OnHealth common stock will be assumed by Healtheon/WebMD and will become options to purchase shares of Healtheon/WebMD common stock on the same terms and conditions as the assumed OnHealth options. The number of shares subject to the option and exercise price will be adjusted to reflect the 0.189435 exchange ratio.

Q.  WHAT ARE THE MEDICAL MANAGER AND CAREINSITE MERGERS?

     A. Healtheon/WebMD has entered into merger agreements to acquire Medical Manager Corporation and CareInsite, Inc. These mergers are not described in detail in this proxy statement/prospectus, however, for more information on these mergers, see "Information Regarding Healtheon/ WebMD -- Recent developments" on page 88. The merger between OnHealth and Healtheon/WebMD is not dependent upon completion of the Medical Manager and CareInsite mergers.

         The section entitled "Unaudited Pro Forma Condensed Combined Financial Information" on page 61 illustrates the possible outcome from mergers of Healtheon/WebMD with Medical Manager and CareInsite. Pro forma information regarding the merger with OnHealth is not reflected in that section in accordance with applicable regulations of the Securities and Exchange Commission, or SEC.

Q.  WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

     A. The holders of at least a majority of the outstanding shares of OnHealth common stock must approve the merger agreement.

         As of the record date of the special meeting, the holders of approximately 44.3% of the outstanding shares of common stock have agreed to vote in favor of the merger pursuant to voting agreements entered into in connection with the execution of the merger agreement. These shareholders have executed irrevocable proxies in favor of Healtheon/ WebMD to vote in favor of the merger. Healtheon/WebMD stockholders are not required to approve the merger and will not vote on the merger.

         You are entitled to cast one vote per share of OnHealth common stock you owned at the close of business on August 4, 2000, the record date.

Q.  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?

     A. Yes. In evaluating the merger, you should carefully consider the factors discussed in "Risk Factors" on page 15.

Q.  WHAT DO I NEED TO DO NOW?

     A. After you read and consider carefully the information contained in this document, please cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted FOR approval of the merger agreement and merger. You can also attend the special meeting and vote in person.

         If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement and merger.

         The board of directors of OnHealth unanimously recommends that you vote FOR approval of the merger agreement and merger.

Q. IF MY ONHEALTH SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker or in the materials forwarded. Without instructions, your shares will not be voted.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A. If you want to change your vote, send a later-dated, signed proxy card before the shareholders' meeting to the secretary of OnHealth, or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of OnHealth before the meeting. If you have instructed a broker to vote your shares, you must follow instructions from your broker to change your vote. Shareholders who have signed voting agreements may not revoke the proxies given by them in the voting agreement. If you are a shareholder who executed a voting agreement, the proxy that you granted Healtheon/WebMD with respect to the special meeting is irrevocable.

Q.  SHOULD I SEND IN MY ONHEALTH STOCK CERTIFICATES NOW?

     A. No. After the merger is completed, you will receive written instructions for exchanging your OnHealth stock certificates for Healtheon/WebMD stock certificates. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q.  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

     A. Under Washington law, OnHealth shareholders are entitled to dissent from the merger and receive cash equal to the fair value of their OnHealth common stock instead of receiving shares of Healtheon/ WebMD common stock.

         You may obtain more information regarding your dissenters' or appraisal rights discussed in "The Merger -- Rights of dissenting OnHealth shareholders" on page 49.

Q.  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A. The parties are working toward completing the merger as quickly as possible. Healtheon/WebMD and OnHealth hope to complete the merger during the third calendar quarter of 2000. However, if conditions to the merger are not satisfied, the merger may be completed later.

Q.  WILL I RECOGNIZE AN INCOME TAX GAIN OR LOSS ON THE TRANSACTION?

     A. It is expected that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that you will recognize a gain or loss with respect to cash received instead of a fractional share. However, you are urged to consult your own tax advisor to determine the tax consequences particular to your situation.

Q.  WHOM SHOULD I CALL WITH QUESTIONS?

     A. If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

            OnHealth Investor Relations
            808 Howell Street, Suite 400
            Seattle, Washington 98104
            (206) 652-0308

         You may also obtain additional information about Healtheon/WebMD and OnHealth from documents filed with the SEC, by following the instructions in the section entitled "Where You Can Find More Information" on page 93.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which you have been referred. Page references are included parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 THE COMPANIES

HEALTHEON/WEBMD CORPORATION (PAGES 88 THROUGH 89)
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326
(404) 495-7600
http://www.webmd.com

     Healtheon/WebMD provides web-based healthcare information and services to facilitate connectivity and transactions among physicians, patients, payers and other healthcare industry participants. Healtheon/WebMD's Internet-based information and transaction platform allows for the secure exchange of information among the disparate information systems used by healthcare industry participants and supports Healtheon/WebMD's administrative transaction services, including patient enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test orders and results, clinical data retrieval and claims processing. Healtheon/WebMD's web site, WebMD.com, offers a single destination for the exchange of healthcare information and supports a broad range of healthcare transactions delivered over Healtheon/WebMD's secure, Internet-based platform. Healtheon/WebMD designs its service offerings to help integrate and manage administrative, clinical, research and information needs of healthcare industry participants.

     On February 13, 2000, Healtheon/WebMD entered into merger agreements to acquire Medical Manager and CareInsite. Medical Manager operates three principal lines of business: physician practice management through Medical Manager Health Systems, healthcare electronic commerce, or e-commerce, services through CareInsite and plastics and filtration technologies through Porex Corporation. Medical Manager Health Systems is a leading provider of integrated healthcare automation solutions. Medical Manager Health Systems develops, markets, implements and supports The Medical Manager(R) physician practice management system, which addresses the financial, administrative, clinical and practice management needs of healthcare providers. Medical Manager indirectly owns approximately 67.4% of CareInsite. CareInsite is developing and provides innovative healthcare network and clinical communications services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information among physicians and their patients, and affiliated health plans, providers and suppliers. Porex designs, manufactures and distributes porous and solid plastic components and products. These products are used in life sciences, healthcare, industrial and consumer applications. For more information, see "Information Regarding
Healtheon/WebMD -- Recent developments" and "Where You Can Find More Information," on pages 88 and 93, respectively.

ONHEALTH NETWORK COMPANY (PAGE 90)
808 Howell Street, Suite 400
Seattle, Washington 98101
(206) 583-0100
http://www.onhealth.com

     OnHealth Network Company is a leading Internet health information and services resource that empowers consumers with integrated solutions to effectively manage their health and well-being. In association with leading medical institutions, OnHealth's health journalists and medical contributors offer health resources through reference guides, up-to-date news feeds, research, personalization and interactive tools. OnHealth.com is the most trafficked consumer health site on the Internet with 5.2 million unique users and the 47th largest property online, according to the May 2000 Media Metrix report. The web site was recently named "Best Health & Medicine Web Site" by US News and World Report, "Best Overall Health Content Site" by Gomez Advisors, a leading e-commerce report provider, and won three gold medals including "The Best Consumer Healthcare Portal Site" at the November 1999 eHealthcare World Awards. Over 500 different sites drive traffic to OnHealth.com through various strategic alliances with other companies including America Online, Inc.'s Digital City, Inc., Ask Jeeves, Inc., About.com, Inc., Better Homes and Gardens, Yahoo!, Inc. and Microsoft Corporation's Hot Mail Web Courier. OnHealth also attracts leading advertisers such as Glaxo Wellcome, Johnson & Johnson, Pfizer Inc., The Procter & Gamble Company, SmithKline Beecham, American Express Company, AIG Insurance, Fidelity Investments, Ford Motor Company, Kellogg Company and Neiman Marcus. As part of its strategic expansion, OnHealth acquired Health Decisions International, LLC, or Health Decisions, and BabyData.com Inc. in 1999.

                             SUMMARY OF THE MERGER

THE SHAREHOLDERS' MEETING
(PAGES 33 THROUGH 35)

     The OnHealth special meeting will be held on September 12, 2000, at 8:00 a.m., local time, at The Rainier Club, Burke Room, 820 Fourth Avenue, Seattle, Washington 98104. At the special meeting, OnHealth shareholders will be asked to consider and vote on the merger agreement and merger.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGES 38 THROUGH 40)

     The OnHealth board of directors concluded that the terms of the merger were fair to, and in the best interests of, OnHealth and its shareholders after considering the potential benefits and potential negative effects of the merger described in "Joint reasons for the merger" and "OnHealth's reasons for the merger," each on page 38.

     The OnHealth board has unanimously approved and adopted the merger agreement and merger and recommends a vote FOR approval of the merger agreement and merger.

SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING (PAGE 33)

     Holders of record of OnHealth common stock at the close of business on August 4, 2000, the record date, are entitled to vote at the meeting.

VOTE REQUIRED FOR APPROVAL
(PAGE 33)

     The holders of a majority of the outstanding shares of OnHealth common stock must approve and adopt the merger agreement and the merger. OnHealth shareholders are entitled to cast one vote per share of OnHealth common stock owned as of August 4, 2000, the record date. Executive officers, directors and significant shareholders of OnHealth holding approximately 44.3% of the outstanding OnHealth common stock as of the record date have agreed to vote in favor of this proposal under a voting agreement executed as of the date the merger agreement was executed.

INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER
(PAGE 45)

     When considering the recommendations of OnHealth's board of directors, you should be aware that some OnHealth directors, officers and affiliates have interests in the merger that are different from, or are in addition to, yours. These interests include, among other things, indemnification rights, acceleration of option vesting and other benefits and payments under some agreements and employee benefit and retention plans.

OPINION OF ONHEALTH'S FINANCIAL ADVISOR
(PAGES 40 THROUGH 45)

     In connection with the merger, OnHealth's board considered the opinion of its financial advisor, FleetBoston Robertson Stephens Inc., or Robertson Stephens, as to the fairness from a financial point of view of the exchange ratio to the holders of OnHealth's common stock. The full text of the written opinion of Robertson Stephens is attached to the back of this document as Annex B, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. THE OPINION OF ROBERTSON STEPHENS IS DIRECTED TO THE ONHEALTH BOARD OF DIRECTORS, AND THIS OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW TO VOTE TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

CONDITIONS TO COMPLETION OF THE MERGER
(PAGES 55 THROUGH 56)

     Healtheon/WebMD's and OnHealth's respective obligations to complete the merger are subject to the satisfaction or waiver of closing conditions.

     If OnHealth waives any conditions, it will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from shareholders is appropriate.

THE VOTING AGREEMENTS AND WARRANT TO PURCHASE ONHEALTH COMMON STOCK
(PAGE 58)

     On the date of the execution of the merger agreement, executive officers, directors and significant shareholders of OnHealth who collectively held 44.3% of OnHealth's common stock as of the record date entered into voting agreements with Healtheon/WebMD that require them to vote all of their shares in favor of the approval and adoption of the merger agreement and the merger. These shareholders have executed irrevocable proxies in favor of Healtheon/WebMD to vote in favor of the merger agreement and merger.

     In addition, OnHealth granted to Healtheon/WebMD upon the execution of the merger agreement a warrant to purchase up to 5,800,000 shares of OnHealth common stock at an exercise price of $10.75, the market price on that date. The warrant became exercisable on February 15, 2000 and may be exercised at any time during the three years after February 15, 2000.

THE LOANS BY HEALTHEON/WEBMD
(PAGES 58 THROUGH 59)

     Healtheon/WebMD agreed to lend up to $30 million to OnHealth in order to fund necessary business operating expenses of OnHealth. OnHealth pledged all of its assets as security for the loan. In addition, OnHealth granted Healtheon/WebMD warrants to purchase up to 500,000 shares of OnHealth common stock with an exercise price of $0.01 per share in the event the merger agreement is terminated and amounts remain outstanding under the loans for specified periods of time after termination.

TERMINATION OF THE MERGER AGREEMENT
(PAGES 56 THROUGH 57)

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger agreement and merger by the shareholders of OnHealth:

     - by mutual consent of Healtheon/WebMD and OnHealth

     - by either party, if the merger is not completed before October 31, 2000, unless that party is the cause of the failure of the merger to occur on or before that date

     - by either party, if there is any order of a court or governmental authority restraining, enjoining or prohibiting the completion of the merger or if any court or governmental authority fails to take action necessary to fulfill the conditions to completion of the merger

     - by Healtheon/WebMD, if the board of directors of OnHealth withdraws or modifies its recommendation of the adoption and approval of the merger agreement and merger in a manner adverse to Healtheon/WebMD, fails to convene its shareholders meeting for the purpose of voting on the merger within 30 days of the effectiveness of the registration statement or recommends to the shareholders of OnHealth an acquisition proposal

     - by Healtheon/WebMD if it is determined by the board of directors of Healtheon/WebMD after receipt of written advice from counsel that, as a result of developments in In the Matter of OnHealth Network Company before the SEC, there is a reasonable probability that there will be a material delay in the effectiveness of the registration statement filed, or contemplated to be filed, by Healtheon/WebMD with the SEC with respect to any transaction described in Rule 145(a) under the Securities Act of 1933, as amended, if the delay is not resolved to the reasonable satisfaction of Healtheon/WebMD within 20 days of notice to OnHealth

     - by either party, upon a breach of any representation, warranty, covenant or agreement of the other party.

TERMINATION FEES
(PAGE 57)

     Unless Healtheon/WebMD is then in breach of the merger agreement, OnHealth is obligated to pay a termination fee of $9 million if an alternate third party acquisition proposal exists related to:

     - a direct or indirect acquisition of 15% of OnHealth's voting securities

     - a merger or business combination with OnHealth

     - an acquisition or sale of more than 15% of OnHealth's assets

     - a transaction creating a minority interest in a subsidiary of OnHealth exceeding 15% of OnHealth's assets or

     - any liquidation or dissolution of OnHealth,

     and

     - the board of directors of OnHealth:

          -- adversely withdraws or modifies its approval or recommendation of the merger agreement and merger

          -- fails to convene the required shareholders' meeting to approve the merger agreement and merger or

          -- recommends or has resolved to recommend to OnHealth shareholders any of the alternate third party acquisition proposals, or

     - the OnHealth shareholders fail to adopt and approve the merger agreement and merger

ACCOUNTING TREATMENT OF THE MERGER
(PAGE 48)

     Healtheon/WebMD will account for the merger as a purchase for financial accounting purposes, in accordance with generally accepted accounting principles.

DISSENTERS' RIGHTS
(PAGES 49 THROUGH 51)

     OnHealth shareholders are entitled under Washington law to dissent from the merger and receive payment in cash for the fair value of their shares.

COMPARATIVE MARKET PRICE INFORMATION
(PAGE 60)

     Shares of both Healtheon/WebMD common stock and OnHealth common stock are listed on the Nasdaq National Market. On February 15, 2000, the last full trading day prior to the public announcement of the merger, Healtheon/WebMD's common stock closed at $68.625 per share, and OnHealth's common stock closed at $9.969 per share. On August 4, 2000, the last practicable trading day prior to the printing of this proxy statement/prospectus, Healtheon/WebMD's common stock closed at $12.875 per share, and OnHealth's common stock closed at $2.00 per share. We urge you to obtain current market quotations.

      SUMMARY SELECTED HISTORICAL AND SUMMARY SELECTED UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

     The following summary selected historical financial data of Healtheon/WebMD, Medical Manager and CareInsite have been derived from their respective historical financial statements and should be read in conjunction with the financial statements and the related notes, which are incorporated by reference in this proxy statement/ prospectus. No selected historical data for OnHealth is presented in this summary section in accordance with applicable regulations of the SEC. The selected unaudited pro forma condensed combined financial data of Healtheon/WebMD, Medical Manager and CareInsite are derived from the unaudited pro forma condensed combined financial information, which gives effect to the transactions as purchases, and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in or incorporated by reference into this prospectus/proxy statement.

     Healtheon/WebMD's fiscal year ends on December 31, while Medical Manager's and CareInsite's fiscal years end on June 30. Medical Manager's consolidated financial statements include its wholly owned subsidiaries and its majority owned consolidated subsidiary, CareInsite. The pro forma statement of operations for the year ended December 31, 1999 combine the statements of operations of Healtheon/WebMD and Medical Manager and give effect to Healtheon/WebMD's mergers with WebMD, Inc., MedE America Corporation, Greenberg News Networks, Inc., which is referred to as Medcast, Kinetra LLC and Envoy and its strategic alliance with The News Corporation Limited and to Medical Manager's acquisition of Physician Computer Network, Inc. as if the mergers had occurred as of January 1, 1999. The pro forma statement of operations for the three months ended March 31, 2000 combine the statements of operations of Healtheon/WebMD and Medical Manager and give effect to Healtheon/WebMD's mergers with Kinetra and Envoy and its strategic alliance with News Corporation and to Medical Manager's acquisition of Physician Computer Network as if these transactions had occurred as of January 1, 2000. Pro forma information regarding the OnHealth merger are not required to be reflected in this summary section in accordance with applicable regulations of the SEC.

     The unaudited pro forma condensed combined balance sheet data assumes that the Medical Manager and CareInsite mergers took place as of March 31, 2000 and combine Healtheon/WebMD's balance sheet, after giving effect to the acquisition of Envoy, and Medical Manager's balance sheet at that date.

     The total estimated purchase prices of the Medical Manager and CareInsite mergers have been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess over the net tangible assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair value of the assets acquired and liabilities assumed. The impact of any of these changes could be material.

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not indicative of the operating results or financial positions that would have actually occurred if the mergers, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial condition of the combined company.

                   HEALTHEON/WEBMD'S SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                             THREE MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,                       MARCH 31,
                                                     ----------------------------------------------------   ---------------------
                                                      1995       1996       1997       1998       1999        1999        2000
                                                     -------   --------   --------   --------   ---------   --------    ---------
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Revenue............................................  $ 2,175   $ 11,013   $ 13,390   $ 48,838   $ 102,149   $ 17,555    $  65,881
Cost of operations.................................    1,916      6,669     10,446     43,014      88,576     15,518       59,365
Development and engineering........................    2,446      8,332     12,267     19,002      29,669      7,041       11,574
Sales, general and administrative..................    1,749      8,400     10,096     24,715      82,315      8,901      100,526
Depreciation and amortization......................       --      4,153      6,004     16,055     193,067      5,225      338,710
                                                     -------   --------   --------   --------   ---------   --------    ---------
Total operating costs and expenses.................    6,111     27,554     38,813    102,786     393,627     36,685      510,175
                                                     -------   --------   --------   --------   ---------   --------    ---------
Loss from operations...............................   (3,936)   (16,541)   (25,423)   (53,948)   (291,478)   (19,130)    (444,294)
Other income (expense), net........................     (522)    (2,065)    (2,582)      (100)      3,486        561       12,829
Net loss...........................................  $(4,458)  $(18,606)  $(28,005)  $(54,048)  $(287,992)  $(18,569)   $(431,465)
                                                     =======   ========   ========   ========   =========   ========    =========
Basic and diluted net loss per common share........  $ (0.85)  $  (2.83)  $  (3.88)  $  (1.54)  $   (3.58)  $  (0.30)   $   (2.47)
                                                     =======   ========   ========   ========   =========   ========    =========

                                                                                                                       AS OF
                                                                               AS OF DECEMBER 31,                    MARCH 31,
                                                              ----------------------------------------------------   ----------
                                                                1995       1996      1997      1998        1999         2000
                                                              --------   --------   -------   -------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  9,386   $  7,539   $21,804   $36,817   $  291,286   $1,160,682
Working capital.............................................     7,244      2,505    14,790    27,934      216,304    1,108,479
Total assets................................................    10,801     34,407    53,747    79,940    4,242,462    5,748,267
Long-term obligations, net of current portion...............        --      1,210       932     2,984      121,489      121,409
Convertible redeemable preferred stock......................    16,029     39,578    50,948        --           --           --
Stockholders' equity (net capital deficiency)...............    (7,698)   (14,553)   (9,930)   59,413    3,973,672    5,487,166

                   MEDICAL MANAGER'S SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                               NINE MONTHS ENDED
                                                                       YEARS ENDED JUNE 30,                        MARCH 31,
                                                        ---------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                        -------   --------   --------   --------   --------   --------   --------
HISTORICAL STATEMENTS OF OPERATIONS DATA:
Net revenues                                            $91,779   $116,063   $135,623   $216,609   $296,096   $213,007   $264,808
Income (loss) from continuing operations before
  provision for income taxes..........................    6,734     19,569    (18,516)    36,626     30,955     23,024     11,136
Provision for income taxes............................      483      4,862      2,844     13,706     12,311      8,661     12,742
                                                        -------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing operations..............    6,251     14,707    (21,360)    22,920     18,644   $ 14,363   $ (1,606)
Income from discontinued operations...................   15,459         --         --         --         --         --         --
                                                        -------   --------   --------   --------   --------   --------   --------
        Net income (loss).............................  $21,710   $ 14,707   $(21,360)  $ 22,920   $ 18,644   $ 14,363   $ (1,606)
                                                        =======   ========   ========   ========   ========   ========   ========
Net income (loss) per share -- basic
  Continuing operations...............................  $  0.28   $   0.64   $  (0.90)  $   0.72   $   0.54   $   0.42   $  (0.04)
  Discontinued operations.............................     0.68         --         --         --         --         --         --
                                                        -------   --------   --------   --------   --------   --------   --------
        Net income (loss) per share -- basic..........  $  0.96   $   0.64   $  (0.90)  $   0.72   $   0.54   $   0.42   $  (0.04)
                                                        =======   ========   ========   ========   ========   ========   ========
Net income (loss) per share -- diluted
  Continuing operations...............................  $  0.26   $   0.60   $  (0.90)  $   0.67   $   0.50   $   0.39   $  (0.04)
  Discontinued operations.............................     0.66         --         --         --         --         --         --
                                                        -------   --------   --------   --------   --------   --------   --------
Net income (loss) per share -- diluted................  $  0.92   $   0.60   $  (0.90)  $   0.67   $   0.50   $   0.39   $  (0.04)
                                                        =======   ========   ========   ========   ========   ========   ========

                                                                                    JUNE 30,                         MARCH 31,
                                                              ----------------------------------------------------   ----------
                                                                1995       1996       1997       1998       1999        2000
                                                              --------   --------   --------   --------   --------   ----------
HISTORICAL BALANCE SHEET DATA:
Working capital.............................................  $104,478   $166,241   $ 89,769   $160,465   $235,029   $  147,054
Total assets................................................   204,655    221,375    407,004    517,646    818,196    1,061,906
Long term debt, net of current portion......................     2,315      2,634    168,119    162,960    170,041       14,241
Stockholders' equity........................................   170,724    185,762    190,374    291,677    485,343      756,614

                      CAREINSITE'S SELECTED FINANCIAL DATA
                         (A DEVELOPMENT STAGE COMPANY)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   AVICENNA SYSTEMS CORPORATION
                                       PREDECESSOR BUSINESS                            CAREINSITE
                           --------------------------------------------   -------------------------------------
                            PERIOD FROM
                             INCEPTION                                     PERIOD FROM
                           (SEPTEMBER 20,                   JANUARY 1,      INCEPTION
                           1994) THROUGH     YEAR ENDED    1996 THROUGH   (DECEMBER 24,   YEARS ENDED JUNE 30,
                            DECEMBER 31,    DECEMBER 31,   DECEMBER 23,   1996) THROUGH   ---------------------
                                1994            1995           1996       JUNE 30, 1997     1998        1999
                           --------------   ------------   ------------   -------------   ---------   ---------
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
Revenue..................      $   --          $   --        $    20        $     --      $     --    $  1,364
Loss from operations.....         (32)           (167)        (3,298)        (42,366)      (10,382)    (23,061)
Net loss applicable to
  common stockholders....         (32)           (167)        (3,539)        (42,357)      (10,335)    (22,798)
Basic and diluted net
  loss per common
  share..................      $(0.08)         $(0.44)       $ (9.34)       $  (0.85)     $  (0.21)   $  (0.40)


                                        CAREINSITE
                           ------------------------------------
                                                   CUMULATIVE
                                                 FROM INCEPTION
                            NINE MONTHS ENDED    (DECEMBER 24,
                                MARCH 31,        1996) THROUGH
                           -------------------     MARCH 31,
                             1999       2000          2000
                           --------   --------   --------------
HISTORICAL STATEMENTS OF
  OPERATIONS DATA:
Revenue..................  $    213   $  4,809     $   6,173
Loss from operations.....   (15,591)   (49,303)     (125,112)
Net loss applicable to
  common stockholders....   (15,481)   (19,857)      (95,347)
Basic and diluted net
  loss per common
  share..................  $  (0.29)  $  (0.28)    $   (1.69)

                                                         AVICENNA SYSTEMS CORPORATION                   CAREINSITE
                                                             PREDECESSOR BUSINESS        ----------------------------------------
                                                         -----------------------------             JUNE 30,
                                                         DECEMBER 31,    DECEMBER 23,    ----------------------------   MARCH 31,
                                                             1995            1996         1997      1998       1999       2000
                                                         -------------   -------------   -------   -------   --------   ---------
HISTORICAL BALANCE SHEET DATA:
Working capital........................................     $  998          $(1,257)     $(1,592)  $   775   $114,837   $ 62,265
Total assets...........................................      1,201            1,263        3,476    10,883    179,953    289,437
Long-term obligations, net of current portion..........         --               --           --        --         --      3,644
Redeemable securities..................................         --               --           --        --         --     41,342
Total stockholders' equity (net capital deficiency)....       (206)          (3,744)       1,566     7,798    173,424    219,482

                  HEALTHEON/WEBMD SELECTED UNAUDITED PRO FORMA
                      CONDENSED COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED
                                                              DECEMBER 31,   THREE MONTHS ENDED
                                                                  1999         MARCH 31, 2000
                                                              ------------   ------------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA:
Revenue.....................................................  $   811,168        $ 224,451
Loss from operations........................................   (3,408,900)        (875,195)
Net loss applicable to common stockholders..................   (3,527,814)        (856,527)
Basic and diluted net loss per common share.................  $    (10.84)       $   (2.47)

                                                                 AS OF
                                                               MARCH 31,
                                                                 2000
                                                              -----------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   874,527
Working capital.............................................      804,819
Total assets................................................   11,121,659
Long-term obligations, net of current portion...............      200,503
Total stockholders' equity..................................   10,537,146

------------------

(1) For detailed information see "Unaudited pro forma condensed combined financial information" on page 61.

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following presents historical and unaudited pro forma per share data for the Medical Manager and CareInsite mergers. No comparative data for OnHealth is presented in accordance with applicable regulations of the SEC.

MEDICAL MANAGER MERGER:

     The following table sets forth:

      - historical net loss per share and historical net tangible book value per share data of Healtheon/WebMD

      - historical net income (loss) per share and historical net tangible book value per share of Medical Manager

      - unaudited pro forma combined net loss per share and unaudited pro forma combined net tangible book value per share data of Healtheon/WebMD after giving effect to the Medical Manager and CareInsite mergers.

     The information in the table should be read in conjunction with the historical financial statements of Healtheon/WebMD, Medical Manager and CareInsite and the related notes incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the mergers been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                                                      PRO FORMA
                                                                                                     COMBINED OF
                                                                         HISTORICAL               ------------------
                                                              ---------------------------------    HEALTHEON/WEBMD
                                                              HEALTHEON/WEBMD   MEDICAL MANAGER   MEDICAL MANAGER(4)
                                                              ---------------   ---------------   ------------------
Net income (loss) per share for the year ended December 31,
  1999 and June 30, 1999 for Healtheon/WebMD and Medical
  Manager, respectively:
  Basic.....................................................      $(3.58)           $ 0.54             $(10.84)
  Diluted...................................................       (3.58)             0.50              (10.84)
Equivalent pro forma net loss per share for the year ended
  December 31, 1999.........................................                                            (27.10)(3)
Net loss per share for the three months ended March 31,
  2000:
  Basic and diluted.........................................       (2.47)            (0.25)              (2.47)
Equivalent pro forma net loss per share for the three months
  ended March 31, 2000......................................                                             (6.18)(3)
Book value per share at March 31, 2000:.....................        9.47(1)           7.21(1)             4.85(2)
Equivalent pro forma book value per share at March 31,
  2000......................................................                                             12.13(3)

---------------

(1) Historical net tangible book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of Healtheon/WebMD common stock which would have been outstanding had the mergers been consummated as of March 31, 2000.

(3) The Medical Manager equivalent pro forma combined per share amounts are calculated by multiplying the pro forma condensed combined per share amounts by the exchange ratio of 2.5 shares of Healtheon/WebMD common stock for each share of Medical Manager common stock.

(4) Medical Manager's consolidated financial statements include CareInsite.

For detailed information see unaudited pro forma condensed combined financial information on page 61.

CAREINSITE MERGER:

     The following table sets forth:

      - historical net loss per share and historical net tangible book value per share data of Healtheon/WebMD

      - historical net loss per share and historical net tangible book value per share of CareInsite

      - unaudited pro forma combined net loss per share and unaudited pro forma combined net tangible book value per share data of Healtheon/WebMD after giving effect to the Medical Manager and CareInsite mergers.

     The information in the table should be read in conjunction with the historical financial statements of Healtheon/WebMD, Medical Manager and CareInsite and the related notes incorporated by reference in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is not necessarily indicative of the net loss per share or book value per share that would have been achieved had the mergers been consummated as of the beginning of the periods presented and should not be construed as representative of these amounts for any future dates or periods.

                                                                                                 PRO FORMA
                                                                                                COMBINED OF
                                                                       HISTORICAL            ------------------
                                                              ----------------------------    HEALTHEON/WEBMD
                                                              HEALTHEON/WEBMD   CAREINSITE   MEDICAL MANAGER(4)
                                                              ---------------   ----------   ------------------
Net loss per share for the year ended December 31, 1999 and
  June 30, 1999 for Healtheon/WebMD and CareInsite,
  respectively:
  Basic and diluted.........................................      $(3.58)         $(0.40)         $(10.84)
Equivalent pro forma net loss per share for the year ended
  December 31, 1999.........................................                                       (14.09)(3)
Net loss per share for the three months ended March 31,
  2000:
  Basic and diluted.........................................       (2.47)          (0.34)           (2.47)
Equivalent pro forma net loss per share for the three months
  ended March 31, 2000......................................                                        (3.21)(3)
Book value per share at March 31, 2000:.....................        9.47(1)         0.49(1)          4.85(2)
Equivalent pro forma book value per share at March 31,
  2000......................................................                                         6.31(3)

---------------

(1) Historical net tangible book value per share is computed by dividing stockholders' equity less goodwill and other intangible assets by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity less goodwill and other intangible assets, including the effect of pro forma adjustments, by the pro forma number of shares of Healtheon/WebMD common stock which would have been outstanding had the mergers been consummated as of March 31, 2000.

(3) The CareInsite equivalent pro forma combined per share amounts are calculated by multiplying the pro forma condensed combined per share amounts by the exchange ratio of 1.3 shares of Healtheon/WebMD common stock for each share of CareInsite common stock not owned directly or indirectly by Medical Manager.

(4) Medical Manager's consolidated financial statements include CareInsite.

For detailed information see unaudited pro forma condensed combined financial information on page 61.

                                  RISK FACTORS

     Shareholders of OnHealth voting in favor of the merger will be choosing to invest in Healtheon/WebMD common stock. An investment in Healtheon/WebMD common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

                     RISKS RELATING TO THE PROPOSED MERGER

THE MARKET VALUE OF THE MERGER CONSIDERATION MAY FLUCTUATE PRIOR TO AND FOLLOWING THE MERGER AND HEALTHEON/WEBMD'S STOCK PRICE COULD BE VOLATILE FOLLOWING THE MERGER

     OnHealth shareholders are not assured of receiving consideration in the merger with a set market value or a maximum or minimum market value. If the merger is completed, each share of OnHealth common stock will be converted into
0.189435 shares of Healtheon/WebMD common stock. No adjustment will be made to the number of shares of Healtheon/WebMD common stock to be received by OnHealth shareholders in the event of any increase or decrease in the market prices per share of Healtheon/WebMD common stock or OnHealth common stock.

     The market prices of Healtheon/WebMD common stock and OnHealth common stock when the merger takes place may vary from the market prices at the date of this proxy statement/prospectus or the date of the shareholders' meeting.

     - On February 15, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing market prices per share of Healtheon/WebMD common stock and OnHealth common stock were $68.625 and $9.969, respectively.

     - On August 4, 2000, the last practicable date prior to the printing of this proxy statement/prospectus, the closing market prices per share of Healtheon/WebMD common stock and OnHealth common stock were $12.875 and $2.00, respectively.

     - During the twelve-month period ending on August 4, 2000, the last practicable date prior to the printing of this proxy statement/prospectus, the closing market price of Healtheon/WebMD common stock varied from a low of $12.4375 per share to a high of $71.0625 per share, and the closing market price of OnHealth common stock varied from a low of $1.875 per share to a high of $12.5625 per share.

     Changes in market prices of Healtheon/WebMD or OnHealth common stock may result from, among other things:

     - quarter-to-quarter variations in operating results

     - operating results being less than analysts' estimates

     - changes in analysts' earnings estimates

     - announcements of new technologies, products and services or pricing policies by Healtheon/WebMD or its competitors

     - announcements of acquisitions or strategic partnerships by Healtheon/WebMD or its competitors

     - developments in existing customer or strategic relationships

     - actual or perceived changes in Healtheon/WebMD's business strategy

     - sales of large amounts of the common stock of Healtheon/WebMD or OnHealth

     - changes in market conditions in the Internet and healthcare industries

     - changes in prospects for healthcare reform

     - changes in general economic conditions

     - fluctuations in the securities markets in general.

     The market value of the Healtheon/WebMD common stock may be volatile after the merger is completed for the reasons described above.

     In addition, the trading price of Internet and healthcare information technology stocks in general, and Healtheon/WebMD in particular, has experienced extreme price and volume fluctuations in recent months. These fluctuations often may be unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the prospects of these companies, as well as other broad market and industry factors, may result in decreases in the price of Healtheon/WebMD common stock.

HEALTHEON/WEBMD WILL FACE TECHNICAL AND OPERATIONAL CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING ONHEALTH

     The merger involves risks related to the integration and management of acquired technology, operations and personnel. Following the merger, Healtheon/WebMD must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. Healtheon/WebMD may encounter difficulties, costs and delays involved in integrating the operations of Healtheon/WebMD and OnHealth, including as a result of:

     - potential incompatibility of business cultures

     - potential conflicts among or loss of sponsor, advertising or strategic relationships

     - the loss of key employees

     - diversion of management's attention from other ongoing business concerns.

HEALTHEON/WEBMD'S BUSINESS MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER

     The success of the merger will depend, in part, on the ability of Healtheon/WebMD to realize the anticipated synergies and growth opportunities from combining the businesses of Healtheon/WebMD with the business of OnHealth. Even if Healtheon/WebMD is able to integrate the business operations of the companies successfully, Healtheon/WebMD cannot assure you that this integration will result in the realization of the full benefits expected from the merger or that these benefits will be achieved within the time frame that are currently expected.

               RISKS RELATING TO THE COMBINED COMPANY'S BUSINESS

HEALTHEON/WEBMD AND ONHEALTH HAVE INCURRED AND HEALTHEON/WEBMD MAY CONTINUE TO INCUR SUBSTANTIAL LOSSES

     Healtheon/WebMD began operations in January 1996 and has incurred net losses from operations in each fiscal period since its inception. OnHealth was formed in 1990 and has incurred net losses from operations in each fiscal year since inception. As of March 31, 2000, and assuming completion by Healtheon/WebMD of its acquisitions of Medical Manager and CareInsite as of that date, Healtheon/WebMD and OnHealth combined had accumulated net losses of approximately $920 million. In addition, Healtheon/WebMD currently intends to invest heavily in infrastructure development, applications development and sales and marketing in order to deploy its services to a growing number of potential customers and strategic partners. Moreover, if the OnHealth merger and the Medical Manager and CareInsite mergers occur, the purchase price of these acquisitions will be amortized over the useful life of the tangible and intangible assets. As of March 31, 2000, Healtheon/WebMD had approximately $3.8 billion of unamortized goodwill and other intangible assets reflected on its financial statements as a result of previous acquisitions.

     Although Healtheon/WebMD anticipates synergies and growth opportunities resulting from the acquisitions of OnHealth, Medical Manager and CareInsite and elimination of duplicative costs currently being incurred by the parties to the transactions, Healtheon/WebMD cannot give you assurances that these synergies, growth opportunities or cost savings will be achieved in the amounts or time frames currently anticipated. Failure to realize these benefits may adversely affect Healtheon/WebMD's ability to achieve profitability.

HEALTHEON/WEBMD'S BUSINESS MODEL IS UNPROVEN, AND HEALTHEON/WEBMD MAY NOT ACHIEVE FAVORABLE OPERATING RESULTS

     Healtheon/WebMD's business model is evolving, and Healtheon/WebMD's revenue and profit potential is unproven. Healtheon/WebMD currently derives a significant portion of its revenue from non-Internet network services, management and consulting services and management and operation of some of its customers' information technology infrastructures. Healtheon/WebMD's profitability depends upon its ability to migrate provider and payer customers to its Internet-based transaction services, building its online physician subscriber base, increasing traffic to its web site and generating e-commerce revenue from the sale of healthcare products or services over the Internet.

     The provision of services over the Internet to the healthcare industry is a developing business that is inherently riskier than businesses in industries where companies have established operating histories. If Healtheon/WebMD's Internet-based services do not achieve or sustain broad market acceptance among participants in the healthcare industry, its business, results of operations and financial condition will be significantly harmed, and Healtheon/WebMD may never achieve favorable operating results.

HEALTHEON/WEBMD'S QUARTERLY OPERATING RESULTS MAY VARY, WHICH COULD AFFECT THE MARKET PRICE OF HEALTHEON/WEBMD'S COMMON STOCK

     Healtheon/WebMD's operating results have varied on a quarterly basis during its limited operating history, and Healtheon/WebMD expects to experience significant fluctuations in future quarterly operating results. These fluctuations have been and may in the future be caused by numerous factors, many of which are outside of Healtheon/WebMD's control, including, but not limited to:

     - market acceptance of and demand for Healtheon/WebMD's products and services

     - Healtheon/WebMD's ability to attract and retain payer and provider customers and subscribers

     - expenses relating to acquisitions and strategic partnerships

     - usage of the Internet and Healtheon/WebMD's ability to maintain and increase traffic on its web site

     - Healtheon/WebMD's ability to continue to develop and extend its brand

     - Healtheon/WebMD's ability to effectively integrate the operations and technologies of acquired businesses with its operations

     - introduction and timing of new products and services or enhancements by Healtheon/WebMD or its competitors

     - capacity constraints and dependencies on computer infrastructure

     - economic conditions affecting the Internet or healthcare industries

     - general economic conditions.

     Fluctuations in Healtheon/WebMD's quarterly results could adversely affect the market price of its common stock in a manner unrelated to its long-term operating performance. Healtheon/WebMD will base its expense levels in part upon its expectations concerning future revenue, and these expense levels will be relatively fixed in the short term. If Healtheon/WebMD has lower revenue, it may not be able to respond by reducing spending in the short term. Any shortfall in revenue would have a direct impact on Healtheon/WebMD's results of operations. As a result, Healtheon/WebMD believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indicator of future performance. For these and other reasons, it is likely that in some future quarter or quarters Healtheon/WebMD may not meet the earnings estimates of securities analysts or investors, which would materially and adversely affect its stock price.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF IT FAILS TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES AND TECHNOLOGIES

     Healtheon/WebMD has in the past acquired, and, in addition to the pending mergers with OnHealth, Medical Manager and CareInsite, may in the future acquire, businesses, technologies, services, product lines or content databases. For example, Healtheon/WebMD completed its mergers with WebMD, MedE America and Medcast, in November 1999 and its acquisitions of Kinetra in January 2000 and Envoy in May 2000. Healtheon/WebMD entered into agreements in the first quarter of 2000 to acquire Medical Manager and CareInsite. The completion of the Medical Manager and CareInsite mergers is subject to regulatory approval and other customary closing conditions. Healtheon/WebMD expects to complete the Medical Manager and CareInsite mergers in the third quarter of 2000. We cannot assure you that any of the pending mergers will be completed in a timely manner, if at all.

     Healtheon/WebMD is in the process of completing the integration and consolidation of the operations, products and services, technologies and personnel of WebMD, MedE America, Medcast, Kinetra and Envoy. Healtheon/WebMD will need to integrate and consolidate the operations, products and services, technologies and personnel of OnHealth, Medical Manager and CareInsite upon its completion of these pending mergers. Healtheon/WebMD cannot guarantee that any acquired businesses will be successfully integrated with its operations in a timely manner, or at all. The successful integration of the acquired businesses into Healtheon/WebMD's operations is critical to its future performance. Failure to successfully integrate acquired businesses or to achieve operating synergies could have a material adverse effect on Healtheon/WebMD's business, financial condition and results of operation.

     Integrating any newly acquired organizations and technologies in the future could be expensive, time consuming and may strain Healtheon/WebMD's resources. Healtheon/WebMD's pending and any future acquisitions could divert management's attention from other business concerns and expose Healtheon/WebMD to unforeseen liabilities or risks associated with entering new markets. In addition, Healtheon/WebMD may lose key employees while integrating these new companies. Healtheon/WebMD may also lose its relationships with payers, providers and strategic partners if any acquired companies have relationships with competitors of these payers, providers and strategic partners.

     Challenges to the successful integration of acquired businesses include, but are not limited to:

     - centralization and consolidation of financial, operational and administrative functions

     - integration of platforms, networks and service centers

     - ability to cross-sell products and services to payers and providers with which Healtheon/WebMD has established relationships and those with which acquired companies have established relationships

     - integration of healthcare transaction processing services not currently offered via the Internet with Healtheon/WebMD's Internet-based platform

     - integration and retention of personnel

     - potential conflicts in payer, provider, strategic partner, sponsor or advertising relationships

     - coordination of geographically diverse organizations

     - compliance with regulatory requirements.

     Consequently, Healtheon/WebMD may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. Healtheon/WebMD also cannot guarantee that these acquisitions will result in sufficient revenues or earnings to justify its investment in, or expenses related to, these acquisitions or that any synergies will develop.

ACQUISITIONS AND STRATEGIC RELATIONSHIPS COULD RESULT IN THE DILUTION OF HEALTHEON/WEBMD'S STOCKHOLDERS

     Healtheon/WebMD intends to pay for some of its acquisitions and strategic relationships by issuing additional common stock, which could dilute its stockholders. Future acquisitions could also result in the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm Healtheon/WebMD's business. Future acquisitions may require Healtheon/WebMD to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, the financing may be dilutive. Healtheon/WebMD cannot guarantee that these acquisitions or strategic relationships will generate or result in sufficient revenues or earnings to justify the dilution which could occur.

HEALTHEON/WEBMD EXPECTS TO DEVOTE SIGNIFICANT RESOURCES TO INTEGRATING APPLICATIONS THAT ARE NOT INTERNET-ENABLED

     Some of Healtheon/WebMD's applications, including Envoy's EDI transaction processing services, were acquired by Healtheon/WebMD and are not Internet-enabled. Healtheon/WebMD intends to integrate many of these applications, as well as the applications that it will acquire upon completion of the mergers with Medical Manager and CareInsite, with its Internet-based platform and WebMD Practice product and to consolidate its transaction networks. Integrating these applications and platforms may be expensive and may divert Healtheon/WebMD's attention from other activities.

MANAGING HEALTHEON/WEBMD'S GROWTH MAY STRAIN ADMINISTRATIVE, TECHNICAL AND FINANCIAL RESOURCES

     Healtheon/WebMD has rapidly and significantly expanded its operations recently and expects to continue to do so. Healtheon/WebMD's growth has been accomplished primarily through acquisitions, including Healtheon/WebMD's mergers with WebMD, MedE America, Medcast and Envoy. Healtheon/WebMD expects that future growth may also be accomplished through internal expansion. This past and future growth has placed and will continue to place a significant strain on Healtheon/WebMD's managerial, operational, financial and other resources. If Healtheon/WebMD is unable to respond to and manage this expected growth, then the quality of its services and its results of operations could be materially adversely affected.

     Healtheon/WebMD's current information systems, procedures and controls may not continue to support its operations, and may hinder its ability to exploit the market for healthcare applications and services. Healtheon/ WebMD is in the process of completing the integration of its accounting and management information systems following the mergers of Healtheon Corporation, WebMD, MedE America and Medcast in November 1999 and Healtheon/WebMD's acquisitions of Kinetra in January 2000 and Envoy in May 2000 and will need to integrate the systems of OnHealth and the systems of Medical Manager and CareInsite, if those mergers are completed. Healtheon/WebMD could experience interruptions to its internal information systems while Healtheon/WebMD transitions to new systems. Healtheon/WebMD cannot guarantee that its systems, procedures and controls will be adequate to support expansion of its operations.

HEALTHEON/WEBMD'S ABILITY TO GENERATE REVENUE WILL SUFFER IF IT DOES NOT QUICKLY EXPAND ITS SUITE OF APPLICATIONS AND SERVICE OFFERINGS

     Healtheon/WebMD currently offers a limited number of applications on its Internet-based platform and some of its service offerings are not fully developed or launched. Healtheon/WebMD must quickly introduce new applications and services and improve the functionality of its existing services in a timely manner in order to attract and retain subscribers and consumers and payer and provider customers. Healtheon/WebMD expects that its advertising revenue will be dependent on the level of usage of its services by subscribers and consumers, and believes that levels of usage will not increase unless it improves functionality of its service offerings and increases payer connectivity.

     Healtheon/WebMD relies on a combination of internal development, strategic relationships, licensing and acquisitions to develop these applications and services. Each of Healtheon/WebMD's applications, regardless of how it was developed, must be integrated and customized to operate with the existing legacy computer systems of payer and provider customers and Healtheon/WebMD's platform. Healtheon/WebMD is currently in the process of migrating many of its acquired applications and products and services to its Internet-based platform. Developing, integrating and customizing these applications and services will be time consuming, and these applications and services may never achieve market acceptance, which could also cause Healtheon/WebMD's business to suffer.

HEALTHEON/WEBMD IS DEPENDENT ON STRATEGIC RELATIONSHIPS TO GENERATE SOME OF ITS REVENUE

     Healtheon/WebMD's ability to generate revenue will suffer if it cannot establish and maintain strategic relationships

     Healtheon/WebMD must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. Healtheon/WebMD has entered into strategic relationships with leading online and media distribution and healthcare partners. Healtheon/WebMD's strategic relationships are critical to its success because Healtheon/WebMD believes that these relationships will enable Healtheon/WebMD to enhance its brand, increase the number of transactions processed over its platform, generate traffic on its web site and capitalize on additional distribution and revenue opportunities. Healtheon/WebMD expects that it will face intensified competition for strategic relationships. Healtheon/WebMD may not be able to establish commercial acceptance of its platform, applications and services unless it maintains its existing strategic relationships and establishes and maintains additional strategic relationships in the future.

     Healtheon/WebMD shares revenue with its strategic partners and will incur significant expense in connection with its strategic relationships, and this expense may exceed the net revenue these relationships generate

     Healtheon/WebMD intends to use a significant amount of cash to fund branding and advertising, including promotional arrangements with its strategic partners. At March 31, 2000, Healtheon/WebMD estimated that it will make the following aggregate guaranteed payments under its current relationships with its strategic partners in the calendar years indicated:

YEAR ENDED DECEMBER 31,                                          AMOUNT
-----------------------                                       -------------
2000........................................................  $78.3 million
2001........................................................   82.6 million
2002........................................................   51.4 million
2003........................................................   34.4 million
2004........................................................    8.8 million

     Healtheon/WebMD has agreed to share some of its transaction processing, advertising, carriage fee and e-commerce revenues, net of specified costs applicable to the particular revenue category, with Microsoft and DuPont for their sponsorship of physician subscriptions to WebMD Practice and with several physician practice management system vendors who have agreed to promote Healtheon/WebMD's services to their physician customers. This revenue sharing applies only to the extent the revenues are derived from Microsoft- or DuPont-sponsored physicians or from physicians subscribing to the particular vendor's practice management system. The percentage of revenue shared varies from contract to contract and based on the type of revenue generated.

     Healtheon/WebMD may enter into additional promotional arrangements with current and future strategic partners that may require it to pay consideration in amounts that significantly exceed the amounts Healtheon/ WebMD is required to pay under its current arrangements. These guaranteed payments and promotional and other arrangements may require Healtheon/WebMD to share revenue or incur significant expenses. Healtheon/WebMD cannot give you assurances that it will generate sufficient revenue from these arrangements to offset these expenses, in particular after Healtheon/WebMD shares some of its net revenue with its strategic partners. Failure to do so could have a material adverse effect on Healtheon/WebMD.

     Healtheon/WebMD invests in some of its strategic partners, many of which are in early stages of development

     Healtheon/WebMD has made equity investments in some of its strategic partners. In many instances, these investments are in the form of illiquid securities of private companies engaged in e-Health and are made in conjunction with the parties entering into a strategic agreement. Typically, these strategic partners enter into agreements that obligate them to purchase advertising or other services from Healtheon/WebMD. These companies are typically in an early stage of development and may be expected to incur substantial losses and may not generate sufficient revenue to pay the advertising and e-commerce fees due Healtheon/WebMD. In addition, due to recent market volatility, some of these companies may alter any plans to go public, and others that have gone public may experience significant decreases in the trading prices of their common stock adversely affecting the value of Healtheon/WebMD's investments.

     Healtheon/WebMD has granted exclusive rights to strategic partners

     Healtheon/WebMD has agreed that some of its strategic partners will be its exclusive providers of some of its applications and content. For example, Healtheon/WebMD has entered into strategic agreements with e-commerce companies to be its exclusive partners supplying online pharmacy services and medical supplies and to be its exclusive providers of various categories of content and services. These agreements may limit Healtheon/WebMD's access to other applications and content it might otherwise be able to make available to subscribers and consumers or to payer and provider customers. Healtheon/WebMD's inability to offer other applications and content could cause its business to suffer.

     In addition, Healtheon/WebMD has granted exclusive rights to strategic partners which restrict its ability to pursue some business opportunities. For example, in connection with the acquisition of Envoy from Quintiles Transnational Corp., Healtheon/WebMD granted to Quintiles the exclusive license to use some of the de-identified data available to Healtheon/WebMD by virtue of Healtheon/WebMD's transaction services and some exclusive rights in the pharmaceutical market.

HEALTHEON/WEBMD'S ABILITY TO GENERATE REVENUE WILL SUFFER IF IT CANNOT ATTRACT AND RETAIN SUBSCRIBERS

     Healtheon/WebMD must attract and retain subscribers to WebMD Practice, its physician portal, in order to generate subscription revenue. In addition, Healtheon/WebMD's ability to generate advertising revenue and transaction revenue will be dependent on the number of subscribers and level of usage by those subscribers of Healtheon/WebMD's Internet-based services, including its administrative transaction and clinical information services. Healtheon/WebMD cannot guarantee that it will be able to attract new or retain existing subscribers. In particular, Healtheon/WebMD cannot guarantee that it will retain subscribers whose subscriptions are initially paid for by Healtheon/WebMD's strategic partners once those subscribers are required to pay for their subscriptions themselves or that these subscribers will actually use its services.

IF HEALTHEON/WEBMD IS UNABLE TO GENERATE SIGNIFICANT ADVERTISING REVENUE, ITS FUTURE RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED

     Healtheon/WebMD derives a portion of its revenue from advertising activities. Advertising revenue is generally derived from short-term advertising contracts in which Healtheon/WebMD typically guarantees a minimum number of impressions or pages to be delivered over a specified period of time for a fixed fee. Advertising revenue may also include barter transactions, which are exchanges by Healtheon/WebMD of advertising space on its web site for goods and services from strategic partners and which might not generate any cash receipts.

     The Internet advertising market is new and rapidly evolving, and no standards have been widely accepted to measure its effectiveness as compared to traditional media advertising. If no standards develop, existing advertisers may not continue their current level of Internet advertising, and advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Internet. Moreover, filter software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising. Healtheon/WebMD's business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

     Various pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard, thereby making it difficult to project Healtheon/WebMD's future advertising rates and revenues. The level of traffic on Healtheon/WebMD's web site is likely to be a factor in determining advertising rates. Healtheon/WebMD cannot predict whether those of its subscribers whose subscriptions are paid for by its strategic partners will actually use Healtheon/WebMD's services. In addition, there can be no assurances that Healtheon/WebMD will continue to generate significant revenue from its advertising activities.

LENGTHY SALES AND IMPLEMENTATION CYCLES FOR HEALTHEON/WEBMD'S APPLICATIONS COULD ADVERSELY AFFECT ITS ABILITY TO GENERATE REVENUE

     A key element of Healtheon/WebMD's strategy is to market its solutions directly to large healthcare organizations. Healtheon/WebMD will be unable to control many of the factors that will influence the buying decisions of these organizations. Healtheon/WebMD expects that the sales and implementation process will be lengthy and will involve a significant technical evaluation and commitment of capital and other resources by its customers. The sale and implementation of Healtheon/WebMD's solutions are subject to delays due to its payer and provider customers' internal budgets and procedures for approving large capital expenditures and deploying new technologies within their networks.

     Healtheon/WebMD will need to expend substantial resources to integrate its applications with the existing legacy and client-server architectures of large healthcare organizations. Healtheon/WebMD has limited experience in integrating its applications with large, complex architectures, and it may experience delays in the integration process. These delays would, in turn, delay Healtheon/WebMD's ability to generate revenue from these applications and could adversely affect its results of operations.

HEALTHEON/WEBMD'S BUSINESS WILL SUFFER IF HEALTHCARE INDUSTRY PARTICIPANTS DO NOT ACCEPT INTERNET SOLUTIONS

     Healtheon/WebMD's business model depends on the adoption of Internet solutions by providers, patients, payers and other healthcare industry participants. Healtheon/WebMD's ability to generate revenues could suffer dramatically if Internet solutions are not accepted or not perceived to be effective.

     The adoption of Internet solutions by healthcare participants will require the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of Healtheon/WebMD's platform, healthcare participants must be willing to allow sensitive information to be stored in Healtheon/WebMD's databases and to conduct healthcare transactions over the Internet. There can be no assurance that healthcare participants will accept Internet solutions in a timely manner or at all.

FAILURE TO CONTINUE TO EXPAND AND ADAPT HEALTHEON/WEBMD'S PLATFORM TO ACCOMMODATE INCREASED USAGE COULD MAKE IT DIFFICULT TO SUCCESSFULLY IMPLEMENT ITS INTERNET-BASED SERVICES

     To successfully implement its Internet-based services, Healtheon/WebMD must continue to expand and adapt its platform and transaction networks to accommodate additional users, increased transaction volumes and changing customer requirements. Healtheon/WebMD's infrastructure may not accommodate increased use while maintaining acceptable overall performance. To date, Healtheon/WebMD has processed a limited number and variety of Internet-based transactions. In addition, Healtheon/WebMD's Internet-based products and services have only been used by a limited number of physicians and healthcare consumers. An unexpectedly large increase in the volume of traffic on Healtheon/WebMD's web site, the number of physicians using WebMD Practice or transactions processed over Healtheon/WebMD's networks may require Healtheon/WebMD to expand and further upgrade its platform. This expansion could be expensive and could divert Healtheon/WebMD's attention from other activities.

PERFORMANCE PROBLEMS WITH HEALTHEON/WEBMD'S SYSTEMS COULD DAMAGE ITS BUSINESS

     Healtheon/WebMD's payer and provider customer satisfaction and its business could be harmed if Healtheon/ WebMD or its customers experience system delays, failures or loss of data. Healtheon/WebMD currently processes its payer and provider transactions and data at its facilities and relies on a data center operated by a third party to perform transaction processing for Envoy's EDI business, other than real-time EDI transaction processing. This data center is located in Tampa, Florida and is operated by GTE Data Services Incorporated, with whom Envoy has contracted for these processing services. Healtheon/WebMD assumed this contract upon its acquisition of Envoy. Envoy relies primarily on this facility to process batch claims and other medical EDI transaction sets. Envoy's contract with GTE requires GTE to maintain continuous processing capability and a "hot site" disaster recovery system. Healtheon/WebMD has a contingency plan for emergencies with its systems; however, it has limited backup facilities to process information if these facilities are not functioning. The occurrence of a major catastrophic event or other system failure at any of Healtheon/WebMD's facilities or at the GTE facility could interrupt data processing or result in the loss of stored data, which could have an adverse impact on Healtheon/

WebMD's business. While Healtheon/WebMD has general liability insurance that it believes is adequate, including coverage for errors and omissions, Healtheon/WebMD may not be able to maintain this insurance on reasonable terms in the future. In addition, Healtheon/WebMD's insurance may not be sufficient to cover large claims and its insurer could deny coverage on claims. If Healtheon/WebMD is liable for an uninsured or underinsured claim or if Healtheon/WebMD's premiums increase significantly, its financial condition could be materially harmed.

PERFORMANCE PROBLEMS WITH THE SYSTEMS OF HEALTHEON/WEBMD'S SERVICE AND CONTENT PROVIDERS COULD HARM HEALTHEON/WEBMD'S BUSINESS

     Healtheon/WebMD depends on service and content providers to provide information and data feeds on a timely basis. Healtheon/WebMD's web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, Healtheon/WebMD's customers who utilize its web-based services depend on Internet service providers, online service providers and other web site operators for access to its web sites. All of these providers have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to Healtheon/ WebMD's systems. Any significant interruptions in Healtheon/WebMD's services or increases in response time could result in a loss of potential or existing users of and advertisers and sponsors on its web site and, if sustained or repeated, could reduce the attractiveness of Healtheon/WebMD's services.

IF HEALTHEON/WEBMD'S SYSTEMS EXPERIENCE SECURITY BREACHES OR ARE OTHERWISE PERCEIVED TO BE INSECURE, HEALTHEON/WEBMD'S REPUTATION WILL SUFFER

     A material security breach could damage Healtheon/WebMD's reputation or result in liability. Healtheon/ WebMD retains confidential information, including patient health information in its processing centers. Healtheon/ WebMD may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. Therefore, it is critical that these facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

HEALTHEON/WEBMD'S BUSINESS IS DEPENDENT ON THE DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

     Healtheon/WebMD's ability to deliver its Internet-based services is dependent on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complimentary products such as high-speed modems, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and the amount of traffic. If the Internet continues to experience increased numbers of users, increased frequency of use, or more complex requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, the performance of the Internet may be harmed by increased users or more complex requirements.

     The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to Healtheon/WebMD for delivery of its Internet-based services. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complimentary products or services necessary to make the Internet a viable commercial marketplace for the long-term may not be developed successfully or in a timely manner. Healtheon/WebMD's financial condition could be materially harmed if the Internet is not available to it for the delivery of its services and products.

HEALTHEON/WEBMD'S BUSINESS WILL BE HARMED IF IT IS UNSUCCESSFUL IN RESPONDING TO RAPID TECHNOLOGY CHANGES IN ITS MARKETS

     Healthcare information exchange and transaction processing is a relatively new and evolving market. The pace of change in Healtheon/WebMD's markets is rapid and there are frequent new product introductions and evolving industry standards. Healtheon/WebMD may be unsuccessful in responding to technological developments and changing customer needs. In addition, Healtheon/WebMD's applications and services offerings may become obsolete due to the adoption of new technologies or standards.

HEALTHEON/WEBMD'S PLATFORM INFRASTRUCTURE AND SCALABILITY ARE NOT PROVEN AND IT MAY NOT BE ABLE TO ADEQUATELY ACCOMMODATE INCREASED FUNCTIONALITY OR USAGE

     To date, Healtheon/WebMD has processed a limited number and variety of transactions over its platforms. Similarly, a limited number of healthcare participants use these platforms. Healtheon/WebMD's systems may not accommodate increased use while maintaining acceptable overall performance. Healtheon/WebMD must continue to expand and adapt its network infrastructure to accommodate additional users, increased transaction volumes and changing payer and provider customer requirements. This expansion and adaptation will be expensive and will divert Healtheon/WebMD's attention from other activities.

HEALTHEON/WEBMD FACES SIGNIFICANT COMPETITION

     Healtheon/WebMD faces significant competition for its products and services.

     Healthcare transaction and information services

     The market for healthcare transaction and information services is intensely competitive, rapidly evolving and subject to rapid technological change. Many of Healtheon/WebMD's competitors have greater financial, technical, product development, marketing and other resources than Healtheon/WebMD. These organizations may be better known and have more customers than Healtheon/WebMD. Many of Healtheon/WebMD's competitors have also announced or introduced Internet strategies that will compete with Healtheon/WebMD's applications and services. Healtheon/WebMD may be unable to compete successfully against these organizations.

     Healtheon/WebMD has many competitors, including:

     - healthcare information software vendors

     - healthcare EDI companies

     - large information technology consulting service providers

     - online services or web sites targeted to the healthcare industry, physicians and healthcare consumers generally

     - publishers and distributors of traditional offline media, including those targeted to healthcare professionals, many of which have established or may establish web sites

     - general purpose consumer online services and portals and other high-traffic web sites which provide access to healthcare-related content and services

     - public sector and non-profit web sites that provide healthcare information without advertising or commercial sponsorships

     - vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.

     Healtheon/WebMD expects that major software information systems companies and others specializing in the healthcare industry will offer competitive applications or services. In addition, some of Healtheon/WebMD's existing and potential payer and provider customers and strategic partners may also compete with Healtheon/ WebMD. For example, in April 2000, it was reported that a consortium of six health insurance companies may join together to develop an online project which links insurers, doctors and patients. If this consortium decides to

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

proceed with its plans to allow patients to enroll in health plans and choose doctors online while also taking care of administrative tasks such as processing payment claims, it could compete with Healtheon/WebMD.

     In addition, some payers currently offer electronic data transmission services to healthcare providers that establish a direct link between the provider and the payer, bypassing third-party EDI service providers such as Healtheon/WebMD and CareInsite. Any significant increase in the utilization of direct links between healthcare providers and payers could have a material adverse effect on the combined company's business and results of operations.

HEALTHCARE REGULATION COULD ADVERSELY AFFECT HEALTHEON/WEBMD'S BUSINESS

     The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Healtheon/WebMD's applications and services. Healtheon/WebMD does not know what effect any proposals would have on its business.

     Regulation regarding patient confidentiality

     Numerous state and federal laws govern the collection, dissemination, use, access to and confidentiality of patient health information. Many states have laws and regulations that protect the confidentiality of medical records or medical information. In addition, the federal Department of Health and Human Services has proposed regulations implementing the Health Insurance Portability and Accountability Act of 1996, or HIPAA, concerning standards for electronic transactions, security and electronic signatures and privacy of individually identifiable health information. The proposed regulations, among other things, would require companies to develop security standards for all health information that is used electronically. The proposed regulations would impose significant obligations on companies that send or receive electronic health information. The application of these laws to the personal information Healtheon/WebMD collects could create potential liability under these laws. Healtheon/ WebMD has designed its services to comply with these proposed regulations. However, Healtheon/WebMD cannot predict when these proposed regulations will be finalized and whether they will be changed before they are finalized. Any changes could cause Healtheon/WebMD to use additional resources to revise its platform and services.

     Additional legislation governing the distribution of medical records exists and has been proposed at both the state and federal levels. Healtheon/WebMD will be subject to extensive regulation relating to the confidentiality and release of patient records, and it may be expensive to implement security or other measures to comply with new legislation and final regulations. Further, Healtheon/WebMD may be restricted or prevented from maintaining or delivering patient records electronically, which would have an adverse effect on Healtheon/WebMD's business.

     For additional information, see "Regulation of the Internet could adversely affect Healtheon/WebMD's business" on page 27.

     Regulation of healthcare relationships

     There are federal and state laws that govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. The anti-kickback law is broad and may apply to some of our activities. Penalties for violating the anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Many states also have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. Healtheon/WebMD carefully reviews its practices with regulatory experts to ensure that Healtheon/WebMD complies with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied, particularly to new services similar to those of Healtheon/WebMD. Any determination by a state or federal regulatory agency that any of Healtheon/WebMD's practices violate any of these laws could subject Healtheon/WebMD to civil or criminal penalties and require Healtheon/Web MD to change or terminate certain portions of its business.

     Healtheon/WebMD currently provides billing services and intends to provide repricing services to providers and, therefore, may be subject to state and federal laws that govern the submission of claims for medical expense reimbursement. These laws generally prohibit an individual or entity from knowingly presenting or causing to be presented a claim for payment from Medicare, Medicaid or other third party payers that is false or fraudulent, or is for an item or service that was not provided as claimed. These laws also provide civil and criminal penalties for noncompliance. Healtheon/WebMD has designed its current transaction services and will design any future services to place the responsibility for compliance with these laws on provider customers. However, Healtheon/ WebMD cannot guarantee that state and federal agencies will regard billing errors processed by Healtheon/ WebMD as inadvertent and not in violation of these laws. In addition, changes in current healthcare financing and reimbursement systems could cause Healtheon/WebMD to make unplanned modifications of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of Healtheon/WebMD's applications and services by healthcare participants.

     Regulation by the U.S. Food and Drug Administration

     The Food and Drug Administration has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act, which is referred to herein as the FDA Act, to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a final rule under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications, which are each referred to in this document as a 510(k) Application, and otherwise comply with the requirements of the FDA Act applicable to medical devices. Healtheon/WebMD has attempted to design its services so that its computer applications and software are not considered to be medical devices. However, the FDA may take the position that Healtheon/WebMD's services are subject to FDA regulation. In addition, Healtheon/WebMD may expand its services in the future to areas that subject it to FDA regulation. Healtheon/WebMD has no experience in complying with FDA regulations. Healtheon/WebMD believes that complying with FDA regulations may be time consuming, burdensome and expensive and could delay its introduction of new applications or services.

     Regulation of transaction services

     State and federal statutes and regulations governing transmission of claims may affect Healtheon/WebMD's operations. For example, Medicaid rules require certain processing services and eligibility verification to be maintained as separate and distinct operations. Healtheon/WebMD believes that its practices are in compliance with applicable state and federal laws. These laws, though, are complex and changing, and the government may take positions that are inconsistent with Healtheon/WebMD's practices.

     Professional regulation

     The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine, which is referred to as the prohibition against the corporate practice of medicine. Healtheon/WebMD has attempted to structure its web site, strategic relationships and other operations to avoid violating these state licensing and professional practice laws. A state, however, may determine that some portion of Healtheon/WebMD's business violates these laws and may seek to have Healtheon/WebMD discontinue those portions or subject it to penalties or licensure requirements. Healtheon/WebMD employs and contracts with physicians who provide only medical information to consumers, and Healtheon/WebMD has no intent to provide medical care or advice. Healtheon/WebMD does not maintain professional liability insurance because it believes it is not a healthcare provider. Any determination that

Healtheon/WebMD is a healthcare provider and acted improperly as a healthcare provider may result in liability for which Healtheon/WebMD is not insured.

REGULATION OF THE INTERNET COULD ADVERSELY AFFECT HEALTHEON/WEBMD'S BUSINESS

     Laws and regulations may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality and other issues, including:

     - pricing

     - content

     - copyrights and patents

     - distribution

     - characteristics and quality of products and services.

     Healtheon/WebMD cannot predict whether these laws will be adopted and how they will affect its business.

     Internet user privacy has become an issue both in the U.S. and abroad. Whether and how existing privacy or consumer protection laws in various jurisdictions apply to the Internet is uncertain and may take years to resolve. Any legislation or regulations of this nature could affect the way Healtheon/WebMD conducts its business, particularly in its collection or use of personal information, and could harm its business. Further, activities on or using the Internet have come under increased scrutiny, including increased investigation in the healthcare arena by the FTC and heightened media attention.

     Similar to many other Internet healthcare companies, Healtheon/WebMD has recently received a request for information from the FTC concerning its web site privacy policies and practices. While Healtheon/WebMD believes it is in compliance with all applicable laws, all third party contractual commitments and its published privacy commitments, government inquiries like this inquiry can divert management's attention from other matters and create unfavorable publicity.

THIRD PARTIES MAY BRING CLAIMS AGAINST HEALTHEON/WEBMD AS A RESULT OF CONTENT PROVIDED ON ITS WEB SITE, WHICH MAY BE EXPENSIVE AND TIME CONSUMING TO DEFEND

     Healtheon/WebMD could be subject to third party claims based on the nature and content of information supplied on its web site by Healtheon/WebMD or third parties, including content providers, medical advisors or users. Healtheon/WebMD could also be subject to liability for content that may be accessible through its web sites or third party web sites linked from its web sites or through content and information that may be posted by users in chat rooms or bulletin boards. Even if these claims do not result in liability to Healtheon/WebMD, investigating and defending against these claims could be expensive and time consuming and could divert management's attention away from operating the business.

HEALTHEON/WEBMD'S INTELLECTUAL PROPERTY MAY BE SUBJECT TO INFRINGEMENT CLAIMS OR MAY BE INFRINGED UPON

     Healtheon/WebMD's intellectual property is important to its business. Healtheon/WebMD could be subject to intellectual property infringement claims as the number of its competitors grows and the functionality of its applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from Healtheon/WebMD's operations. If Healtheon/WebMD becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing intellectual property. Healtheon/WebMD may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. In addition, Healtheon/WebMD may not be able to protect against misappropriation of its intellectual property. Third parties may infringe upon Healtheon/WebMD's intellectual property rights. If Healtheon/WebMD does not detect any unauthorized use, it may be unable to enforce its rights.

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

HEALTHEON/WEBMD'S BUSINESS WILL BE ADVERSELY AFFECTED IF IT CANNOT ATTRACT AND RETAIN KEY PERSONNEL

     Healtheon/WebMD's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. Healtheon/WebMD needs to attract, integrate, motivate and retain additional highly skilled technical people. In particular, Healtheon/WebMD needs to attract experienced professionals capable of developing, selling and installing complex healthcare information systems. Healtheon/WebMD faces intense competition for these people. Healtheon/WebMD's executive management team, including W. Michael Long, Healtheon/WebMD's Chairman and Jeffrey T. Arnold, its Chief Executive Officer will be important to Healtheon/WebMD's success.

HEALTHEON/WEBMD'S BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF ITS INTERNATIONAL EXPANSION

     One element of Healtheon/WebMD's strategic alliance with News Corporation is the formation of WebMD International as a joint venture with News Corporation to launch Healtheon/WebMD's services worldwide, other than in the U.S. and Japan. In addition, Healtheon/WebMD has entered into an agreement with one of its strategic partners to form an international joint venture in Japan. Healtheon/WebMD has extremely limited experience in developing localized versions of its products and services. WebMD International and any future international ventures may not be successful in launching Healtheon/WebMD's services into foreign markets.

HEALTHEON/WEBMD'S AND ONHEALTH'S WEB SITES RELY ON SOME CONTENT THAT THEY DO NOT CREATE AND WHICH MAY NOT BE AVAILABLE IN THE FUTURE

     While each of Healtheon/WebMD and OnHealth produce much of the editorial content found on their respective web sites, some of the content is licensed from third parties. Accordingly, in the consumer health information segment of their business, the parties rely to a significant degree on the expertise, technical capability, name recognition and willingness to syndicate content for branding and distribution of others. As health-related content grows on the Internet, there will be increasing competition for the best health information suppliers. This competition may result in some content becoming unavailable or in significantly higher content prices. Such an outcome could make their combined web site less attractive or useful for a user and could have a material adverse effect on its business and financial performance.

  RISKS ASSOCIATED WITH HEALTHEON/WEBMD'S ACQUISITIONS OF MEDICAL MANAGER AND
                                   CAREINSITE

     If the Medical Manager and CareInsite mergers are completed, Healtheon/WebMD may be subject to the following risks to which it would not otherwise be subject.

HEALTHEON/WEBMD'S BUSINESS AND STOCK PRICE MAY SUFFER IF IT FAILS TO COMPLETE PENDING MERGERS

     In addition to the OnHealth merger agreement, Healtheon/WebMD entered into agreements in the first quarter of 2000 to acquire Medical Manager and CareInsite. The completion of the Medical Manager and CareInsite mergers are subject to regulatory approval and other customary closing conditions. Healtheon/WebMD expects to complete these mergers in the third quarter of 2000. We cannot assure you that these pending mergers will occur in a timely manner or at all or, that if the mergers do occur, what effect that they will have on Healtheon/WebMD's business, operations or stock price. If these mergers occur, Healtheon/WebMD's business will include the current businesses of Medical Manager and CareInsite. For a discussion of the Medical Manager and CareInsite mergers, see "Healtheon/WebMD's business -- Recent developments" on page 88. You are encouraged to read the documents filed by Healtheon/WebMD with the SEC that are incorporated by reference into this proxy statement/prospectus, including the Medical Manager and CareInsite merger agreements, as amended, filed in our current reports on Form 8-K/A on February 24, 2000 and on Form 8-K/A on July 24, 2000 and the historical financial statements of Medical Manager and CareInsite filed in our current report on Form 8-K on July 27, 2000. For more information on locating these documents, see "Where You Can Find More Information" on page
93. The merger between OnHealth and Healtheon/WebMD is not dependent upon completion of the Medical Manager and CareInsite mergers.

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

RELATIONSHIPS WITH CUSTOMERS AND STRATEGIC PARTNERS MAY CONFLICT

     Each of Healtheon/WebMD, Medical Manager and CareInsite has developed and relies upon important relationships with payers, providers, practice management system vendors and strategic partners, some of which may involve conflicting contractual rights, including conflicts which may result from the acquisitions of Medical Manager and CareInsite. For example, in January and February 2000, Healtheon/WebMD entered into strategic alliances with three practice management system vendors that compete with Medical Manager. As a result of the Medical Manager and CareInsite mergers, the combined company may lose relationships with some customers and strategic partners, who may then establish relationships with Healtheon/WebMD's competitors. In addition, Healtheon/WebMD may not be able to maintain or establish relationships with key participants in the healthcare and Internet industries if Healtheon/WebMD, Medical Manager or CareInsite has already established relationships with competitors of these key participants.

     For example, Healtheon/WebMD has entered into a five-year strategic alliance with Microsoft pursuant to which Healtheon/WebMD develops, hosts, maintains on its servers and provides content for the health channels on MSN, MSNBC and WebTV. Similarly, CareInsite has entered into a strategic alliance with AOL, pursuant to which CareInsite is AOL's exclusive provider of a comprehensive suite of services that connect AOL and CompuServe members and visitors to AOL's web-based brands Netscape, AOL.COM and Digital City, to physicians, health plans, pharmacy benefit managers, covered pharmacies and labs. As a result of the completion of the Medical Manager merger and the CareInsite merger, Microsoft will be able to terminate its strategic alliance with Healtheon/WebMD for a limited period of time if Microsoft and Healtheon/WebMD are unable to resolve conflicts that may arise as a result of the mergers. Healtheon/WebMD and Microsoft have agreed that for a 60-day period following the completion of these mergers, they will work together to identify and resolve any conflicts that result from the mergers. If these potential conflicts cannot be resolved, however, Microsoft could terminate the strategic alliance. Similarly, as a result of the mergers, AOL will be able to terminate its strategic alliance with CareInsite, as a result of which guaranteed payments of approximately $20 - 30 million due to AOL will accelerate. Healtheon/WebMD cannot assure you that the conflicts arising under either of these strategic alliances as a result of the mergers with Medical Manager and CareInsite will be resolved. If either or both strategic alliances are terminated, and Healtheon/WebMD is unable to replace the terminated alliance with a comparable one, Healtheon/WebMD could experience a material decrease in revenue.

     If contractual or relationship conflicts cannot be resolved, the combined company could lose the benefits of some of its relationships with payers, providers or strategic partners. Losses of any significant relationships could harm the combined company's business or results of operations.

THE COMBINED COMPANY WILL FACE INCREASED COMPETITION

     Practice management information systems business

     The market for practice management systems such as The Medical Manager practice management system is highly competitive. Medical Manager Health Systems' competitors vary in size and in the scope and breadth of the products and services that they offer. Medical Manager Health Systems competes with different companies in each of its target markets. Many of Medical Manager Health Systems' competitors have greater financial, development, technical, marketing and sales resources than Medical Manager Health Systems. In addition, other entities not currently offering products and services similar to those offered by Medical Manager Health Systems, including claims processing organizations, hospitals, third-party administrators, insurers, healthcare organizations and others, may enter markets in which Medical Manager Health Systems competes. We cannot assure you that future competition will not have a material adverse effect on Medical Manager Health Systems', and thus Healtheon/WebMD's, results of operations, financial condition or business.

     Plastics and filtration technologies business

     Competition in Porex's plastic products business is characterized by the introduction of competitive products at lower prices. We believe that Porex's principal competitive strengths are its manufacturing processes, quality control, relationships with its customers and distribution of its proprietary health care products.

     In the porous plastics area, Porex's competitors include other producers of porous plastic materials as well as companies that manufacture and sell products made from materials other than porous plastics which can be used for the same purposes as Porex's products. In this field, Porex has several direct competitors in the U.S., Europe and Asia. Porex's porous plastic pen nibs compete with felt and fiber tips manufactured by a variety of suppliers worldwide. Other Porex industrial products made of porous plastic compete, depending on the industrial application, with porous metals, metal screens, fiberglass tubes, pleated paper, resin-impregnated felt, ceramics and other substances and devices.

     The market for Porex's injection molded solid plastic components and products, including its medical products, is highly competitive and highly fragmented. Porex's pipette tips and racks also compete with similar products manufactured by domestic and foreign manufacturers. Porex's injection molding and mold making services compete with services offered by several foreign and domestic companies. The MEDPOR(R) Biomaterial products compete for surgical use against autogenous and allograph materials and alloplastic biomaterials. Porex's surgical drains and markers compete against a variety of products from several manufacturers.

THE COMBINED COMPANY WILL BE SUBJECT TO ADDITIONAL GOVERNMENT REGULATION

     Regulation by the U.S. Food and Drug Administration

     In addition to the risks associated with FDA compliance discussed in "Risks Relating to the Combined Business -- Healthcare regulation could adversely affect Healtheon/WebMD's business" on page 25, Healtheon/WebMD may expand its services in the future to areas that subject it to further FDA regulation. For example, Medical Manager Health Systems is distributing in the U.S. a medical image management device, which is referred to in this document as the "image module," which was cleared by the FDA on April 4, 1997 and is manufactured by a third party in accordance with specifications set forth in the cleared 510(k) Application. Medical Manager Health Systems has created an interface between The Medical Manager practice management system and the image module and is marketing the interface and the image module as the Document Image Module System. Medical Manager Health Systems believes that the addition of its practice management system to the image module does not change the image module's intended use or significantly change the safety or efficacy of the product to the extent that a new 510(k) Application is required. The FDA is currently reviewing its policy for the regulation of computer software, and there is a risk that The Medical Manager software could in the future become subject to some or all of the above requirements. Healtheon/WebMD has no experience in complying with FDA regulations. Healtheon/WebMD believes that complying with FDA regulations may be time-consuming, burdensome and expensive and could delay its introduction of new applications or services.

     Plastics and filtration technologies business

     Porex manufactures and distributes medical/surgical devices, such as plastic and reconstructive surgical implants and tissue expanders, which are subject to government regulations, under the FDA Act and additional regulations promulgated by the FDA. Future healthcare products may also be subject to these regulations and approval processes. Compliance with these regulations and the process of obtaining approvals can be costly, complicated and time-consuming, and there can be no assurance that these approvals will be granted on a timely basis, if ever.

MEDICAL MANAGER'S PRACTICE MANAGEMENT SYSTEMS BUSINESS IS DEPENDENT ON MEDICAL MANAGER HEALTH SYSTEMS' PRINCIPAL PRODUCTS AND MEDICAL MANAGER IS EXPOSED TO RISKS RELATED TO PROBLEMS WITH ANY OF THESE PRODUCTS

     Medical Manager Health Systems currently derives a significant percentage of its revenue from sales of The Medical Manager core physician practice management system. As a result, any event adversely affecting its core product could have a material adverse effect on Medical Manager's results of operations, financial condition or business. Although Medical Manager Health Systems has experienced increasing annual sales, on a pro forma basis, revenue associated with existing products could decline as a result of several factors, including price competition. Beginning in calendar year 2000, the physician practice management system industry began to experience a slowdown in demand. This trend has impacted Medical Manager Health Systems' operating results for the three months ended March 31, 2000, and Medical Manager expects the trend to continue for the near term.

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

Medical Manager Health Systems intends to introduce new software products at the end of calendar year 2000, and Medical Manager anticipates that demand for software products will increase. Healtheon/WebMD cannot assure you that Medical Manager Health Systems will continue to be successful in marketing its current products or any new or enhanced products.

THE NATURE OF POREX'S PRODUCTS EXPOSE IT TO PRODUCT LIABILITY CLAIMS AND MAY MAKE IT DIFFICULT TO GET ADEQUATE INSURANCE COVERAGE

     The products sold by Porex expose it to potential risk for product liability claims, particularly with respect to Porex's life sciences, clinical, surgical and medical products. Medical Manager believes that Porex carries adequate insurance coverage against product liability claims and other risks. Healtheon/WebMD cannot assure you, however, that claims in excess of Porex's insurance coverage will not arise. In addition, Porex's insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past and believes that it is adequately indemnified for products manufactured by others and distributed by it, Healtheon/WebMD cannot assure you that in the future Porex will be able to obtain this insurance at an acceptable cost or be adequately protected by this indemnification.

THE MARKET FOR CAREINSITE'S SERVICES IS UNPROVEN

     CareInsite is a development stage company. CareInsite is developing and intends to deploy an Internet-based network for interactive use by physicians, payers, suppliers and patients. CareInsite only recently began to generate revenue. CareInsite's business model contemplates generating a significant portion of its revenue from payers and suppliers who are expected to pay initial set-up and ongoing maintenance fees associated with organizing, loading and maintaining their content and transaction fees associated with the processing of healthcare transactions. CareInsite also expects to generate revenue from physicians who are expected to pay a monthly fee for access to a range of services. However, the market for CareInsite's services is unproven. These factors make it difficult to evaluate CareInsite's business and prospects. CareInsite has incurred substantial operating losses since its inception and there can be no assurance that CareInsite's business will generate significant revenues or profitability in the future.

     Achieving market acceptance for CareInsite's services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. There can be no assurances that CareInsite will be able to succeed in positioning its services as a preferred method for healthcare e-commerce or that any pricing strategy that CareInsite develops will be economically viable or acceptable to the market.

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

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect management's current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Healtheon/WebMD, OnHealth, Medical Manager or CareInsite to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this proxy statement/prospectus.

     In addition to the risk factors described in the preceding section, the following important risks and uncertainties could affect future results, causing these results to differ materially from those expressed in the forward-looking statements:

     - the OnHealth, Medical Manager and CareInsite mergers not being completed

     - expected benefits from the mergers, not being fully realized or not being realized within the expected time frames

     - the failure to achieve market acceptance of the combined company's services

     - the inability to quickly and successfully deploy the combined company's applications

     - general economic or business conditions affecting the Internet and healthcare communications industries being less favorable than expected

     - regulatory authorities making adverse determinations regarding the Medical Manager and CareInsite mergers.

     These factors and the risk factors described in the preceding section are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on the future results. The forward-looking statements included in the proxy statement/prospectus are made only as of the date of this proxy statements/prospectus and under section 27A of the Securities Act and section 21E of the Exchange Act. We do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results will be achieved.

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                          THE ONHEALTH SPECIAL MEETING

                               SEPTEMBER 12, 2000

                             8:00 A.M., LOCAL TIME

DATE, TIME, PLACE AND PURPOSE OF ONHEALTH'S SPECIAL MEETING

     The special meeting of OnHealth's shareholders will be held at 8:00 a.m., local time on September 12, 2000, at The Rainier Club, Burke Room, 820 Fourth Avenue, Seattle, Washington 98104. The purpose of the OnHealth meeting is to consider and vote on a proposal to approve and adopt the merger agreement and the merger. Pursuant to the merger agreement, Tech Acquisition, a wholly-owned subsidiary of Healtheon/WebMD, will be merged with and into OnHealth and
0.189435 shares of Healtheon/WebMD common stock will be exchanged for each share of outstanding OnHealth common stock.

RECOMMENDATION OF THE ONHEALTH BOARD OF DIRECTORS

     OnHealth's board of directors has unanimously approved and recommends a vote FOR the merger agreement and merger.

RECORD DATE; OUTSTANDING SHARES; SHARES ENTITLED TO VOTE

     Only holders of record of OnHealth common stock at the close of business on the record date, August 4, 2000, are entitled to notice of and to vote at the special meeting. As of the record date, there were 24,904,894 shares of OnHealth common stock outstanding, held of record by approximately 192 shareholders. Each holder of OnHealth common stock is entitled to one vote for each share of OnHealth common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

QUORUM AND VOTE REQUIRED

     The required quorum for the transaction of business at the special meeting is a majority of the shares of OnHealth common stock outstanding on the record date, represented in person or by proxy.

     The affirmative vote of the holders of at least a majority of the outstanding shares of OnHealth common stock is required to approve the merger agreement.

     As of the record date of the special meeting, shareholders of OnHealth holding in excess of 44.3% of the outstanding shares of common stock have executed voting agreements whereby they have agreed to vote in favor of the merger and these shareholders have executed a proxy in favor of Healtheon/WebMD to this effect.

VOTING OF PROXIES

     The OnHealth board of directors requests that you return the proxy card accompanying this proxy statement/ prospectus for use at the special meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to OnHealth. All properly signed proxies that are received prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the proposals relating to the merger. OnHealth shareholders may revoke their proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering to the secretary of OnHealth, by any means, including facsimile, a written notice, bearing a date later than the date of proxy, stating that the proxy is revoked

     - signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

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     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     We do not expect that any matter other than approval of the merger agreement and merger will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     If you need assistance in completing your proxy card, please contact OnHealth Investor Relations at (206) 652-0308 or write to the following address:

     OnHealth Network Company
     808 Howell Street, Suite 400
     Seattle, Washington 98101
     Attn: Investor Relations

SHARE OWNERSHIP OF MANAGEMENT

     As of August 4, 2000, the record date, OnHealth's directors and executive officers as a group beneficially owned 900,000 shares of OnHealth common stock, including shares issuable upon the exercise of stock options exercisable within 60 days from the date hereof, or approximately 3.6% of OnHealth's outstanding shares on that date. All of OnHealth's executive officers and directors have executed the voting agreement referenced above with Healtheon/WebMD, under which they have agreed to vote their shares in favor of the merger.

ABSTENTIONS AND BROKER NON-VOTES

     Only shares affirmatively voted for approval of the merger agreement and merger, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes FOR the merger agreement and merger.

     Brokers who hold shares of OnHealth common stock in street name for a beneficial owner of those shares may not give a proxy to vote those shares without specific instructions from the beneficial owner. These non-voted shares are referred to as broker non-votes. If your broker holds your OnHealth stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

     Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

EXPENSES OF PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of OnHealth's board of directors. OnHealth will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, OnHealth and its agents also may solicit proxies by mail, telephone, facsimile or in person.

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

DISSENTERS' RIGHTS

     Under Washington law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of OnHealth common stock. To preserve your rights if you wish to exercise your statutory dissenters' rights, you must:

     - deliver to OnHealth before the special meeting written notice of your intent to demand payment for your shares of OnHealth common stock if the merger is completed

     - not vote your shares in favor of the merger agreement

     - follow the statutory procedures for perfecting dissenters' rights under Washington law, which are described in the section entitled "Rights of dissenting OnHealth shareholders" on page 49.

     Merely voting against the merger agreement will not preserve your dissenters' rights. Chapter 23B.13 of the Washington law is reprinted in its entirety and attached to this proxy statement/prospectus as Annex C. Failure to precisely comply with all procedures required by Washington law will result in the loss of your dissenters' rights.

     YOU SHOULD NOT SEND IN ANY CERTIFICATES REPRESENTING ONHEALTH COMMON STOCK. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR ONHEALTH STOCK CERTIFICATES.

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

                                   THE MERGER

     This section of the proxy statement/prospectus describes the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     In early November 1998, Mr. Robert N. Goodman, then OnHealth's president and chief executive officer, contacted Mr. Jeffrey T. Arnold, WebMD's chief executive officer, to determine whether WebMD would be interested in discussing a possible business combination between WebMD and OnHealth. On November 16, 1998, Mr. Arnold and other members of WebMD's senior management met with Mr. Goodman and other members of OnHealth's senior management, at an industry conference in Las Vegas, Nevada and discussed in general terms the possibility of a business combination between the two companies. On November 19, 1998, WebMD and OnHealth executed a confidentiality agreement prior to further discussions between the parties. In late November, a representative of WebMD visited OnHealth's corporate headquarters in Seattle, Washington, and in early December, 1998 members of senior management from WebMD and OnHealth met in Atlanta, Georgia to discuss potential synergies of a business combination. In mid December 1998, discussions of the potential acquisition were terminated due to WebMD's decision to acquire two other companies and its pending initial public offering.

     Between December 1998 and January 2000, senior management from WebMD and OnHealth met occasionally at conferences and engaged in informal discussions.

     On November 11, 1999, WebMD merged with Healtheon, MedE America and Medcast. Healtheon was the surviving corporation and changed its name to Healtheon/WebMD Corporation. In late January 2000, Mr. Goodman contacted Mr. K. Robert Draughon, Executive Vice President, Business Development, to determine if Healtheon/WebMD would be interested in resuming their discussions of a possible business combination. On February 3, 2000, in a telephone conversation with Mr. Draughon, Mr. Goodman raised the possibility of Healtheon/WebMD acquiring OnHealth, and the two discussed the potential synergies that could arise from the acquisition.

     On February 4, 2000, Mr. Draughon notified Mr. Goodman that Healtheon/WebMD was interested in entering into discussions regarding the potential acquisition of OnHealth by Healtheon/WebMD. The parties agreed to meet at Healtheon/WebMD's offices in Atlanta, Georgia.

     On February 7, 2000 senior management from Healtheon/WebMD and OnHealth met in Atlanta, Georgia to discuss the potential acquisition. Members of Healtheon/WebMD's management team met with their counterparts from OnHealth and discussed potential significant synergies, benefits and cost savings from a combination between the two companies. Following the meetings, representatives of Healtheon/WebMD and OnHealth agreed to continue discussions and set a target date for the following week to announce the proposed acquisition.

     On February 8, 2000 and February 9, 2000 Mr. Goodman met with Mr. Arnold, Mr. W. Michael Long, Healtheon/WebMD's chairman, and Mr. Draughon in New York, New York and continued discussions of a possible acquisition. At that time, the parties agreed to begin due diligence procedures at OnHealth's offices in Seattle, Washington.

     On February 9, 2000, Healtheon/WebMD and OnHealth executed a confidentiality agreement prior to further discussions between the parties.

     On February 11, 2000, senior management of Healtheon/WebMD and OnHealth met in Seattle, Washington together with their legal and financial advisors to conduct due diligence investigations of one another and begin the process of negotiating the terms of the transaction. At a meeting on February 13, 2000, Healtheon/WebMD's board heard a presentation by the company's senior management concerning the results of the due diligence performed by Healtheon/WebMD on OnHealth and the status of the negotiations of the terms of the transaction. After this presentation, the Healtheon/WebMD board of directors appointed a special committee of directors consisting of Mr. Long, Mr. Arnold and outside director, U. Bertram Ellis, Jr., and authorized this committee to

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

oversee the completion of the negotiations between the senior management of Healtheon/WebMD and OnHealth, and, upon the conclusion of the negotiations to the special committee's satisfaction, to approve on behalf of the board of directors of Healtheon/WebMD the acquisition of OnHealth through a merger of newly formed wholly owned subsidiary of Healtheon/WebMD into and with OnHealth.

     On February 14, 2000, Healtheon/WebMD announced that it had entered into a merger agreement with each of Medical Manager and CareInsite.

     Negotiations regarding the terms of the business combination with OnHealth continued through February 15, 2000, between Healtheon/WebMD's senior management and OnHealth's senior management. During this time, the OnHealth board of directors and OnHealth's legal advisors began the review of drafts of the merger agreement, and the parties continued their due diligence reviews. Senior management of OnHealth made presentations concerning the proposed transaction to the members of OnHealth's board of directors and representatives of its financial and legal advisors.

     On February 15, 2000, Healtheon/WebMD proposed an exchange ratio of 0.1894 shares of Healtheon/WebMD common stock for each share of OnHealth common stock and indicated its willingness to provide up to $30 million in interim financing between the signing of the definitive merger agreement and closing. Later that evening, during further discussions, Healtheon/WebMD agreed that the exchange ratio be set at 0.189435.

     During the evening of February 15, 2000, OnHealth's board of directors held a special meeting to discuss the proposed business combination with Healtheon/WebMD. At this meeting, OnHealth's senior management and financial and legal advisors presented to the board the results of their findings and the terms of the proposed merger agreement, voting agreements, warrants, loan commitment and other transaction agreements. Also, at this meeting, representatives of Robertson Stephens presented analyses of the financial terms of the proposed OnHealth merger and gave its opinion that, as of such date, the exchange ratio of 0.189435 shares of Healtheon/WebMD common stock for each outstanding share of OnHealth was fair to the holders of OnHealth common stock from a financial point of view. In addition, the OnHealth board of directors reviewed a draft of the OnHealth merger agreement, the voting agreements, the warrants, the loan commitment from Healtheon/WebMD and other transaction agreements, and a representative of Preston Gates & Ellis LLP answered questions from the board of directors regarding the documents. Following these presentations and other discussions, the OnHealth's board by unanimous vote:

     - approved the terms of the merger

     - approved the merger agreement, related voting agreements, warrant and loan commitment and other transaction agreements substantially in the forms presented

     - authorized its officers to complete the final negotiations and to execute and deliver the approved agreements to which OnHealth was to be a party

     - authorized its president to call a meeting of OnHealth's shareholders as soon as reasonably possible after the effectiveness of the registration statement to vote on the merger and merger agreement

     - resolved to recommend to the OnHealth shareholders that they approve the merger and merger agreement.

     On the evening of February 15, 2000, following the meeting of the board of directors of OnHealth, the special committee of Healtheon/WebMD's board met to consider the acquisition of OnHealth. At the meeting, members of Healtheon/WebMD's senior management and its financial advisor, Gleacher & Co., LLC, discussed the results of the business, financial and legal due diligence performed by Healtheon/WebMD and its advisors on OnHealth, the negotiations with OnHealth and terms of the proposed OnHealth merger agreement, the voting agreements, warrants, loan commitment and the other related transaction agreements. The special committee of Healtheon/WebMD's board reviewed drafts of the merger agreement and related transaction documents and posed questions to representatives of management and Gleacher & Co. regarding terms of the transaction. Following this review and discussion, the special committee of Healtheon/WebMD's board approved the terms of the merger agreement and merger and other transaction documents substantially in the forms presented, authorized senior management to negotiate the remaining issues and to enter into the merger agreement and related documents and

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

approved the issuance of shares of Healtheon/WebMD common stock to shareholders of OnHealth in the merger, voting agreements, warrants, loan commitment and related transactions.

JOINT REASONS FOR THE MERGER

     Healtheon/WebMD and OnHealth believe that the merger will enhance Healtheon/WebMD's consumer portal, WebMD Health, by combining the two companies' complementary online healthcare content and services for consumers. Healtheon/WebMD also expects to become the most trafficked health web site for consumers on the Internet following the merger.

     We believe that the benefits of combining Healtheon/WebMD and OnHealth include the following, the order of which does not necessarily reflect their relative significance:

     - ACCELERATED CONSUMER AND PHYSICIAN ADOPTION OF INTERNET-BASED
       SERVICES. With increasing numbers of consumers relying on the Internet for healthcare information and services, Healtheon/WebMD believes that the combined company will be well positioned to attract more consumers and physicians to its Internet web-based services by leveraging OnHealth's consumer base to facilitate connectivity among physicians and their patients.

     - ENRICHED CONSUMER EXPERIENCE. As a combined company, Healtheon/WebMD believes that it will offer consumers a single resource for all of their healthcare information and services needs through WebMD Health.

     - INCREASED TRAFFIC AND ADVERTISING AND SPONSORSHIP REVENUE ON CONSUMER HEALTHCARE PORTAL. Healtheon/WebMD intends to leverage OnHealth's consumer base, female demographic reach, broad range of health and wellness content and existing advertisers and sponsors to drive traffic to WebMD Health and increase advertising and sponsorship revenue.

ONHEALTH'S REASONS FOR THE MERGER

     In reaching its decision to approve and adopt the merger agreement and the merger and to unanimously recommend that OnHealth shareholders approve the merger agreement and the merger, the OnHealth board identified reasons why the merger should be beneficial to OnHealth and its shareholders. These potential benefits include the following:

     - the opportunity for OnHealth shareholders to receive a premium over the market price for shares of OnHealth common stock existing before the public announcement of the merger. Based on the closing price for Healtheon/WebMD common stock on February 15, 2000, the last full trading day prior to the public announcement of the merger agreement between OnHealth and Healtheon/WebMD, the exchange ratio in the merger represented a 30% premium over the closing price for OnHealth common stock on February 15, 2000, as well as 40.2%, 53.8% and 41.5% premiums over the average closing price of OnHealth common stock for the 10, 30 and 60 trading days, respectively, ending on February 15, 2000

     - the ability of OnHealth shareholders to continue to participate in the growth of the business conducted by Healtheon/WebMD and OnHealth following the merger

     - the larger public float and trading volumes of shares of Healtheon/WebMD common stock compared to the public float and trading volumes of shares of OnHealth common stock, which would provide OnHealth shareholders, to the extent that they receive Healtheon/WebMD common stock, with the opportunity to gain greater liquidity in their investment.

     In the course of deliberations, the OnHealth board also reviewed with its executive management team and its legal and financial advisors a number of additional factors relevant to the merger, including:

     - the terms and conditions of the merger agreement and the interim loan from Healtheon/WebMD, including termination fees and closing conditions

     - the likelihood that the merger would be completed

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

     - the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the tax code

     - the opinion of Robertson Stephens that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the
       0.189435 exchange ratio is fair to holders of OnHealth common stock from a financial point of view

     - information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of OnHealth and Healtheon/WebMD, including the prospects of OnHealth if it were to continue as an independent company

     - current economic and financial market conditions and historical market prices, volatility and trading information for OnHealth common stock and Healtheon/WebMD common stock

     - the belief, based on presentations by OnHealth's legal and financial advisors, that the terms of the merger agreement and the stock option agreement, including the limited conditions to Healtheon/WebMD's obligation to close the merger and the ability of OnHealth to consider proposed alternative business combinations under some circumstances, are generally customary for transactions such as the merger

     - whether strategic alternatives to the merger, including operating as an independent company and the short-term need to raise cash for operations, would enhance long-term shareholder value

     - Healtheon/WebMD's announced mergers with Medical Manager and CareInsite and the potential effects of these mergers on OnHealth's combination with Healtheon/WebMD

     - the potential effects of Healtheon/WebMD's then pending merger with Envoy

     - discussions with management and Robertson Stephens as to their due diligence investigations of Healtheon/WebMD.

     The OnHealth board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including, without limitation, the following:

     - the risk that the merger would not be consummated and the effect of the public announcement of the merger on OnHealth's sales and operating results and OnHealth's ability to attract and retain key management, marketing, technical, sales and other personnel

     - the possibility that the market value of Healtheon/WebMD common stock might decrease, causing less aggregate value to be paid to OnHealth shareholders

     - the potential volatility of Healtheon/WebMD common stock

     - a recognition that Healtheon/WebMD common stock has traded at high valuation multiples, and the risk that these multiples might not be sustained in the future

     - the fact that shareholders of OnHealth will not receive the full benefit of any future growth in the value of their equity that OnHealth may have achieved as an independent company, and the potential disadvantage to OnHealth shareholders who receive Healtheon/WebMD common stock in the event that Healtheon/WebMD does not perform as well in the future as OnHealth may have performed as an independent company

     - the possibility that some provisions of the merger agreement, including the no-solicitation and termination fee warrant payment provisions, together with the stock option agreement, might have the effect of discouraging other persons potentially interested in merging with or acquiring OnHealth from pursuing such an opportunity

     - other matters described in the section entitled "Risk Factors" on page
       15.

     The above discussion of the information and factors considered by the OnHealth board is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the OnHealth board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the OnHealth board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with OnHealth's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the OnHealth board may have given different weight to different factors. The OnHealth board considered all these factors as a whole and believed the factors supported its determination to approve the mergers. After taking into consideration all of the factors set forth above, OnHealth's board concluded that the merger was fair to, and in the best interests of, OnHealth and that OnHealth should proceed with the merger.

     AFTER CAREFULLY EVALUATING THESE FACTORS, BOTH POSITIVE AND NEGATIVE, THE BOARD OF DIRECTORS OF ONHEALTH DETERMINED AT ITS MEETING ON FEBRUARY 15, 2000, THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ONHEALTH AND CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF ONHEALTH AND RECOMMENDS THAT THE SHAREHOLDERS OF ONHEALTH VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER.

OPINION OF ONHEALTH'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated November 30, 1999, OnHealth engaged Robertson Stephens to act as OnHealth's financial advisor in connection with the proposed merger and to evaluate the fairness of the exchange ratio from a financial point of view, to the holders of OnHealth common stock.

     On February 15, 2000, at a meeting of the OnHealth board held to evaluate the proposed merger, Robertson Stephens delivered to the OnHealth board its written opinion that, as of February 15, 2000 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair to the holders of OnHealth common stock from a financial point of view. No limitations were imposed by the OnHealth board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the respective managements of OnHealth and Healtheon/WebMD. Although Robertson Stephens did assist the management of OnHealth in those negotiations, it was not asked by, and did not recommend to, OnHealth that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

     THE FULL TEXT OF THE ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ROBERTSON STEPHENS, IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS PROSPECTUS/PROXY STATEMENT BY REFERENCE. WE URGE ONHEALTH SHAREHOLDERS TO READ THE ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE ONHEALTH BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO SHAREHOLDERS OF ONHEALTH AS TO HOW THEY SHOULD VOTE UPON, OR TAKE ANY OTHER ACTION WITH RESPECT TO, THE MERGER.

     The Robertson Stephens opinion does not address:

     - the relative merits of the merger and the other business strategies that the OnHealth board has considered or may be considering

     - the decision of the OnHealth board to proceed with the merger.

     The summary of the Robertson Stephens opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

     - reviewed publicly available financial statements and other business and financial information of OnHealth and Healtheon/WebMD, respectively

     - reviewed internal financial statements and other financial and operating data concerning OnHealth and Healtheon/WebMD prepared by the managements of OnHealth and Healtheon/WebMD, respectively

     - reviewed with OnHealth publicly available estimates of research analysts relating to OnHealth

     - reviewed publicly available estimates of research analysts relating to Healtheon/WebMD

     - held discussions with the respective managements of OnHealth and Healtheon/WebMD concerning the businesses, past and current operations, financial condition and future prospects of both OnHealth and Healtheon/WebMD, independently and combined, including discussions with the managements of OnHealth and Healtheon/WebMD concerning their views regarding the strategic rationale for the merger

     - reviewed the financial terms and conditions set forth in the draft merger agreement

     - reviewed the stock price and trading history of OnHealth common stock and Healtheon/WebMD common stock

     - compared the financial performance of OnHealth and the prices and trading activity of OnHealth common stock with that of other publicly traded companies comparable with OnHealth

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant

     - reviewed the pro forma impact of the merger on Healtheon/WebMD's revenue per share, without assuming the closing of other pending acquisitions

     - participated in discussions and negotiations among representatives of OnHealth and Healtheon/WebMD and their financial and legal advisors

     - reviewed Healtheon/WebMD's announced mergers with Medical Manager and CareInsite and the potential effects of these mergers on OnHealth's combination with Healtheon/WebMD

     - reviewed the potential effects of the merger Healtheon/WebMD had pending with Envoy

     - made such other studies and inquiries, and reviewed such other data, as Robertson Stephens deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of Healtheon/WebMD and OnHealth or publicly available information, and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of managements of Healtheon/WebMD and OnHealth that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Healtheon/WebMD or OnHealth, nor was Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the publicity available estimates of research analysts, and the assumptions and bases therefor, for each of Healtheon/WebMD and OnHealth that Robertson Stephens reviewed, upon the advice of the managements of Healtheon/WebMD and OnHealth, Robertson Stephens assumed that these forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions

     - reflected the best available estimates and judgments as to the future financial condition and performance of Healtheon/WebMD and OnHealth, respectively

     - will be realized in the amounts and in the time periods estimated.

     In addition, Robertson Stephens assumed that:

     - the merger will be consummated upon the terms set forth in the draft merger agreement dated February 15, 2000 made available to it without material alteration thereof, including, among other things, that the merger will be accounted for as a purchase method business combination in accordance with U.S. generally accepted accounting principles, or GAAP

     - the merger will be treated as a tax-free reorganization pursuant to the tax code

     - the historical financial statements of each of Healtheon/WebMD and OnHealth reviewed by it had been prepared and fairly presented in accordance with GAAP consistently applied.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. Robertson Stephens' opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to the holders of OnHealth common stock. Robertson Stephens did not express any opinion as to:

     - the value of any employee agreement or other arrangement entered into in connection with the merger

     - any tax or other consequences that might result from the merger

     - what the value of Healtheon/WebMD common stock will be when issued to OnHealth's shareholders pursuant to the merger or the price at which the shares of OnHealth common stock that are issued pursuant to the merger may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone.

     Comparable Companies Analysis. Using publicly available information, Robertson Stephens analyzed, among other things, the market capitalization and trading multiples of OnHealth and the following publicly traded companies in the e-Health content industry that have similar business and operating profiles:

     adam.com, Inc.

     drkoop.com, Inc.

     Healthcentral.com, Inc.

     HealthGate Data Corp.

     MediConsult.com, Inc.

     Medscape, Inc., now MedicaLogic/Medscape, Inc.

     Multiples compared by Robertson Stephens included market capitalization to estimated revenues for calendar years 2000 and 2001. All multiples were based on closing stock prices as of February 15, 2000.

     Applying a range of multiples derived from multiples for these comparable companies for calendar years 2000 and 2001 to corresponding revenue data for OnHealth, the following ranges of OnHealth equity values, OnHealth equity values per share and exchange ratios, based on Healtheon/WebMD's spot price of $68.63 on February 15, 2000, are implied:

                                                                   IMPLIED
                                                                  ONHEALTH            IMPLIED
                                          IMPLIED ONHEALTH      EQUITY VALUE         EXCHANGE
CALENDAR YEAR                               EQUITY VALUE          PER SHARE            RATIO
-------------                            -------------------    -------------    -----------------
Revenues:
2000 estimated.........................  $182 - $257 million    $7.39 - $9.82    0.1076x - 0.1432x
2001 estimated.........................  $165 - $226 million    $6.83 - $8.80    0.0995x - 0.1283x

     Control premium analysis. Based upon its review of the range of premiums paid to the acquired company's closing market price one day prior to the announcement of the transaction that have been paid in the precedent transactions listed below, Robertson Stephens applied a range of control premiums of 15% to 30% to the equity valuations implied by the foregoing comparable companies analysis. The results of this analysis are summarized below:

                                                                  IMPLIED
                                                                  ONHEALTH            IMPLIED
                                         IMPLIED ONHEALTH       EQUITY VALUE         EXCHANGE
            CALENDAR YEAR                  EQUITY VALUE          PER SHARE             RATIO
            -------------               -------------------    --------------    -----------------
2000..................................  $209 - $334 million    $8.27 - $12.33    0.1205x - 0.1797x
2001..................................  $190 - $293 million    $7.63 - $11.00    0.1112x - 0.1603x

     Precedent transactions analysis. Using publicly available information, Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the Internet industry, including:

Target/Acquiror

Target/Acquiror

Silknet Software, Inc./Kana Communications, Inc.

InterVu Inc./Akamai Technologies, Inc.

Interleaf, Inc./BroadVision Inc.

Direct Hit Technologies, Inc./Ask Jeeves

Concentric Network Corporation/NEXTLINK Communications, Inc.

MapQuest.com, Inc./AOL

yesmail.com/CMGI, Inc.

Puma Technology, Inc./NetMind Technologies, Inc.

Net Effect Systems, Inc./Ask Jeeves

ProxiNet, Inc./Puma Technology, Inc.

Sandpiper Networks, Inc./Digital Island, Inc.

BlueMountain.com/At Home Corporation, now Excite@Home

ISOCOR/Critical Path, Inc.

Flycast Communications Corporation/CMGI

Earthlink Network, Inc./MindSpring Enterprises, Inc.

AdKnowledge Inc./Engage, Inc.

AdForce, Inc./CMGI

Egghead.com, Inc./Onsale, Inc.

NetGravity, Inc./DoubleClick Inc.

iMall, Inc./Excite@Home

Alta Vista Company/CMGI

Abacus Direct Corporation/DoubleClick Inc.

Telebanc Financial Corporation/E*TRADE Group, Inc.

SMART Technologies, Inc./i2Technologies Inc.

broadcast.com Inc./Yahoo!

Shopping.com/Compaq Computer Corporation

Zip2 Corporation/Compaq Computer

Lycos, Inc./USA Networks, Inc.

MovieFone, Inc./AOL

GeoCities, Inc./Yahoo!

Excite, Inc./At Home Corporation, @Home

Starfish Software, Inc./Motorola, Inc.

     Based on this information and other publicly available information, the following table illustrates ranges of the implied OnHealth equity valuations, OnHealth equity valuations per share and exchange ratios, based on Healtheon/WebMD's closing price of $68.63 on February 15, 2000, derived from applying a range of one day and one month premiums that Robertson Stephens derived from the precedent transactions:

                                                                            IMPLIED             IMPLIED
                                                                           ONHEALTH            ONHEALTH
                            RANGE OF          IMPLIED ONHEALTH           EQUITY VALUE          EXCHANGE
PREMIUM TO MARKET           PREMIUMS            EQUITY VALUE               PER SHARE             RATIO
-----------------          ----------    ---------------------------    ---------------    -----------------
One day premium..........  15% to 30%    $308 million - $354 million    $11.46 - $12.96    0.1671x - 0.1888x
One month premium........  30% to 50%    $242 million - $287 million    $ 9.34 - $10.78    0.1362x - 0.1571x

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to OnHealth or Healtheon/WebMD. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     Historical exchange ratio analysis. Robertson Stephens applied a range of control premiums of 15% to 30% to the historical ratios of the average closing price of OnHealth common stock to the average closing price of Healtheon/WebMD common stock over various periods ending February 15, 2000. The following table sets forth the ranges of implied exchange ratios, OnHealth equity values per share, based on Healtheon/WebMD's closing price of $68.63 on February 15, 2000, and OnHealth equity values.

                                                                IMPLIED
                                                               ONHEALTH
                                       IMPLIED EXCHANGE      EQUITY VALUE       IMPLIED ONHEALTH
PERIOD ENDING FEBRUARY 15, 2000              RATIO             PER SHARE          EQUITY VALUE
-------------------------------        -----------------    ---------------    -------------------
1 day................................  0.1671x - 0.1888x    $11.46 - $12.96    $308 - $354 million
5 days...............................  0.1911x - 0.2160x    $13.11 - $14.82    $358 - $411 million
10 days..............................  0.1772x - 0.2003x    $12.16 - $13.75    $329 - $378 million
20 days..............................  0.1657x - 0.1874x    $11.37 - $12.86    $305 - $351 million
30 days..............................  0.1889x - 0.2135x    $12.96 - $14.65    $354 - $406 million

     Pro forma analyses. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share of the combined company for calendar years 2000 and 2001. The following table summarizes the results of this analysis:

Calendar year 2000 estimated revenue per share accretion....  1.5%
Calendar year 2001 estimated revenue per share accretion....  5.1%

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other factors and comparative analyses. In rendering its opinion, Robertson Stephens considered other factors and conducted other comparative analyses, including, among other things a review of the history of trading prices and volume for each of Healtheon/WebMD common stock and OnHealth common stock for the period from February 12, 1999 to February 15, 2000.

     While the foregoing summary describes analyses and factors that Robertson Stephens deemed material in its presentation to the OnHealth board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Healtheon/WebMD and OnHealth. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Healtheon/WebMD common stock may be traded at any future time.

     The engagement letter between Robertson Stephens and OnHealth provides that, for its services, Robertson Stephens is entitled to receive a transaction fee equal to 1.5% of the aggregate transaction value payable upon completion of the merger and a fee of $250,000 payable upon delivery of the Robertson Stephens opinion, which fee shall be credited against the transaction fee. OnHealth has also agreed to reimburse Robertson Stephens for some of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for specified losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to OnHealth. The terms of the fee arrangement with Robertson Stephens, which OnHealth and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between OnHealth and Robertson Stephens, and the OnHealth board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the past, Robertson Stephens has provided investment banking services to Healtheon/WebMD for which it has been paid customary fees. Robertson Stephens maintains a market in the shares of Healtheon/WebMD common stock. In the ordinary course of business, Robertson Stephens may trade in OnHealth's securities and Healtheon/WebMD's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in OnHealth's securities or Healtheon/WebMD's securities.

     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF ONHEALTH'S DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES IN THE
MERGER

     When considering the recommendation of OnHealth's board of directors, you should be aware that some of OnHealth's directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, your interests, and that may create potential conflicts of interest. These interests include, among other things, indemnification rights, acceleration of option vesting and other benefits and payments under some agreements and employee benefit and retention plans.

     The OnHealth board of directors was aware of and considered the interests of OnHealth's directors, executive officers and affiliates in approving the merger agreement and merger and recommending that OnHealth's shareholders approve the merger agreement and merger.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the shareholders of OnHealth. The merger will become effective upon the filing of articles of merger and an agreement and plan of merger with the Secretary of State of Washington.

STRUCTURE OF THE MERGER AND CONVERSION OF ONHEALTH COMMON STOCK

     Tech Acquisition, a newly formed and wholly owned subsidiary of Healtheon/WebMD, will be merged with and into OnHealth. As a result of the merger, the separate corporate existence of Tech Acquisition will cease and OnHealth will continue as the surviving corporation. Healtheon/WebMD common stock will continue to be traded on the Nasdaq National Market and will be held by the shareholders of Healtheon/WebMD and OnHealth.

     Upon completion of the merger, each outstanding share of OnHealth common stock will be converted into a right to receive 0.189435 shares of Healtheon/WebMD common stock. The exchange ratio will be adjusted to reflect the effect of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination of shares or similar recapitalization with respect to Healtheon/WebMD common stock occurring prior to completion of the merger. No fractional shares of Healtheon/WebMD common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional shares of Healtheon/WebMD common stock, any shareholder who would otherwise receive a fractional share will receive a cash payment equal to the product obtained by multiplying the fractional share interest of such holder by the average of the high and low sales prices for a share of Healtheon/ WebMD common stock on the Nasdaq National Market on the first trading day after the effective date of the merger.

EXCHANGE OF ONHEALTH STOCK CERTIFICATES FOR HEALTHEON/WEBMD STOCK CERTIFICATES

     When the merger is completed, Healtheon/WebMD's exchange agent will mail to OnHealth shareholders a letter of transmittal and instructions for use in surrendering OnHealth stock certificates in exchange for Healtheon/ WebMD stock certificates. When a shareholder delivers an OnHealth stock certificate to the exchange agent along with an executed letter of transmittal and any other required documents, the delivered stock certificate will be canceled and the OnHealth shareholder will receive Healtheon/WebMD stock certificates representing the number of full shares of Healtheon/WebMD common stock to which the shareholder is entitled under the merger agreement. An OnHealth shareholder will receive payment in cash, without interest, in lieu of any fractional shares of Healtheon/WebMD common stock which would have been otherwise issuable to the shareholder in the merger.

YOU SHOULD NOT SUBMIT YOUR ONHEALTH STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     OnHealth shareholders are not entitled to receive any dividends or other distributions on Healtheon/WebMD common stock until the merger is completed and they have surrendered their OnHealth stock certificates in exchange for Healtheon/WebMD stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of OnHealth stock certificates and the issuance of the corresponding Healtheon/WebMD certificates, OnHealth shareholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Healtheon/WebMD common stock. At the appropriate payment date, OnHealth shareholders will also receive the amount of dividends or other distributions, without interest, with a record date after the completion of the merger and a payment date after they exchange their OnHealth stock certificates for Healtheon/WebMD stock certificates.

     Healtheon/WebMD will only issue a Healtheon/WebMD stock certificate or direct its exchange agent to issue a check in lieu of a fractional share to OnHealth shareholders in a name in which the surrendered OnHealth stock certificate is registered. If OnHealth shareholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to OnHealth shareholders. This discussion is based on existing provisions of the tax code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a position contrary to the consequences described below.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - if you are a dealer in securities

     - if you are a tax-exempt organization

     - if you are subject to the alternative minimum tax provisions of the tax code

     - if you are a foreign person or entity

     - if you are a financial institution or insurance company

     - if you do not hold your OnHealth shares as capital assets

     - if you acquired your shares in connection with stock option or stock purchase plans, in exchange for services or in other compensatory transactions

     - if you hold OnHealth shares as part of an integrated investment, including a straddle, comprised of shares of OnHealth common stock and one or more other positions, or

     - if you hold OnHealth shares subject to the constructive sale provisions of Section 1259 of the tax code.

     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any of these transactions are undertaken in connection with the merger, including without limitation any transaction in which OnHealth shares are acquired or shares of Healtheon/WebMD common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire OnHealth capital stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

     Tax implications for OnHealth shareholders

     Counsel to Healtheon/WebMD, Alston & Bird LLP, and counsel to OnHealth, Preston Gates & Ellis LLP, are of the opinion that the merger of Healtheon/WebMD's wholly owned subsidiary with and into OnHealth will be a reorganization for U.S. federal income tax purposes within the meaning of section 368(a) of the tax code. This means that:

     - OnHealth shareholders will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of OnHealth common stock in the merger, except for cash received in lieu of a fractional share of Healtheon/WebMD common stock.

     - Cash payments received by OnHealth shareholders in lieu of a fractional share of Healtheon/WebMD common stock should be treated as if these fractional share had been issued in the merger and then redeemed by Healtheon/WebMD. The OnHealth shareholders should generally recognize gain or loss with respect to these cash payments, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     - The aggregate tax basis of the Healtheon/WebMD common stock received by holders of OnHealth common stock will be the same as the aggregate tax basis of the OnHealth common stock surrendered in exchange for the Healtheon/WebMD common stock.

     - The holding period of the Healtheon/WebMD common stock received by holders of OnHealth stock in the merger will include the period the exchanged OnHealth common stock was considered to be held, provided that the OnHealth common stock surrendered is held as a capital asset at the time of the merger.

     Limitation on the tax opinions

     Neither Healtheon/WebMD nor OnHealth has requested a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

     The opinions described above do not bind the IRS nor preclude it from adopting a contrary position. These opinions are subject to qualifications and are conditioned upon assumptions, including the truth and accuracy of representations provided by the parties to the merger agreement.

     Consequences of a contrary Internal Revenue Service determination

     A successful IRS challenge to the status of the merger as a reorganization would result in a OnHealth shareholder recognizing gain or loss with respect to each share of OnHealth common stock surrendered. This gain or loss would equal the difference between the shareholder's basis in the shares and the fair market value, at the time of the merger, of the Healtheon/WebMD common stock received. In this event, a shareholder's aggregate basis in the Healtheon/WebMD common stock received would equal its fair market value, and the shareholder's holding period for the Healtheon/WebMD stock would begin the day after the merger.

     Even if the merger qualifies as a reorganization, a shareholder who receives shares of Healtheon/WebMD common stock would recognize gain to the extent that those shares were considered received in exchange for services. Gain would also have to be recognized to the extent that a holder of OnHealth common stock was treated as receiving, directly or indirectly, consideration other than Healtheon/WebMD common stock in exchange for the holder's OnHealth common stock. All or a portion of those gain amounts may be taxable as ordinary income.

     Dissenters' rights

     OnHealth shareholders who exercise appraisal rights and receive payment for their OnHealth common stock in cash should generally recognize gain or loss for federal income tax purposes, measured by the difference, if any, between the amount of cash received and the basis in such shares, provided that the payment is not treated as a dividend distribution for tax purposes. A sale of OnHealth common stock pursuant to an exercise of appraisal rights should generally not be treated as a dividend if, as a result of such exercise, the shareholder owns no shares of Healtheon/WebMD or OnHealth stock, either actually or constructively.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of OnHealth will be included in the consolidated financial statements of Healtheon/WebMD. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of OnHealth acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the HSR Act, which prevents transactions from being completed until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the appropriate waiting periods end or expire. Healtheon/WebMD and OnHealth and related parties made their filings with the DOJ and the FTC, and the waiting period has expired. The requirements of the HSR Act will be satisfied if the merger is completed within one year from termination of the waiting period.

     The DOJ or the FTC may challenge the merger on antitrust grounds after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the DOJ or the FTC could take action under the antitrust laws. Certain other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired, any state could take action under the antitrust laws. A challenge to the merger could be made and if a challenge is made we may not prevail.

     Neither Healtheon/WebMD nor OnHealth is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and compliance with applicable corporate law of the State of Washington.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF HEALTHEON/WEBMD AND ONHEALTH

     The shares of Healtheon/WebMD common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Healtheon/WebMD common stock issued to or held by any person who is an affiliate of either Healtheon/WebMD or OnHealth. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Healtheon/WebMD or OnHealth and may include some of their respective officers and directors, as well as their respective principal shareholders. Affiliates may not sell their shares of Healtheon/WebMD common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares

     - an exemption under paragraph (d) of Rule 145 under the Securities Act

     - any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF HEALTHEON/WEBMD COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that Healtheon/WebMD shall have the shares of Healtheon/WebMD common stock to be issued in the merger authorized for quotation on the Nasdaq National Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF ONHEALTH COMMON STOCK AFTER THE MERGER

     If the merger is completed, OnHealth will use its best efforts to cause the OnHealth common stock to be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act.

OPERATIONS AFTER THE MERGER

     Following the merger, OnHealth will be a wholly owned subsidiary of Healtheon/WebMD. The shareholders of OnHealth will become stockholders of Healtheon/WebMD, and their rights as stockholders will be governed by the Healtheon/WebMD certificate of incorporation, the Healtheon/WebMD bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of OnHealth Common Stock and Healtheon/WebMD Common Stock" on page 77.

RIGHTS OF DISSENTING ONHEALTH SHAREHOLDERS

     The following is a brief summary of the rights of holders of OnHealth common stock to dissent from the merger and receive cash equal to the fair value of their OnHealth common stock instead of receiving shares of Healtheon/WebMD common stock. This summary is not exhaustive, and you should read the applicable sections of Chapter 23B.13 of Washington law, which is attached to this proxy statement/prospectus as Annex C.

     IF YOU ARE CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER, YOU SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX C, PARTICULARLY THE PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTERS' RIGHTS, WHICH ARE COMPLEX. YOU SHOULD ALSO CONSULT YOUR LEGAL COUNSEL. IF YOU DO NOT FULLY AND PRECISELY SATISFY THE PROCEDURAL REQUIREMENTS OF WASHINGTON LAW, YOU WILL LOSE YOUR DISSENTERS' RIGHTS.

     Requirements for exercising dissenters' rights

     To exercise dissenters' rights, you must:

     - deliver to OnHealth before the vote is taken at the special meeting written notice of your intent to demand the fair value for your OnHealth common stock if the merger is consummated and becomes effective

     - not vote your shares of OnHealth common stock at the special meeting in favor of the proposal to approve the merger agreement.

     If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

     Submitting a proxy card that does not direct how the OnHealth common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with OnHealth at: OnHealth Network Company, 808 Howell Street, Suite 400, Seattle, WA 98101, Attn: Chief Financial Officer.

     Appraisal Procedure

     Within ten days after the proposed merger has been approved, OnHealth will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

     - the address where the demand for payment and certificates representing shares of OnHealth common stock must be sent and the date by which they must be received

     - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received

     - a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the OnHealth common stock or an interest in it

     - a copy of the dissenters' rights provisions of Washington law, attached as Annex C.

     If you wish to assert dissenters' rights, you must demand payment and deposit your OnHealth certificates within 30 days after the notice is given. IF YOU FAIL TO MAKE DEMAND FOR PAYMENT AND DEPOSIT YOUR ONHEALTH CERTIFICATES WITHIN THE 30-DAY PERIOD, YOU WILL LOSE THE RIGHT TO RECEIVE FAIR VALUE FOR YOUR SHARES UNDER THE DISSENTERS' RIGHTS PROVISIONS, EVEN IF YOU FILED A TIMELY NOTICE OF INTENT TO DEMAND PAYMENT.

     Except as provided below, within 30 days of the later of the effective time of the merger or OnHealth's receipt of a valid demand for payment, OnHealth will remit to each dissenting shareholder who complied with the requirements of Washington law the amount OnHealth estimates to be the fair value of the shareholder's OnHealth common stock, plus accrued interest. OnHealth will include the following information with the payment:

     - financial data relating to OnHealth

     - OnHealth's estimate of the fair value of the shares and a brief description of the method used to reach that estimate

     - a copy of Chapter 23B.13 of Washington law

     - a brief description of the procedures to be followed in demanding supplemental payment.

     For dissenting shareholders who were not the beneficial owner of their shares of OnHealth common stock before August 4, 2000, OnHealth may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder's demand for payment.

     If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify OnHealth in writing of and demand payment of your estimate of fair value of your shares and the

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

amount of interest due. If any dissenting shareholder's demand for payment is not settled within 60 days after receipt by OnHealth of his or her payment demand, Chapter 23B.13.300 of Washington law requires that OnHealth commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Healtheon/WebMD common stock to be issued to non-dissenting shareholders for their OnHealth common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted by OnHealth, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

     The court will determine the costs and expenses of the court proceeding and assess them against OnHealth, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that OnHealth did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of Washington law, the court may also assess against OnHealth any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against OnHealth.

     A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in the shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies OnHealth in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of OnHealth common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

     For purposes of Washington law, "fair value" means the value of OnHealth common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under Section 23B.13.020 of Washington law, an OnHealth shareholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13, Sections 25.10.900 through 25.10.955 of Washington law, OnHealth's articles of incorporation or OnHealth's bylaws or was fraudulent with respect to that shareholder or OnHealth.

                              THE MERGER AGREEMENT

     The provisions of the merger agreement are complicated and not easily summarized. The merger agreement is attached to this proxy statement/prospectus as Annex A, and you are urged to read it carefully.

REPRESENTATIONS AND WARRANTIES

     Healtheon/WebMD and OnHealth each made representations and warranties in the merger agreement regarding aspects of their businesses, financial condition, structure and other facts pertinent to the merger, including:

     - capitalization

     - changes in Healtheon/WebMD's and OnHealth's businesses since September 30, 1999

     - litigation

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

     - financial statements

     - filings with the SEC.

     In general, the representations and warranties of OnHealth are more detailed and cover topics not covered by the Healtheon/WebMD representations and warranties. Additional representations and warranties regarding the business of OnHealth not given by Healtheon/WebMD include:

     - accounts receivable

     - proprietary software of OnHealth

     - material contracts

     - benefit plans.

     In addition, OnHealth made additional representations and warranties regarding the fairness opinion received by OnHealth from its financial advisor and state anti-takeover laws.

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Healtheon/WebMD agreed that until the completion of the merger or unless OnHealth consents in writing, Healtheon/WebMD will use reasonable efforts to maintain its material rights and material franchises and preserve its material relationships with customers, suppliers and others having business dealings with it.

     OnHealth agreed that until the completion of the merger or unless Healtheon/WebMD consents in writing, OnHealth would conduct its business substantially as presently conducted and refrain from entering into any transactions or contracts other than in the ordinary course of business and consistent with past practice, not make any material change in its methods of management, and consult with Healtheon/WebMD prior to undertaking new business opportunities outside the ordinary course of business.

     OnHealth also agreed to specific restrictions on its business and operations relating to the following:

     - employees and employee benefits and remuneration

     - the incurrence of indebtedness

     - capital expenditures

     - strategic alliances, sponsorship agreements and distribution, sale, license or marketing agreements

     - modification of OnHealth's articles of incorporation and bylaws

     - accounting principles and procedures

     - the issuance of securities

     - the redemption of securities

     - making any loans

     - modification of options granted pursuant to any of its option plans

     - intellectual property

     - the acquisition of assets or other entities

     - the disposition of assets

     - material modification or termination of contracts

     - actions which would cause the representations and warranties regarding OnHealth's business, financial condition and structure in the merger agreement to be untrue or incorrect in any material respect.

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

NO OTHER NEGOTIATIONS INVOLVING ONHEALTH

     Until the merger is completed or the merger agreement is terminated, OnHealth has agreed not to directly or indirectly take any of the following actions without the consent of Healtheon/WebMD:

     - solicit, initiate, encourage or induce any "acquisition proposal," as defined below

     - participate in any discussions or negotiations regarding any acquisition proposal

     - disclose any confidential information with respect to any acquisition proposal

     - take any other action to facilitate any inquiries or attempt to make or implement any acquisition proposal

     - engage in discussions with any person with respect to any acquisition proposal

     - accept or enter into any letter of intent contemplating any acquisition proposal.

     OnHealth has agreed to keep Healtheon/WebMD informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     An "acquisition proposal" is any offer or proposal, other than an offer or proposal by Healtheon/WebMD, relating to any transaction or series of transactions involving:

     - the purchase or sale of more than 15% of the outstanding voting equity securities of OnHealth or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of OnHealth

     - any merger, consolidation, business combination or similar transaction involving OnHealth

     - any sale, lease outside the ordinary course of business, exchange, transfer license outside the ordinary course of business, acquisition or disposition or more than 15% of the consolidated assets of OnHealth

     - any transaction that results in the creation of a minority interest in a subsidiary of OnHealth that exceeds 15% of the assets of OnHealth or results in the disposition of a subsidiary which accounts for more than 15% of the consolidated assets of OnHealth

     - any liquidation or dissolution of OnHealth.

     The foregoing shall not prohibit OnHealth or its board of directors from complying with SEC rules regarding communications about tender offers for its securities by third parties. In addition, OnHealth and its board of directors may engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited, bona fide written acquisition proposal by a third party if, in any case:

     - its board of directors concludes in good faith, after consultation with its financial advisors, that such acquisition proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of OnHealth common stock than the proposed merger with Healtheon/WebMD

     - its board of directors determines in the exercise of its reasonable good faith judgment, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to OnHealth shareholders under applicable law

     - prior to furnishing any non-public information to any person in connection with such acquisition proposal, it receives from such person an executed confidentiality agreement with material terms no less favorable to OnHealth than those contained in a similar agreement between Healtheon/WebMD and OnHealth dated February 9, 2000

     - prior to providing any information to any person or entering into discussions or negotiations with any person in connection with such acquisition proposal, OnHealth notifies Healtheon/WebMD promptly of the receipt of a request for such information and the proposed acquisition proposal indicating, in connection with such notice, the material terms and conditions of the request or proposal, the name of the person or group

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

       making such acquisition proposal and keeping Healtheon/WebMD informed as promptly as possible in all material respects of the status and details of the request or proposal

     - it has not taken any of the prohibited actions described above.

ONHEALTH'S EMPLOYEE BENEFIT PLANS

     Individuals who are employed by OnHealth when the merger is completed will become employees of Healtheon/WebMD or one of its subsidiaries, although Healtheon/WebMD may terminate these employees at any time. The employees of OnHealth will be provided employee benefits based on the positions they hold with Healtheon/WebMD and its subsidiaries after the merger on terms and conditions which are substantially similar in the aggregate to those provided by Healtheon/WebMD and its subsidiaries to their similarly situated officers and employees after the merger.

     Prior to the consummation of the merger, OnHealth will terminate each retirement plan which qualifies under Section 401(a) of the tax code, cease all employee salary deferral contributions under each OnHealth retirement plan and reserve the right to amend each OnHealth retirement plan.

     With respect to any benefit plans of Healtheon/WebMD or its subsidiaries in which the officers and employees of OnHealth and its subsidiaries participate after the merger is effective, Healtheon or its applicable subsidiary will

     - waive any pre-existing conditions, exclusions and waiting periods with respect to participation and coverage under any welfare benefit plan in which such employees may be eligible to participate except to the extent such officer or employee was previously excluded from participation in the OnHealth benefit plan by such pre-existing condition

     - provide each officer and employee with credit for any co-payments and deductibles paid prior to the closing of the merger during the year in which the merger occurs in satisfying any applicable deductible or out-of-pocket requirements under any benefit plan

     - other than with respect to vesting credit with respect to Healtheon/WebMD options granted to such officers and employees, recognize all service of such officers and employees with OnHealth and its subsidiaries for all purposes in any benefit plan in which such employees may be eligible to participate after the merger is consummated, except that no duplicative accruals may result.

TREATMENT OF ONHEALTH STOCK OPTIONS AND WARRANTS

     All options outstanding at the effective time of the merger under OnHealth's stock option plans and all warrants to purchase OnHealth common stock will be assumed by Healtheon/WebMD and will be exercisable upon the same terms and conditions as under the applicable OnHealth stock option plan or warrant, except that:

     - each such assumed option or warrant will be exercisable for, and represent the right to acquire, a number of shares of Healtheon/WebMD common stock, rounded to the nearest whole share, equal to the number of shares of OnHealth common stock subject to such OnHealth option or warrant multiplied by the exchange ratio

     - the per share exercise price of the assumed option or warrant will be an amount equal to the per share exercise price of such OnHealth option or warrant divided by the exchange ratio, rounded to the nearest whole cent.

     Healtheon/WebMD has agreed to file a registration statement on Form S-8 for the shares of Healtheon/ WebMD common stock issuable with respect to options under the OnHealth stock option plans and to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

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

CONDITIONS TO COMPLETION OF THE MERGER

     Healtheon/WebMD's respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement and the merger must be approved and adopted by the requisite vote of OnHealth's shareholders

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - Healtheon/WebMD and OnHealth must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the tax code, however, if counsel to either Healtheon/WebMD or OnHealth does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to the other party.

     OnHealth's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Healtheon/WebMD's representations and warranties must be true and correct as of the date the merger is to be completed as if made as of that time except:

        - where the failure to be so true and correct would not have a material adverse effect on Healtheon/WebMD

        - to the extent Healtheon/WebMD's representations and warranties address matters only as of a particular date or period of time, they must be true and correct as of that date or period of time, except where the failure to be so true and correct would not have a material adverse effect on Healtheon/WebMD

     - Healtheon/WebMD must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it at or before completion of the merger

     - No "material adverse effect," as defined below, with respect to Healtheon/WebMD and its subsidiaries, taken as a whole, shall have occurred since February 15, 2000.

     A "material adverse effect" on Healtheon/WebMD means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the financial position, business, or results of operations of Healtheon/WebMD and its subsidiaries, taken as a whole, or the ability of Healtheon/WebMD to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement, but does not include events, changes or occurrences generally affecting the healthcare information technology industry or the overall U.S. economy.

     Healtheon/WebMD's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - OnHealth's representations and warranties must be true and correct as of the date the merger is to be completed as if made as of such time except:

        - where the failure to be so true and correct would not have a "material adverse effect," as defined below, on OnHealth

        - to the extent OnHealth's representations and warranties address matters only as of a particular date or period of time, they must be true and correct as of that date or period of time, except where the failure to be so true and correct would not have a material adverse effect on OnHealth

     - OnHealth must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by OnHealth at or before completion of the merger

     - holders of less than 3% of OnHealth capital stock shall have elected to seek their statutory dissenters rights under Washington law

     - no material adverse effect with respect to OnHealth and its subsidiaries, taken as a whole, shall have occurred since February 15, 2000

     - no claims or litigation threatened in writing or pending arising out of In the Matter of OnHealth Network Company before the SEC, late filing of the OnHealth's Form 10-Q for the quarter ended June 30, 1997 or restatement of earnings for compensation expenses associated with options granted under OnHealth's stock plans for the period January 1, 1999 through December 31, 1999, which in the reasonable opinion of Healtheon/WebMD can reasonably be expected to result in judgments, settlements or recoveries against OnHealth for which Healtheon/WebMD would be responsible, in excess of OnHealth's available insurance coverage.

     A "material adverse effect" on OnHealth means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the financial position, business, or results of operations of OnHealth and its subsidiaries, taken as a whole, or the ability of OnHealth to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement, but does not include any adverse effect due to changes in conditions generally affecting the healthcare or electronic commerce industries or the U.S. economy as a whole, or any change or adverse effect caused by, or relating to, the announcement of the merger agreement or the transactions contemplated thereby, or any adverse effect due to legal or regulatory changes, other than an order or regulatory action specifically related to OnHealth.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval of the merger agreement and merger by the shareholders of OnHealth:

     - by mutual consent of Healtheon/WebMD and OnHealth

     - by Healtheon/WebMD or OnHealth, if the merger is not completed before October 31, 2000, except that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation has been the cause of or resulted in the failure of the merger to occur on or before October 31, 2000

     - by Healtheon/WebMD or OnHealth, if any court or governmental authority having jurisdiction over either party issues an order, decree or ruling or other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger which is final and nonappealable

     - by Healtheon/WebMD, if the board of directors of OnHealth withdraws or modifies its recommendation of the adoption and approval of the merger agreement and merger in a manner adverse to Healtheon/WebMD, fails to convene its stockholders meeting for the purpose of voting on the merger within 30 days of the effectiveness of the registration statement or recommends to the shareholders of OnHealth an acquisition proposal

     - by Healtheon/WebMD if it is determined by the board of directors of Healtheon/WebMD after receipt of written advice from counsel that, as a result of developments in In the Matter of OnHealth Network Company before the SEC, there is a reasonable probability that there will be a material delay in the effectiveness of the registration statement filed, or contemplated to be filed, by Healtheon/WebMD with the SEC with respect to any transaction described in Rule 145(a) under the Securities Act, if the delay is not resolved to the reasonable satisfaction of Healtheon/WebMD within 20 days of notice to OnHealth

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

     - by either Healtheon/WebMD or OnHealth, upon a breach of any representation, warranty, covenant or agreement of the other party or if any representation or warranty of the other party shall have become untrue such that the conditions to closing applicable to representations, warranties, covenants and agreement cannot be satisfied unless curable through commercially reasonable efforts, provided a 30 days cure period has expired following notice of such breach, except that Healtheon/WebMD may not terminate the merger agreement for this reason if such failure is cause by action or failure to act of Healtheon/WebMD and such action or failure to act constitutes a material breach by Healtheon/WebMD of the merger agreement.

PAYMENT OF TERMINATION FEES

     OnHealth will pay Healtheon/WebMD a termination fee of $9 million not later than two days after the merger agreement is terminated by Healtheon/WebMD:

     - at a time when an acquisition proposal with respect to OnHealth exists, and the board of directors of OnHealth has withdrawn or modified its recommendation of the adoption and approval of the merger agreement and merger in a manner adverse to Healtheon/WebMD, failed to either convene the required meeting of shareholders to vote on adoption of the merger agreement and the merger or recommended to the shareholders of OnHealth the acquisition proposal, or

     - at a time when an acquisition proposal with respect to OnHealth exists, the merger agreement and the merger fail to receive the requisite vote of the shareholders of OnHealth at the OnHealth special meeting.

     Healtheon/WebMD will not be entitled to receive the termination fee if the board of directors of OnHealth withdraws, modifies or changes its recommendation of the merger agreement or the transactions contemplated thereby in a manner adverse to Healtheon/WebMD due solely to:

     - a breach by Healtheon/WebMD or Tech Acquisition of any representation or warranty contained in the merger agreement such that the representations and warranties of such parties are not true and correct in all material respects, which breach is not cured by Healtheon/WebMD within ten days following notice of such breach, or

     - a breach by Healtheon/WebMD or Tech Acquisition of any covenant or agreement contained in the merger agreement, which breach is not cured by Healtheon/WebMD within ten days following notice of such breach.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be amended by mutual agreement of the parties before completion of the merger provided there is compliance with applicable state law in so doing.

     Either party may extend the other party's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

                    ONHEALTH RELATED TRANSACTION AGREEMENTS

VOTING AGREEMENTS

     Healtheon/WebMD required the directors, executive officers and some significant OnHealth shareholders to enter into voting agreements with Healtheon/WebMD in connection with execution of the merger agreement. The voting agreements require these directors, executive officers and significant shareholders to vote all of the shares of OnHealth common stock beneficially owned by them in favor of the merger. As of the record date, the executive officers, directors and OnHealth shareholders who entered into the voting agreements collectively owned 11,045,950 shares of OnHealth common stock. Thus, as of the record date, shareholders of OnHealth holding in excess of 44.3% of the outstanding shares of common stock have agreed to vote in favor of the merger, and these shareholders have executed a proxy in favor of Healtheon/WebMD to this effect.

     Each OnHealth shareholder who is a party to a voting agreement agreed not to, directly or indirectly, sell or otherwise transfer the OnHealth common stock and options or warrants to purchase OnHealth common stock owned, controlled or acquired by such shareholder prior to the termination of the voting agreements without the written consent of Healtheon/WebMD.

     The voting agreements will terminate upon the earlier to occur of:

     - the completion of the merger

     - the termination of the merger agreement in accordance with its terms

     - October 31, 2000.

ONHEALTH WARRANTS ISSUED TO HEALTHEON/WEBMD

     Upon entering into the merger agreement, OnHealth issued to Healtheon/WebMD a warrant to purchase up to 5,800,000 shares of OnHealth common stock. Subject to customary adjustments for stock splits, stock dividends and reverse stock splits, the warrant shares are exercisable at a price per share equal to $10.75. The warrant was fully vested and exercisable as of February 15, 2000 and expires on February 15, 2003.

     In the event of any reorganization, reclassification, consolidation or merger or any sale of OnHealth pursuant to which the holders of OnHealth common stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for such common stock, Healtheon/WebMD has the right to purchase such number, amount and like-kind of shares of stock, securities, cash or other assets as may be issued or payable with respect to the shares of OnHealth common stock into which the warrant may be converted upon exercise pursuant to the terms of such transaction. In addition, in the event OnHealth issues additional shares of its common stock for consideration less than the exercise price for the warrant, then the per share exercise price of the warrant will be adjusted according to price protection provisions set forth in the warrant. The shares of OnHealth common stock received upon exercise of the warrant are entitled to piggy-back and demand registration rights in accordance with the terms of the warrant. In addition, on and after February 15, 2001, OnHealth has the right to repurchase all warrant shares purchased by Healtheon/WebMD in excess of 3,000,000 warrant shares for a purchase price equal to the original exercise price paid by Healtheon/WebMD.

LOAN AGREEMENT BETWEEN HEALTHEON/WEBMD AND ONHEALTH AND RELATED ONHEALTH
WARRANTS

     As an inducement to OnHealth to enter into the merger agreement, Healtheon/WebMD, under a loan agreement entered into on February 15, 2000, agreed to lend to OnHealth operating funds of $15 million immediately following execution of the merger agreement. OnHealth delivered a promissory note for $15 million on February 15, 2000 in exchange for the initial operating funds from Healtheon/WebMD. Under the loan agreement, Healtheon/WebMD also agreed to make additional loans on one or more occasions after May 1, 2000, upon demonstration of a reasonable business need by OnHealth in an aggregate additional amount of up to $15 million. OnHealth received additional operating funds from Healtheon/WebMD of $5 million on each of June 13, 2000 and July 19, 2000. The principal of the loans accrue interest at a rate of the prime rate plus two percentage points per annum and are due on February 15, 2001. After Healtheon/WebMD has advanced OnHealth loans in the aggregate amount of $25 million any additional funds will require the approval of the special committee of Healtheon/WebMD's board of directors which approval may be withheld in the reasonable discretion of such committee.

     If the merger is not completed on or prior to July 31, 2000 and the merger agreement has not terminated in accordance with its terms, Healtheon/WebMD has agreed to consider in good faith making additional loans to OnHealth upon demonstration of a reasonable business need by OnHealth. In the event that Healtheon/WebMD declines to advance additional funds and OnHealth has less than $8 million of cash, money market equivalents or other marketable securities, Healtheon/WebMD agreed to consent to OnHealth incurring additional indebtedness from third parties that may be treated equally without preference with the loans made by Healtheon/WebMD. Healtheon/WebMD's obligation to make any additional loan terminates on the earlier to occur of the date the merger closes or the date the merger agreement is terminated.

     As security for the loans, OnHealth agreed to grant to Healtheon/WebMD a security interest in substantially all of its collateral consisting of receivables, inventory, equipment, general intangibles, documents of title, balances, deposits and other properties and any and all products and proceeds of such property.

     In addition, in connection with the loan agreement, OnHealth issued additional rights to Healtheon/WebMD as of February 15, 2000 that provide in the event that:

     - the merger agreement has been terminated in accordance with its terms

     - any principal and accrued interest arising under the loans referenced in this section remain outstanding as of specified dates.

     OnHealth will issue to Healtheon/WebMD on such specified dates warrants to purchase additional shares of OnHealth common stock.

     The exercise price for the additional warrants is $0.01 per share. The additional warrants shall be issuable as follows:

     - a warrant for 250,000 shares will be issued 90 days after the termination date

     - a warrant for 125,000 shares will be issued 180 days after the termination date

     - a warrant for 125,000 shares will be issued 270 days after the termination date.

     The other terms of the additional warrants shall be in a form and substance identical to the warrants described in "OnHealth warrants issued to Healtheon/WebMD" on page 58.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Healtheon/WebMD common stock has been traded on the Nasdaq National Market under the symbol HLTH since February 10, 1999, the date of Healtheon/WebMD's initial public offering. OnHealth common stock has been traded on the Nasdaq Stock Market under the symbol ONHN since June 16, 1998 and previously under the symbol of OnHealth's predecessor, IVI Publishing, Inc., IVIP, since October 6, 1993, the date of IVI Publishing's initial public offering.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Healtheon/WebMD common stock and OnHealth common stock as reported on the Nasdaq Stock Market.

                                                                                      ONHEALTH
                                                               HEALTHEON/WEBMD         COMMON
                                                                COMMON STOCK          STOCK(1)
                                                              -----------------    ---------------
                                                               HIGH       LOW       HIGH      LOW
                                                              -------    ------    ------    -----
Year Ending December 31, 1998:
  First Quarter.............................................  $    --    $   --    $ 6.00    $2.63
  Second Quarter............................................       --        --      3.63     4.88
  Third Quarter.............................................       --        --     11.38     3.63
  Fourth Quarter............................................       --        --      6.63     2.19
Year Ending December 31, 1999:
  First Quarter.............................................  $ 49.38    $21.75    $21.88    $4.63
  Second Quarter............................................   126.19     37.50     22.75     8.25
  Third Quarter.............................................    82.63     28.25     12.63     5.71
  Fourth Quarter............................................    51.50     31.50     13.50     5.75
Year Ending December 31, 2000:
  First Quarter.............................................    75.19     21.06     12.25     4.13
  Second Quarter............................................    30.88     12.06      5.69     1.69
  Third Quarter (through August 4, 2000)....................    18.75     12.25      2.88     1.88

------------------
(1) From January 1, 1998 through August 31, 1999, OnHealth's common stock was traded on the Nasdaq SmallCap Market. Beginning September 1, 2000, OnHealth's common stock was traded on the Nasdaq National Market.

     The following table sets forth the closing prices per share of Healtheon/WebMD common stock and OnHealth common stock as reported on the Nasdaq National Market on February 15, 2000, the business day preceding public announcement that Healtheon/WebMD and OnHealth had entered into the merger agreement and on August 4, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of OnHealth common stock on those dates. The equivalent price per share for OnHealth common stock is equal to the closing price of a share of Healtheon/WebMD common stock on that date multiplied by 0.189435, the number of shares of Healtheon/WebMD common stock to be issued in exchange for each share of OnHealth common stock.

                                                                                          ONHEALTH
                                                    HEALTHEON/WEBMD      ONHEALTH      EQUIVALENT PER
                                                     COMMON STOCK      COMMON STOCK     SHARE PRICE
                                                    ---------------    ------------    --------------
February 15, 2000.................................      $68.63            $ 9.97           $13.00
August 4, 2000....................................      12.875              2.00             2.44

     OnHealth shareholders are advised to obtain current market quotations for Healtheon/WebMD common stock and OnHealth common stock, respectively. No assurance can be given as to the market prices of Healtheon/WebMD common stock or OnHealth common stock at any time before the consummation of the merger or as to the market price of Healtheon/WebMD common stock at any time after the merger.

     Healtheon/WebMD and OnHealth have never paid cash dividends on their respective shares of capital stock. Pursuant to the merger agreement, OnHealth and Healtheon/WebMD each has agreed not to pay cash dividends pending the consummation of the merger, without written consent of the other party.

                          HEALTHEON/WEBMD CORPORATION

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information is presented herein:

     - unaudited pro forma condensed combined balance sheet as of March 31, 2000 reflecting the acquisition by Healtheon/WebMD of Envoy and the proposed Medical Manager and CareInsite mergers, and unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and three months ended March 31, 2000 reflecting the proposed Medical Manager and CareInsite mergers

     - unaudited pro forma condensed combined statements of operations of Healtheon/WebMD for the year ended December 31, 1999 and three months ended March 31, 2000 reflecting the November 1999 acquisitions of WebMD, MedE America and Medcast, the January 2000 acquisition of Kinetra, the May 2000 acquisition of Envoy and the strategic alliance with News Corporation

     - unaudited pro forma condensed combined statements of operations of Medical Manager and CareInsite for the year ended December 31, 1999 and three months ended March 31, 2000 reflecting the March 30, 2000 acquisition of certain assets of Physician Computer Network.

     Pro forma information regarding the merger with OnHealth are not required to be reflected in the unaudited pro forma condensed combined financial information in accordance with applicable regulations of the SEC.

     The historical financial information has been derived from the respective historical financial statements of Healtheon/WebMD and Medical Manager, which contains the historical financial information of Medical Manager's wholly owned subsidiaries and its majority-owned subsidiary, CareInsite, and should be read in conjunction with the financial statements and the related notes included in or incorporated by reference into this proxy statement/prospectus.

     The unaudited pro forma condensed combined balance sheet has been prepared assuming the mergers with Medical Manager and CareInsite took place as of March 31, 2000 and combine the unaudited pro forma balance sheet of Healtheon/WebMD, after giving effect to the May 2000 acquisition of Envoy as of March 31, 2000, and the unaudited historical balance sheet of Medical Manager as of March 31, 2000, which contains the balance sheets of Medical Manager's wholly owned subsidiaries and its majority-owned subsidiary, CareInsite.

     The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Healtheon/WebMD and Medical Manager, which contains the statements of operations of Medical Manager's wholly owned subsidiaries and its majority-owned subsidiary, CareInsite, and give effect to the mergers with Medical Manager and CareInsite, including the amortization of goodwill and other intangible assets resulting from the mergers with Medical Manager and CareInsite, as if they occurred on January 1, 1999. Medical Manager's fiscal year end is June 30, and its financial information has been presented on a December 31 calendar-year basis to conform to Healtheon/WebMD's December 31 fiscal year end. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 combines the unaudited pro forma consolidated statement of operations of Healtheon/WebMD for the year ended December 31, 1999, after giving effect to the November 1999 mergers with WebMD, MedE America and Medcast, the January 2000 acquisition of Kinetra and strategic alliance with News Corporation and the May 2000 acquisition of Envoy, and the unaudited pro forma consolidated statement of operations of Medical Manager for the twelve months ended December 31, 1999, after giving effect to the March 2000 acquisition of certain assets of Physician Computer Network. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 combines the unaudited pro forma combined condensed statement of operations of Healtheon/WebMD for the three months ended March 31, 2000, after giving effect to the January 2000 acquisition of Kinetra and strategic alliance with News Corporation and the May 2000 acquisition of Envoy, and the unaudited pro forma consolidated statement of operations of Medical Manager for the three months ended March 31, 2000, after giving effect to the March 2000 acquisition of certain assets of Physician Computer Network.

                          HEALTHEON/WEBMD CORPORATION

                              UNAUDITED PRO FORMA
            CONDENSED COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The unaudited pro forma condensed combined information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have actually occurred if the Medical Manager and CareInsite mergers, either individually or combined, had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies of Healtheon/WebMD, Medical Manager and CareInsite. The pro forma adjustments are based on the information available at the time of the printing of this proxy statement/prospectus.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                   WITH ENVOY, MEDICAL MANAGER AND CAREINSITE
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                                      AS OF MARCH 31, 2000
                                  ---------------------------------------------------------------------------------------------
                                                   HEALTHEON/WEBMD
                                  --------------------------------------------------    MEDICAL
                                                           PRO FORMA      PRO FORMA     MANAGER      PRO FORMA       PRO FORMA
                                  HISTORICAL   ENVOY(5)   ADJUSTMENTS      COMBINED     (I)(13)     ADJUSTMENTS      COMBINED
                                  ----------   --------   -----------     ----------   ----------   -----------     -----------
Current assets:
  Cash and cash equivalents.....  $1,160,682   $ 23,148   $ (400,000)(2)  $  783,830   $   90,697   $        --     $   874,527
  Marketable securities.........          --         --           --              --       50,436            --          50,436
  Accounts and notes receivable,
    net.........................      71,925     48,823           --         120,748       75,859            --         196,607
  Inventories...................          --         --           --              --       20,041            --          20,041
  Other current assets..........      15,564      6,138           --          21,702       25,516            --          47,218
                                  ----------   --------   ----------      ----------   ----------   -----------     -----------
        Total current assets....   1,248,171     78,109     (400,000)        926,280      262,549            --       1,188,829
  Property and equipment........      65,103     15,852           --          80,955       73,792            --         154,747
  Marketable securities.........          --         --           --              --      245,000            --         245,000
  Prepaid content and
    services....................     616,875         --           --         616,875           --            --         616,875
  Goodwill and other intangible
    assets, net.................   3,763,748     62,512      (62,512)(4)   6,145,964      463,594      (463,594)(4)   8,831,144
                                                           2,382,216(2)                               2,685,180(1)
  Other assets..................      54,370     13,723           --          68,093       16,971            --          85,064
                                  ----------   --------   ----------      ----------   ----------   -----------     -----------
        Total assets............  $5,748,267   $170,196   $1,919,704      $7,838,167   $1,061,906   $ 2,221,586     $11,121,659
                                  ==========   ========   ==========      ==========   ==========   ===========     ===========
Current liabilities:
  Accounts payable..............  $   45,186   $  4,991   $       --      $   50,177   $   20,941   $        --     $    71,118
  Other accrued liabilities.....      81,770     26,891       31,924(2)      140,585       62,574        64,860(1)      268,019
  Deferred revenue..............      10,532         --           --          10,532       27,741            --          38,273
  Current portion of long-term
    obligations.................       2,204        157           --           2,361        4,239            --           6,600
                                  ----------   --------   ----------      ----------   ----------   -----------     -----------
        Total current
          liabilities...........     139,692     32,039       31,924         203,655      115,495        64,860         384,010
Deferred tax liabilities........     118,794         --           --         118,794       35,959            --         154,753
Long-term obligations...........       2,615      3,146           --           5,761       29,989            --          35,750
Minority interest...............          --         --           --              --      123,849      (123,849)(3)          --
Convertible redeemable preferred
  stock.........................          --         --           --              --           --        10,000(1)       10,000
Stockholders' equity:
  Preferred stock...............     629,000         --           --         629,000           --            --         629,000
  Common stock..................          18         --            4(2)           22          459          (459)(3)          35
                                                                                                             13(1)
  Paid in capital...............   5,684,964    191,525     (191,525)(3)   7,707,751      732,706      (732,706)(3)  10,734,927
                                                           2,022,787(2)                               3,027,176(1)
  Deferred compensation.........      (3,931)        --           --          (3,931)          --            --          (3,931)
  Retained earnings (accumulated
    deficit)....................    (822,885)   (56,514)      56,514(3)     (822,885)      61,736       (61,736)(3)    (822,885)
  Treasury stock................          --         --           --              --      (38,287)       38,287(3)           --
                                  ----------   --------   ----------      ----------   ----------   -----------     -----------
        Total stockholders'
          equity................   5,487,166    135,011    1,887,780       7,509,957      756,614     2,270,575      10,537,146
                                  ----------   --------   ----------      ----------   ----------   -----------     -----------
        Total liabilities and
          stockholders'
          equity................  $5,748,267   $170,196   $1,919,704      $7,838,167   $1,061,906   $ 2,221,586     $11,121,659
                                  ==========   ========   ==========      ==========   ==========   ===========     ===========

------------------

(i) Includes the consolidated balance sheets of Medical Manager, its wholly owned subsidiaries and its majority-owned subsidiary, CareInsite.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      WITH MEDICAL MANAGER AND CAREINSITE
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31, 1999
                                          -----------------------------------------------------------------
                                          HEALTHEON/WEBMD   MEDICAL MANAGER
                                             PRO FORMA         PRO FORMA
                                             COMBINED          COMBINED        PRO FORMA         PRO FORMA
                                                (I)            (II)(13)       ADJUSTMENTS        COMBINED
                                          ---------------   ---------------   -----------       -----------
Revenue.................................    $   416,014       $  401,328       $  (6,174)(9)    $   811,168
Operating costs and expenses:
  Cost of operations....................        271,673          217,795          (6,174)(9)        483,294
  Development and engineering...........         81,507           27,153              --            108,660
  Sales and marketing...................        211,237           58,672              --            269,909
  General and administrative............         98,674           66,770              --            165,444
  Litigation expenses...................             --            5,400              --              5,400
  Merger and related costs..............         10,563           17,991              --             28,554
  Non-cash stock compensation...........         29,216               --              --             29,216
  Depreciation and amortization.........      2,221,059           36,485         (23,013)(8)      3,129,591
                                                                                 895,060(6)
                                            -----------       ----------       ---------        -----------
          Total operating costs and
            expenses....................      2,923,929          430,266         865,873          4,220,068
                                            -----------       ----------       ---------        -----------
Loss from operations....................     (2,507,915)         (28,938)       (872,047)        (3,408,900
Interest and other income, net..........          7,865           17,107          (1,001)(12)        23,971
Gain (loss) on sale of investments......             --           24,887         (25,511)(11)          (624)
Income taxes............................             --           (9,956)          9,956(10)             --
Dividends on preferred stock............       (139,525)              --              --           (139,525)
Extraordinary loss......................         (2,198)              --              --             (2,198)
Accretion of redeemable warrants to
  redemption value......................           (538)              --              --               (538)
                                            -----------       ----------       ---------        -----------
Net loss applicable to common
  stockholders..........................    $(2,642,311)      $    3,100       $(888,603)       $(3,527,814)
                                            ===========       ==========       =========        ===========
Basic and diluted net loss per common
  share.................................    $    (13.81)                                        $    (10.84)
                                            ===========                                         ===========
Weighted-average shares outstanding used
  in computing basic and diluted net
  loss per common share.................        191,350                          134,074(7)         325,424
                                            ===========                        =========        ===========

------------------

(i)  Reflects the mergers of WebMD, MedE America and Medcast with
     Healtheon/WebMD in November 1999, Healtheon/WebMD's January 2000 acquisition of Kinetra and strategic alliance with News Corporation, the May 2000 acquisition of Envoy, and all pro forma adjustments associated with these transactions. See page 69 for detailed information on Healtheon/WebMD pro forma condensed combined statement of operations.

(ii) Includes the consolidated statements of operations of Medical Manager, its wholly owned subsidiaries and its majority-owned subsidiary, CareInsite, the acquisition by Medical Manager of Physician Computer Network on March 30, 2000 and all pro forma adjustments associated with this transaction. See page 73 for detailed information on Medical Manager pro forma condensed combined statement of operations.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      WITH MEDICAL MANAGER AND CAREINSITE
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED MARCH 31, 2000
                                         -----------------------------------------------------------------
                                         HEALTHEON/WEBMD   MEDICAL MANAGER
                                            PRO FORMA         PRO FORMA
                                            COMBINED          COMBINED        PRO FORMA         PRO FORMA
                                               (I)            (II)(13)       ADJUSTMENTS        COMBINED
                                         ---------------   ---------------   ------------      -----------
Revenue................................     $ 126,082         $ 100,729      $     (2,360)(9)  $   224,451
Operating costs and expenses:
  Cost of operations...................        90,357            55,280            (2,360)(9)      143,277
  Development and engineering..........        12,879            12,526                --           25,405
  Sales and marketing..................        91,722            17,261                --          108,983
  General and administrative...........        21,772            20,531                --           42,303
  Litigation expenses..................            --               350                --              350
  Depreciation and amortization........       551,384            17,958           (13,779)(8)      779,328
                                                                                  223,765(6)
                                            ---------         ---------      ------------      -----------
          Total operating costs and
            expenses...................       768,114           123,906           207,626        1,099,646
                                            ---------         ---------      ------------      -----------
Loss from operations...................      (642,032)          (23,177)         (209,986)        (875,195)
Interest and other income, net.........        12,970            12,900            (7,202)(12)      18,668
Income taxes...........................            --            (2,617)            2,617(10)           --
                                            ---------         ---------      ------------      -----------
Net loss applicable to common
  stockholders.........................     $(629,062)        $ (12,894)     $   (214,571)     $  (856,527)
                                            =========         =========      ============      ===========
Basic and diluted net loss per common
  share................................     $   (2.95)                                         $     (2.47)
                                            =========                                          ===========
Weighted-average shares outstanding
  used in computing basic and diluted
  net loss per common share............       213,187                             134,074(7)       347,261
                                            =========                        ============      ===========

------------------

(i) Reflects Healtheon/WebMD's January 2000 acquisition of Kinetra and strategic alliance with News Corporation and its May 2000 acquisition of Envoy and all pro forma adjustments associated with these transactions. See page 69 for detailed information on Healtheon/WebMD pro forma condensed combined statement of operations.

(ii) Includes the consolidated statements of operations of Medical Manager, its wholly owned subsidiaries and its majority-owned subsidiary, CareInsite, the acquisition by Medical Manager of Physician Computer Network on March 30, 2000 and all pro forma adjustments associated with this transaction. See page 73 for detailed information on Medical Manager pro forma condensed combined statement of operations.

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED WITH MEDICAL MANAGER AND CAREINSITE
                             FINANCIAL INFORMATION
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The total estimated purchase prices of the acquisition of Envoy and the Medical Manager and CareInsite proposed mergers have been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase prices over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. Although the purchase prices and their allocation are not final, it is anticipated that a portion of the purchase prices will be allocated to assembled workforce, strategic relationships, contracts, trademarks, customer lists and relationships and technology. These allocations are subject to change pending the completion of the final analysis of the total purchase prices and fair values of the assets acquired and liabilities assumed. The impact of any of these changes could be material.

     Reclassifications have been made to the historical financial statements to conform to the presentation of the combined companies of Healtheon/WebMD, Medical Manager and CareInsite.

     The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2000 have been calculated as if the Medical Manager and CareInsite mergers occurred on March 31, 2000 and are as follows:

     (1) To reflect the acquisition of all of the outstanding capital stock of Medical Manager and CareInsite by exchanging shares of Healtheon/WebMD common stock for each outstanding share of Medical Manager and CareInsite common stock for a total estimated combined purchase price of approximately $3.1 billion. The purchase consideration consists of the issuance of an estimated 134.1 million shares of Healtheon/WebMD's common stock with a fair value of approximately $2.1 billion, the issuance of $10 million of convertible redeemable preferred stock, the assumption of options and warrants to purchase 78.0 million shares of Healtheon/WebMD common stock with a fair value of approximately $886.2 million, and other merger costs related to the Medical Manager and CareInsite transactions of approximately $64.9 million, consisting primarily of approximately $50.5 million in investment banking, legal, accounting and regulatory filing fees, and approximately $14.4 million in costs anticipated to be incurred for employee retention, work force reduction, facility consolidation and other merger-related costs.

         The purchase price was determined as follows:

                                        MEDICAL MANAGER                  CAREINSITE
                                  ----------------------------   ---------------------------        TOTAL          AGGREGATE
                                  EQUIVALENT      FAIR VALUE     EQUIVALENT     FAIR VALUE     HEALTHEON/WEBMD     FAIR VALUE
                                    SHARES      (IN THOUSANDS)     SHARES     (IN THOUSANDS)       SHARES        (IN THOUSANDS)
                                  -----------   --------------   ----------   --------------   ---------------   --------------
           Shares...............  102,015,858     $1,629,066     32,058,345      $511,931        134,074,203       $2,140,997
           Stock Options........   61,261,153        727,766     13,642,070       137,784         74,903,223          865,550
           Convertible
             Redeemable
             Preferred Stock....           --             --        263,900        10,000            263,900           10,000
           Warrants.............      207,983            522      2,896,400        20,120          3,104,383           20,642
                                  -----------     ----------     ----------      --------        -----------       ----------
                                  163,484,994     $2,357,354     48,860,715      $679,835        212,345,709        3,037,189
                                  ===========     ==========     ==========      ========        ===========
           Merger Costs.........                                                                                       64,860
                                                                                                                   ----------
                                                                                                                   $3,102,049
                                                                                                                   ==========

          The fair value of common stock to be issued was calculated using an estimated per-share value of $16.50. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

        - expected lives of 0.5 to 5.5 years

        - expected volatility factor of 1.0

        - risk-free interest rates ranging from 5.5% to 6.6%

        - expected dividend rate of 0.0%.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED WITH MEDICAL MANAGER AND CAREINSITE
                      FINANCIAL INFORMATION -- (CONTINUED)

       The excess purchase price of approximately $2.7 billion over the fair value of net tangible assets acquired has been recorded as goodwill and other intangible assets.

      (2) To reflect the acquisition of Envoy in exchange for 35 million shares of Healtheon/WebMD common stock and $400 million in cash for a total estimated combined purchase price of $2.5 billion and to reflect merger costs related to the Envoy transaction of approximately $31.9 million, consisting primarily of investment banking fees, legal, accounting and other merger-related costs. The excess purchase price of approximately $2.4 billion over the fair value of net tangible assets acquired has been recorded as goodwill and other intangible assets.

      (3) To reflect the elimination of the historical stockholders' equity accounts of Envoy and Medical Manager and to eliminate the stockholder interest in CareInsite not owned by Medical Manager.

      (4) To reflect the elimination of the historical goodwill and other intangible assets on the balance sheets of Envoy and Medical Manager as of the acquisition date.

      (5) Excludes the balance sheet of Envoy's subsidiary, Synergy Health Care, Inc., which was not acquired by Healtheon/WebMD. The following financial information combines Envoy's pro forma financial information with Synergy's historical financial information to reconcile to Envoy's historical financial information, which is incorporated by reference in this proxy statement/prospectus.

                                                        AS OF MARCH 31, 2000
                                                 -----------------------------------
                                                           (IN THOUSANDS)
                                                                           ENVOY
                                                  ENVOY      SYNERGY    CONSOLIDATED
                                                 --------    -------    ------------
Total current assets...........................  $ 78,109    $ 1,319      $ 79,428
Total assets...................................   170,196     13,396       183,592
Total current liabilities......................    32,039        357        32,396
Long-term obligations..........................     3,146         66         3,212
Total stockholders' equity.....................   135,011     12,973       147,984

          The adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 assume the Medical Manager and CareInsite mergers occurred as of January 1, 1999 and are as follows:

      (6) To reflect the amortization of goodwill and other intangible assets resulting from the Medical Manager and CareInsite mergers. The goodwill and other intangible assets are being amortized over periods of approximately three years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

      (7) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 134.1 million shares of Healtheon/WebMD's common stock as if the shares had been outstanding for the entire periods presented. Stock options and warrants assumed in the Medical Manager and CareInsite mergers have not been included as their inclusion would be anti-dilutive.

      (8) To eliminate amortization related to historical intangible assets of the acquired companies.

      (9) To eliminate intercompany revenue and cost of operations.

     (10) To eliminate income tax expense as a result of pro forma consolidated loss.

     (11) To eliminate the gain on sale of Healtheon/WebMD common stock by Medical Manager.

     (12) To eliminate the minority interest in CareInsite's net loss.

                          HEALTHEON/WEBMD CORPORATION

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED WITH MEDICAL MANAGER AND CAREINSITE
                      FINANCIAL INFORMATION -- (CONTINUED)

     (13) The Medical Manager pro forma combined financial information includes its majority-owned subsidiary CareInsite. Following financial information is derived from CareInsite's stand alone financial statements (in thousands):

        Balance sheet information:

                                                              MARCH 31, 2000
                                                              --------------
Cash and cash equivalents...................................     $ 19,064
Current assets..............................................       83,752
Total assets................................................      289,437
Current liabilities.........................................       21,487
Total liabilities and stockholders' equity..................      289,437

        Statement of operations information:

                                             TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                              DECEMBER 31, 1999      MARCH 31, 2000
                                             -------------------   ------------------
Revenue....................................       $  4,522              $  1,651
Loss from operations.......................        (37,655)              (25,811)
Net loss applicable to common
  stockholders.............................         (9,138)              (24,710)

                          HEALTHEON/WEBMD CORPORATION

   UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS FOR HEALTHEON/WEBMD
                  COMBINED WITH WEBMD, MEDE AMERICA, MEDCAST,
           THE NEWS CORPORATION STRATEGIC ALLIANCE, KINETRA AND ENVOY
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and three months ended March 31, 2000 reflect Healtheon/WebMD's acquisitions of WebMD, MedE America, Medcast, Kinetra and Envoy and the completion of its strategic alliance with News Corporation as if the acquisitions and strategic alliance had been completed on January 1, 1999. The following unaudited pro forma condensed combined statements of operations also give effect to reclassifications to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies. The following is a brief description of the acquisitions and strategic alliance:

     - In November 1999, Healtheon merged with WebMD, exchanging 1.796 shares of its common stock valued at $34.48 per share for each share of WebMD outstanding capital stock in a transaction accounted for as a purchase. The total purchase consideration was approximately $3,659,921 and resulted in goodwill of $2,944,804, which is being amortized over three years, and approximately $196,307 of intangible assets related to WebMD's acquired technology, customer lists, trademarks and other intangibles.

     - In November 1999, Healtheon acquired MedE America, exchanging 0.7494 shares of its common stock valued at $37.31 per share for each share of MedE America outstanding capital stock in a transaction accounted for as a purchase. The total purchase consideration was approximately $417,292 and resulted in goodwill of $324,983, which is being amortized over four years, and approximately $105,545 of intangible assets related to MedE America's customer lists, trademarks and acquired technology.

     - In November 1999, Healtheon acquired Medcast, exchanging 2,692,501 shares or options to purchase shares of its common stock valued at $40.10 per share and approximately $2,336 in cash for all Medcast outstanding capital stock in a transaction accounted for as a purchase. The total purchase consideration was approximately $112,953 and resulted in goodwill of approximately $109,755, which is being amortized over three years, and intangible assets of approximately $17,700 related to Medcast's customer lists, trademarks and acquired technology.

     - In January 2000, Healtheon/WebMD completed the transactions contemplated by its strategic alliance agreement with News Corporation, Fox Entertainment Group and some of their affiliates, which are collectively referred to in this proxy statement/prospectus as News Corporation. The alliance included the transfer to Healtheon/WebMD of a 50% interest in The Health Network and thehealthnetwork.com, a $100 million cash investment commitment by News Corporation in an international joint venture, a $300 million commitment to provide media branding services over a ten year term, and a commitment by News Corporation to provide to Healtheon/WebMD $400 million in media branding services over a ten-year period in exchange for 155,951 shares of Healtheon/WebMD's Series A preferred stock. The Series A preferred stock is convertible into an aggregate of 21,282,645 shares of Healtheon/WebMD's common stock valued at $629,000. Also in connection with this alliance, News Corporation purchased 2,000,000 shares of Healtheon/WebMD's common stock at $50.00 per share for an aggregate purchase price of $100 million in cash. As a result of the alliance, Healtheon/WebMD recorded goodwill of $185 million, which is being amortized over five years, and approximately $74 million of intangible assets related to The Health Network's trademarks, acquired technology and other intangible assets.

     - In January 2000, Healtheon/WebMD acquired Kinetra, exchanging 7,437,248 shares of Healtheon/WebMD's common stock valued at $38.49 per share for all of Kinetra's membership interests in a transaction accounted for as a purchase. The total purchase consideration was approximately $290 million and resulted in goodwill and other intangibles of $270 million, which is being amortized over three years.

     - In May 2000, Healtheon/WebMD acquired Envoy, a subsidiary of Quintiles, for 35,000,000 shares of Healtheon/WebMD's common stock valued at $57.79 per share and $400 million in cash in a transaction accounted for as a purchase. The total purchase consideration was approximately $2.5 billion and resulted in goodwill and other intangibles of $2.4 billion, which are being amortized over three years.

                          HEALTHEON/WEBMD CORPORATION

     HEALTHEON/WEBMD UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS COMBINED WITH WEBMD, MEDE AMERICA, MEDCAST, THE NEWS CORPORATION STRATEGIC
                                   ALLIANCE,
                               KINETRA AND ENVOY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED DECEMBER 31, 1999
                                                  -------------------------------------------------------------------------------

                                                  HEALTHEON/                MEDE                   NEWS
                                                    WEBMD        WEBMD     AMERICA   MEDCAST    CORPORATION   KINETRA    ENVOY(6)
                                                  ----------   ---------   -------   --------   -----------   --------   --------
Revenue.........................................  $ 102,149    $  16,579   $51,662   $    211    $  7,967     $ 18,661   $219,909
Operating costs and expenses:
 Cost of operations.............................     88,576        3,362    20,050     13,016      26,055       22,969     98,769
 Development and engineering....................     29,669       36,676     4,189      1,130          --        8,675      1,168
 Sales and marketing expense....................     54,556      104,853    12,409     12,041       8,001        4,024     15,353
 General and administrative.....................     27,759       25,015     6,039      5,184       3,319        3,276     28,082
 Merger and related costs.......................         --           --     1,507         --          --           --      9,056
 Non-cash stock compensation....................         --       29,216        --         --          --           --         --
 Depreciation and amortization..................    193,067       16,257     8,034        795       2,513        3,236     19,237
                                                  ---------    ---------    -------  --------    --------     --------    --------
      Total operating costs and expenses........    393,627      215,379    52,228     32,166      39,888       42,180    171,665
                                                  ---------    ---------    -------  --------    --------     --------    --------
Income (loss) from operations...................   (291,478)    (198,800)     (566)   (31,955)    (31,921)     (23,519)    48,244
Interest and other income, net..................      3,486        4,407    (1,279)       230        (515)       1,472         64
Income taxes....................................         --           --        --         --          --           --    (23,640)
Dividends on preferred stock....................         --     (139,281)     (244)        --          --           --         --
Extraordinary loss..............................         --           --    (2,198)        --          --           --         --
Accretion of redeemable warrants and preferred
 stock to redemption value......................         --         (538)      --     (58,539)         --           --         --
                                                  ---------    ---------   -------   --------    --------     --------    --------
Net income (loss) applicable to common
 stockholders...................................  $(287,992)   $(334,212)  $(4,287)  $(90,264)   $(32,436)    $(22,047)  $24,668
                                                  =========    =========   =======   ========    ========     ========   ========
Basic and diluted net loss per common share.....  $   (3.58)
                                                  =========
Weighted-average shares outstanding used in
 computing basic and diluted net loss per common
 share..........................................     80,367
                                                  =========

                                                                       YEAR ENDED DECEMBER 31, 1999
                                                  -----------------------------------------------------------------------
                                                     WEBMD          MEDE          MEDCAST         NEWS          KINETRA
                                                   PRO FORMA      PRO FORMA      PRO FORMA      PRO FORMA      PRO FORMA
                                                  ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS
                                                  -----------    -----------    -----------    -----------    -----------
Revenue.........................................  $       --      $    (515)(7)  $     --       $     --       $     --
Operating costs and expenses:
 Cost of operations.............................          --           (609)(7)        --             --             --
 Development and engineering....................          --             --            --             --             --
 Sales and marketing expense....................          --             --            --             --             --
 General and administrative.....................          --             --            --             --             --
 Merger and related costs.......................          --             --            --             --             --
 Non-cash stock compensation....................          --             --            --             --             --
 Depreciation and amortization..................     (14,031)(2)     (3,952)(2)    37,929(1)      51,745(1)      (3,236)(2)
                                                     917,137(1)     120,021(1)                                   89,945(1)
                                                  ----------      ---------      --------       --------       --------
      Total operating costs and expenses........     903,106        115,460        37,929         51,745         86,709
                                                  ----------      ---------      --------       --------       --------
Income (loss) from operations...................    (903,106)      (115,975)      (37,929)       (51,745)       (86,709)
Interest and other income, net..................          --             --            --             --             --
Income taxes....................................          --             --            --             --             --
Dividends on preferred stock....................          --             --            --             --             --
Extraordinary loss..............................          --             --            --             --             --
Accretion of redeemable warrants and preferred
 stock to redemption value......................          --             --        58,539(4)          --             --
                                                  ----------      ---------      --------       --------       --------
Net income (loss) applicable to common
 stockholders...................................  $ (903,106)     $(115,975)     $ 20,610       $(51,745)      $(86,709)
                                                  ==========      =========      ========       ========       ========
Basic and diluted net loss per common share.....
Weighted-average shares outstanding used in
 computing basic and diluted net loss per common
 share..........................................      55,350(3)       9,007(3)      2,189(3)       2,000(3)       7,437(3)
                                                  ==========      =========      ========       ========       ========

                                                  YEAR ENDED DECEMBER 31, 1999
                                                  ----------------------------
                                                     ENVOY
                                                   PRO FORMA      PRO FORMA
                                                  ADJUSTMENTS     COMBINED
                                                  -----------    -----------
Revenue.........................................        (609)(7) $   416,014
Operating costs and expenses:
 Cost of operations.............................        (515)(7)     271,673
 Development and engineering....................          --          81,507
 Sales and marketing expense....................          --         211,237
 General and administrative.....................          --          98,674
 Merger and related costs.......................          --          10,563
 Non-cash stock compensation....................          --          29,216
 Depreciation and amortization..................     (11,710)(2)   2,221,059
                                                     794,072(1)
                                                   ---------     -----------
      Total operating costs and expenses........     781,847       2,923,929
                                                   ---------     -----------
Income (loss) from operations...................    (782,456)     (2,507,915)
Interest and other income, net..................          --           7,865
Income taxes....................................      23,640(5)           --
Dividends on preferred stock....................          --        (139,525)
Extraordinary loss..............................          --          (2,198)
Accretion of redeemable warrants and preferred
 stock to redemption value......................          --            (538)
                                                   ---------     -----------
Net income (loss) applicable to common
 stockholders...................................   $(758,816)    $(2,642,311)
                                                   =========     ===========
Basic and diluted net loss per common share.....                 $    (13.81)
                                                                 ===========
Weighted-average shares outstanding used in
 computing basic and diluted net loss per common
 share..........................................      35,000(3)      191,350
                                                   =========     ===========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

     HEALTHEON/WEBMD UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS COMBINED WITH WEBMD, MEDE AMERICA, MEDCAST, THE NEWS CORPORATION STRATEGIC
                                   ALLIANCE,
                               KINETRA AND ENVOY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  THREE MONTHS ENDED MARCH 31, 2000
                                     -----------------------------------------------------------
                                                                                        NEWS
                                     HEALTHEON/      NEWS                             PRO FORMA
                                       WEBMD      CORPORATION   KINETRA   ENVOY(6)   ADJUSTMENTS
                                     ----------   -----------   -------   --------   -----------
Revenue............................  $  65,881     $  1,026     $ 1,432   $59,407      $    --
Operating costs and expenses:
  Cost of operations...............     59,365        2,031       2,227    28,398           --
  Development and engineering......     11,574           --       1,002       303           --
  Sales and marketing..............     86,715          676         371     3,960           --
  General and administrative.......     13,811          322         261     7,378           --
  Depreciation and amortization....    338,710           21         649     3,870        4,312(1)
                                     ---------     --------     -------   -------      -------
        Total operating costs and
          expenses.................    510,175        3,050       4,510    43,909        4,312
                                     ---------     --------     -------   -------      -------
Income (loss) from operations......   (444,294)      (2,024)     (3,078)   15,498       (4,312)
Interest and other income, net.....     12,829                      (12)      153           --
Income taxes.......................         --           --          --    (6,179)          --
                                     ---------     --------     -------   -------      -------
Net income (loss) applicable to
  common stockholders..............  $(431,465)    $ (2,024)    $(3,090)  $ 9,472      $(4,312)
                                     =========     ========     =======   =======      =======
Basic and diluted net loss per
  common share.....................  $   (2.47)
                                     ---------
Weighted-average shares outstanding
  used in computing basic and
  diluted net loss per common
  share............................    175,041                                             667(3)
                                     =========                                         =======

                                          THREE MONTHS ENDED MARCH 31, 2000
                                     -------------------------------------------
                                       KINETRA           ENVOY
                                      PRO FORMA        PRO FORMA       PRO FORMA
                                     ADJUSTMENTS      ADJUSTMENTS      COMBINED
                                     -----------      -----------      ---------
Revenue............................    $    --         $  (1,664)(7)   $ 126,082
Operating costs and expenses:
  Cost of operations...............         --            (1,664)(7)      90,357
  Development and engineering......         --                --          12,879
  Sales and marketing..............         --                --          91,722
  General and administrative.......         --                --          21,772
  Depreciation and amortization....       (331)(2)        (1,860)(2)     551,384
                                         7,495(1)        198,518(1)
                                       -------         ---------       ---------
        Total operating costs and
          expenses.................      7,164           194,994         768,114
                                       -------         ---------       ---------
Income (loss) from operations......     (7,164)         (196,658)       (642,032)
Interest and other income, net.....         --                --          12,970
Income taxes.......................         --             6,179(5)           --
                                       -------         ---------       ---------
Net income (loss) applicable to
  common stockholders..............    $(7,164)        $(190,479)      $(629,062)
                                       =======         =========       =========
Basic and diluted net loss per
  common share.....................                                    $   (2.95)
                                                                       =========
Weighted-average shares outstanding
  used in computing basic and
  diluted net loss per common
  share............................      2,479(3)         35,000(3)      213,187
                                       =======         =========       =========

                            See accompanying notes.

                          HEALTHEON/WEBMD CORPORATION

      NOTES TO THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
        FOR HEALTHEON/WEBMD COMBINED WITH WEBMD, MEDE AMERICA, MEDCAST,
           THE NEWS CORPORATION STRATEGIC ALLIANCE, KINETRA AND ENVOY

     The adjustments to the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2000 and year ended December 31, 1999 assume the mergers occurred as of January 1, 1999 and are as follows:

     (1) To reflect the amortization of goodwill and other intangible assets resulting from the mergers. The goodwill and other intangible assets are being amortized over periods of approximately three to five years. Currently, management does not anticipate that any significant value will be attributed to purchased in-process research and development.

     (2) To reflect the elimination of amortization related to historical intangible assets of the acquired companies.

     (3) Basic and diluted net loss per share have been adjusted to reflect the issuance of Healtheon/WebMD's common stock as if the shares had been outstanding for the entire periods presented. The effects of stock options and warrants assumed and preferred stock issued in the mergers have not been included as their inclusion would be anti-dilutive.

     (4) To reflect the reversal of accretion on redeemable preferred stock that was forfeited by redeemable preferred stockholders upon the completion of the Medcast merger.

     (5) To eliminate income tax expense as a result of pro forma consolidated loss.

     (6) Excludes the statement of operations of Envoy's subsidiary, Synergy, which was not acquired by Healtheon/WebMD. The following financial information combines Envoy's pro forma financial information with Synergy's historical financial information to reconcile to Envoy's historical financial information which is incorporated by reference in this proxy statement/prospectus:

                                     YEAR ENDED DECEMBER 31, 1999        THREE MONTHS ENDED MARCH 31, 2000
                                  -----------------------------------    ----------------------------------
                                            (IN THOUSANDS)                         (IN THOUSANDS)
                                                            ENVOY                                 ENVOY
                                   ENVOY      SYNERGY    CONSOLIDATED     ENVOY     SYNERGY    CONSOLIDATED
                                  --------    -------    ------------    -------    -------    ------------
Revenue.........................  $219,909    $ 2,547      $222,456      $59,407    $   914      $60,321
Income (loss) from operations...    48,244     (1,557)       46,687       15,498     (1,444)      14,054
Net income (loss)...............    24,668     (1,664)       23,004        9,472       (881)       8,591

     (7) To eliminate intercompany revenue and cost of operations.

   UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS OF MEDICAL MANAGER
            AND CAREINSITE COMBINED WITH PHYSICIAN COMPUTER NETWORK

     The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and three months ended March 31, 2000 reflect the acquisition of certain assets of Physician Computer Network on March 30, 2000 for a purchase price of $60 million, including forgiveness of $7 million of outstanding loans made by Medical Manager to Physician Computer Network, plus the assumption of certain liabilities. The acquisition is considered a taxable transaction for federal, state and local income tax purposes.

     The Medical Manager unaudited pro forma combined condensed consolidated statements of operations have been presented as if the Physician Computer Network acquisition had been consummated on January 1, 1999. For purposes of combining Medical Manager's historical financial data with Physician Computer Network's historical financial data in the unaudited pro forma combined condensed consolidated statement of operations, the unaudited financial data of Medical Manager for the twelve months ended December 31, 1999 has been combined with audited financial data of Physician Computer Network for the twelve months ended December 31, 1999.

                          MEDICAL MANAGER CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           MEDICAL MANAGER   PHYSICIAN COMPUTER
                                             CORPORATION          NETWORK          PRO FORMA     PRO FORMA
                                             HISTORICAL          HISTORICAL       ADJUSTMENTS    COMBINED
                                           ---------------   ------------------   -----------    ---------
Revenue..................................     $333,045            $ 68,823         $   (540)(1)  $401,328
Operating costs and expenses:
  Cost of operations.....................      169,737              48,598             (540)(1)   217,795
  Development and engineering............       23,190               3,963               --        27,153
  Selling, general and administrative....      105,969              19,473               --       125,442
  Litigation expenses....................        5,400              23,400          (23,400)(2)     5,400
  Merger and related costs...............       17,991                  --               --        17,991
  Depreciation and amortization..........       20,115               6,189           (4,719)(3)    36,485
                                                                                     14,900(4)
                                              --------            --------         --------      --------
          Total operating costs and
            expenses.....................      342,402             101,623          (13,759)      430,266
                                              --------            --------         --------      --------
Loss from operations.....................       (9,357)            (32,800)          13,219       (28,938)
Interest and other income, net...........       15,362              13,009           (1,426)(5)    17,107
                                                                                     (9,838)(6)
Gain on sale of investments..............       24,887                  --               --        24,887
Income taxes.............................      (14,474)               (125)           4,643(7)     (9,956)
                                              --------            --------         --------      --------
Net income (loss) applicable to common
  stockholders...........................     $ 16,418            $(19,916)        $  6,598      $  3,100
                                              ========            ========         ========      ========
Net income per share -- basic:
  Net income per share...................     $   0.46                                           $   0.08
                                              ========                                           ========
  Weighted average shares outstanding....       35,694                                  779(8)     36,473
                                              ========                             ========      ========
Net income per share -- diluted:
  Net income per share...................     $   0.43                                           $   0.08
                                              ========                                           ========
  Weighted average shares outstanding....       38,414                                  779(8)     39,193
                                              ========                             ========      ========

                 See accompanying notes to financial statements

                          MEDICAL MANAGER CORPORATION

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            MEDICAL MANAGER   PHYSICIAN COMPUTER                    PRO
                                              CORPORATION          NETWORK          PRO FORMA      FORMA
                                              HISTORICAL          HISTORICAL       ADJUSTMENTS    COMBINED
                                            ---------------   ------------------   -----------    --------
Revenue...................................      $88,401            $12,403           $   (75)(1)  $100,729
Operating costs and expenses:
  Cost of operations......................       46,236              9,119               (75)(1)    55,280
  Development and engineering.............       11,316              1,210                --        12,526
  Selling, general and administrative.....       34,982              2,810                --        37,792
  Litigation expenses.....................          350                 --                --           350
  Depreciation and amortization...........       14,002                972              (741)(3)    17,958
                                                                                       3,725(4)
                                                -------            -------           -------      --------
          Total operating costs and
            expenses......................      106,886             14,111             2,909       123,906
                                                -------            -------           -------      --------
Income (loss) from operations.............      (18,485)            (1,708)           (2,984)      (23,177)
Interest and other income, net............       12,982                275              (357)(5)    12,900
Income taxes..............................       (3,953)                --             1,336(7)     (2,617)
                                                -------            -------           -------      --------
Net loss applicable to common
  stockholders............................      $(9,456)           $(1,433)          $(2,005)     $(12,894)
                                                =======            =======           =======      ========
Basic and diluted net loss per common
  share...................................      $ (0.25)                                          $  (0.33)
                                                =======                                           ========
Weighted-average shares outstanding used
  in computing basic and diluted net loss
  per common share........................       37,981                                  779(8)     38,760
                                                =======                              =======      ========

                 See accompanying notes to financial statements

                          MEDICAL MANAGER CORPORATION

                     NOTES TO PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The total estimated purchase price of Physician Computer Network has been allocated on a preliminary basis to the assets and liabilities based on management's best estimates of their fair value with the excess over the net tangible assets acquired allocated to goodwill. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed. The acquisition will be accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired is being amortized over five years.

     The following is a summary of the adjustments reflected in the unaudited pro forma combined condensed consolidated statement of operations (in thousands):

 (1) Represents the elimination of intercompany revenue and cost of operations.

 (2) Represents the elimination of the charge related to Physician Computer Network's settlement of securities litigation, which resulted in liabilities not assumed by Medical Manager in its acquisition of Physician Computer Network.

 (3) Represents the elimination of amortization related to historical intangible assets of Physician Computer Network.

 (4) Represents the amortization of the excess of the purchase price over the net assets acquired of Physician Computer Network.

 (5) Represents the decrease in interest income to reflect the payment of the cash portion of the purchase price and the estimated expenses associated with the acquisition.

 (6) Represents the elimination of the gain on the sale of the Wismer Martin division of Physician Computer Network to Medical Manager in July 1999.

 (7) Represents the tax effect of the adjustments to the unaudited pro forma combined condensed consolidated statement of operations, excluding the elimination of the gain on the sale of the Wismer Martin division of Physician Computer Network to Medical Manager in July 1999 and the charge related to Physician Computer Network's settlement of securities litigation, based on a combined federal and state effective tax rate of 40% for all periods presented.

 (8) Represents the increase in the number of outstanding shares of Medical Manager common stock to reflect the payment of the stock portion of the purchase price. The market price used in the calculation represents the average of the average closing sale price during the ten trading days ending on March 27, 2000 and the average closing sale price during the ten trading days ending on March 28, 2000.

            COMPARISON OF RIGHTS OF HOLDERS OF ONHEALTH COMMON STOCK
                        AND HEALTHEON/WEBMD COMMON STOCK

     After completion of the merger, the holders of OnHealth common stock will become stockholders of Healtheon/WebMD. Because OnHealth is a Washington corporation and Healtheon/WebMD is a Delaware corporation, the rights of former OnHealth shareholders after the merger will be governed by Delaware law. Before the merger, the rights of shareholders of OnHealth are governed by OnHealth's articles of incorporation and bylaws. After the merger, as Healtheon/WebMD stockholders, their rights will be governed by Healtheon/WebMD's certificate of incorporation and bylaws, as those documents currently exist or may exist in the future.

     The following chart summarizes the material differences between the rights of holders of Healtheon/WebMD common stock and holders of OnHealth common stock under the certificate or articles of incorporation and bylaws of Healtheon/WebMD and OnHealth. This summary is not complete and is qualified in its entirety by reference to the Healtheon/WebMD certificate of incorporation and bylaws, the OnHealth articles of incorporation and bylaws and the relevant provisions of Washington and Delaware law. Copies of the charter documents are attached as exhibits to OnHealth's and Healtheon/WebMD's filings with the SEC. See "Incorporation of Documents by Reference" and "Where You Can Find More Information" on pages 92 and 93, respectively.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Common stock                      One class, consisting of          One class of which 100,000,000
                                  600,000,000 shares are            shares are authorized.
                                  authorized.
Preferred Stock                   Healtheon/WebMD's certificate of  Washington law permits a
                                  incorporation authorizes the      corporation's articles of
                                  board of directors to issue       incorporation to grant the board
                                  shares of preferred stock in one  of directors the right to
                                  or more series and to fix the     authorize and issue series of
                                  designations, preferences,        preferred stock with the
                                  powers and rights of the shares   preferences, limitations, voting
                                  to be included in each series.    powers and relative rights that
                                  The Healtheon/WebMD certificate   the board deems appropriate.
                                  of incorporation reserves for     OnHealth's articles of
                                  issuance 5,000,000 shares of      incorporation reserves for
                                  preferred stock. Of the           issuance 1,000,000 shares of
                                  5,000,000 shares of preferred     preferred stock. No shares of
                                  stock, 155,951 have been          OnHealth preferred stock are
                                  designated as Series A            currently outstanding.
                                  payment-in-kind convertible
                                  preferred stock.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Special meetings of stockholders  Under Delaware law, a special     OnHealth's bylaws provide that
                                  meeting of stockholders may be    special meetings of its
                                  called by the board of directors  shareholders shall be held
                                  or any other person authorized    whenever called by the OnHealth
                                  to do so in the certificate of    board of directors.
                                  incorporation or the bylaws. The
                                  Healtheon/WebMD bylaws authorize
                                  the board of directors, the
                                  president of Healtheon/WebMD, or
                                  one or more stockholders holding
                                  shares in the aggregate entitled
                                  to cast no less than 10% of the
                                  votes at that meeting to call a
                                  special meeting of stockholders.
Action by written consent in      Under Delaware law, stockholders  Under Washington law, action by
lieu of a stockholders' meeting   may take action by written        shareholders of a privately held
                                  consent in lieu of voting at a    corporation may be taken without
                                  stockholders' meeting. Delaware   a meeting only if written
                                  law permits a corporation,        consents setting forth such
                                  pursuant to a provision in such   action are signed by all holders
                                  corporation's certificate of      of outstanding shares entitled
                                  incorporation, to eliminate the   to vote thereon, unless the
                                  ability of stockholders to act    articles of incorporation
                                  by written consent. The           provide for a lesser proportion,
                                  Healtheon/WebMD certificate of    which may not be less than a
                                  incorporation eliminates the      majority. The articles of
                                  ability of stockholders to act    incorporation of OnHealth
                                  by written consent.               require unanimous written
                                                                    consent.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Record date                       The Healtheon/WebMD bylaws        Washington law provides that the
                                  provide that the board of board   record date set for a meeting of
                                  of directors may fix a record     shareholders must not be more
                                  date that:                        than 70 days prior to the date
                                                                    of the meeting.
                                  - in the case of determination
                                    of the stockholders entitled to
                                    vote at any meeting of
                                    stockholders or adjournment of
                                    any meeting, shall not be more
                                    than 60 days, nor less than 10
                                    days before the date of the
                                    meeting
                                  - in the case of any other
                                    action, shall not be more than
                                    60 days prior to such other
                                    action.
                                  Furthermore, the bylaws provide
                                  that if the board of directors
                                  does not fix a record date in
                                  the manner described above,
                                  then:
                                  - the record date for
                                    determining stockholders
                                    entitled to notice of or to
                                    vote at a meeting of
                                    stockholders shall be at the
                                    close of business on the day
                                    next preceding the day on
                                    which notice is given, or, if
                                    notice is waived, at the close
                                    of business on the day next
                                    preceding the day on which the
                                    meeting is held
                                  - the record date for
                                    determining stockholders for any
                                    other purpose shall be at the
                                    close of business on the same
                                    day on which the board of
                                    directors adopts the related
                                    resolution.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Advance notice provisions for     The Healtheon/WebMD bylaws        Nominations of persons for
board nomination and other        require that nominations of       election to the board of
stockholder business -- annual    persons for election to the       directors may be made at a
meetings                          board of directors and the        meeting of shareholders:
                                  proposal of business to be
                                  considered at an annual meeting   - by or at the direction of the
                                  of stockholders must be made by:    board of directors, or
                                                                    - by any shareholder who was a
                                  - the corporation's notice of       shareholder of record at the
                                    meeting                           time of giving of notice, who
                                  - the board of directors            is entitled to vote for the
                                  - a stockholder who gives proper    election of directors at the
                                    notice.                           meeting and who shall have
                                                                      complied with the notice
                                  If made by a stockholder, the       procedures in the bylaws.
                                  proposal must be made by advance
                                  written notice given to           In order for a shareholder to
                                  Healtheon/WebMD between 60 and    nominate a person for election
                                  90 days prior to the meeting of   to the board of directors at a
                                  stockholders.                     meeting of shareholders, such
                                                                    shareholder shall have delivered
                                                                    timely notice of such
                                                                    shareholder's intent to make
                                                                    such nomination in writing to
                                                                    the secretary of the
                                                                    corporation. To be timely, a
                                                                    shareholder's notice must be
                                                                    delivered to or mailed and
                                                                    received at the principal
                                                                    executive offices:
                                                                    - in the case of an annual
                                                                      meeting, not less than 60 nor
                                                                      more than 90 days prior to the
                                                                      first anniversary of the
                                                                      preceding year's annual
                                                                      meeting; provided, however,
                                                                      that in the event that the
                                                                      date of the annual meeting is
                                                                      changed by more than 30 days
                                                                      from such anniversary date,
                                                                      notice by the shareholder to
                                                                      be timely must be so received
                                                                      not later than the close of
                                                                      business on the tenth day
                                                                      following the earlier of the
                                                                      day on which notice of the
                                                                      date of the meeting was mailed
                                                                      or public disclosure of the
                                                                      meeting was made
                                                                    - in the case of a special
                                                                      meeting at which directors are
                                                                      to be elected, not later than
                                                                      the close of business on the
                                                                      tenth day following the
                                                                      earlier of the day on which
                                                                      notice of the date of the
                                                                      meeting was mailed or public
                                                                      announcement of the meeting
                                                                      was made.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Number of directors               The Healtheon/WebMD bylaws        OnHealth's bylaws provide that
                                  provide that the board of         the number of directors on the
                                  directors shall consist of not    board shall be such as from time
                                  fewer than six and not more than  to time shall be fixed by
                                  11 directors. In the event the    resolution adopted by the
                                  Medical Manager and CareInsite    affirmative vote of two-thirds
                                  mergers are completed, the terms  66.67% of the total number of
                                  of those mergers require the      directors then in office but in
                                  Healtheon/WebMD bylaws to be      no event shall such number be
                                  amended to provide that the       greater than nine directors.
                                  board of directors shall consist
                                  of 15 directors and that this
                                  number may be changed
                                  exclusively by a resolution duly
                                  adopted by the affirmative vote
                                  of a majority of the members of
                                  the board of directors then
                                  authorized by the bylaws, except
                                  as may otherwise be provided by
                                  the certificate of incorporation
                                  or by law.
Classified board of directors     Delaware law provides that a      Washington law similarly
                                  corporation's board of directors  provides that a corporation's
                                  may be divided into various       board of directors may be
                                  classes with staggered terms of   divided into various classes
                                  office. The board of directors    with staggered terms of office.
                                  of Healtheon/WebMD is divided     OnHealth's board of directors is
                                  into three classes, as nearly     not divided into classes.
                                  equal in size as possible, with
                                  one class being elected
                                  annually. Healtheon/WebMD
                                  directors are elected to a term
                                  of three years and until their
                                  successors are elected and
                                  qualified.
Removal of directors              Except as otherwise provided in   OnHealth's bylaws provide that
                                  the corporation's certificate of  its shareholders, at a special
                                  incorporation, a director of a    meeting called expressly for
                                  corporation that has a            that purpose, may remove from
                                  classified board of directors     office with or without cause one
                                  may be removed only with cause.   or more directors and elect
                                  In addition, under Delaware law,  their successors. OnHealth when a corporation's certificate  shareholders may remove one or
                                  of incorporation provides that    more directors without cause. A
                                  holders of a series or class,     director may be removed only if
                                  voting as a class or series, are  the number of votes cast for
                                  entitled to elect one or more     removal exceeds the number of
                                  directors, then any director may  votes cast against removal.
                                  be removed, without cause, only
                                  by the applicable vote of
                                  holders of shares of that class
                                  or series. The Healtheon/WebMD
                                  bylaws provide that any director
                                  or the entire board of directors
                                  may be removed, with cause, by
                                  the holders of a majority of the
                                  shares then entitled to vote at
                                  an election of directors.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Board of director vacancies       Under Delaware law, vacancies     OnHealth's bylaws provide that
                                  and newly created directorships   vacancies and newly created
                                  may be filled by a majority of    directorships resulting from any
                                  the directors then in office,     increase in the total number of
                                  even though less than a quorum,   directors may be filled by the
                                  unless otherwise provided in the  board of directors. The term of
                                  certificate of incorporation or   a director elected to fill a
                                  bylaws, and unless the            vacancy expires at the next
                                  certificate of incorporation      shareholders' meeting at which
                                  directs that a particular class   directors are elected.
                                  of stock is to elect such
                                  director, in which case any
                                  other directors elected by such
                                  class, or a sole remaining
                                  director so elected, may fill
                                  such vacancy. The
                                  Healtheon/WebMD bylaws provide
                                  that vacancies on the board of
                                  directors may only be filled by
                                  the vote of the majority of
                                  directors remaining in office.
Notice of special meetings of     The Healtheon/WebMD bylaws        OnHealth's bylaws provide that
the board of directors            provide that the chief executive  notice of special meetings of
                                  officer may call special          the board of directors, stating
                                  meetings of the board of          the date, time, and place
                                  directors upon three days notice  thereof, shall be given at least of the meeting. The president or  two days prior to the date of
                                  secretary may call special        the meeting. The purpose of the
                                  meetings upon the written         meeting need not be given in the
                                  request of two directors and      notice, and the notice may be
                                  upon three days notice of the     oral or written.
                                  meeting.
Approval of loans to officers     The Healtheon/WebMD bylaws        OnHealth's bylaws provide that
                                  provide that Healtheon/WebMD may  OnHealth may lend money to, or
                                  lend money to or otherwise        guarantee any obligation of, or
                                  assist any officer or other       otherwise assist any officer or
                                  employee whenever the directors   other employee of the
                                  judge such a loan or assistance   corporation or of its
                                  reasonably to be expected to      subsidiaries, including any
                                  benefit the corporation.          officer or employee who is a
                                                                    director of the corporation or
                                                                    its subsidiaries, whenever, in
                                                                    the judgment of the directors,
                                                                    the loan, guaranty or assistance
                                                                    may reasonably be expected to
                                                                    benefit the corporation. The
                                                                    loan, guaranty or other
                                                                    assistance may be with or
                                                                    without interest, and may be
                                                                    unsecured, or secured in such
                                                                    manner as the board of directors
                                                                    shall approve, including,
                                                                    without limitation, a pledge of
                                                                    shares of stock of the
                                                                    corporation.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Indemnification                   The Healtheon/WebMD certificate   Under Washington law, if
                                  of incorporation and bylaws       authorized by the articles of
                                  provide that the directors and    incorporation, a bylaw adopted
                                  officers shall be indemnified to  or ratified by shareholders, or the fullest extent authorized by  a resolution adopted or
                                  law against any action,           ratified, before or after the
                                  proceeding or suit brought        event, by the shareholders, a
                                  against such a person by reason   corporation has the power to
                                  of the fact that he or she is or  indemnify a director or officer was a director or officer of the  made a party to a proceeding, or
                                  corporation or serves or served   advance or reimburse expenses
                                  at any other enterprise as at     incurred in a proceeding, under
                                  the request of the corporation.   any circumstances, except that
                                  The Healtheon/WebMD bylaws        no such indemnification shall be
                                  provide that the corporation may  allowed on account of:
                                  pay all expenses incurred by a
                                  director or officer in defending  - acts or omissions of a
                                  any proceeding within the scope     director finally adjudged to be
                                  of the indemnification              intentional misconduct or a
                                  provisions.                         knowing violation of the law
                                                                    - conduct of a director finally
                                                                      adjudged to be an unlawful
                                                                      distribution
                                                                    - any transaction with respect
                                                                      to which it was finally adjudged
                                                                      that a director personally
                                                                      received a benefit in money,
                                                                      property or services to which
                                                                      the director was not legally
                                                                      entitled. Written commentary
                                                                      by the drafters of Washington
                                                                      law, which has the status of
                                                                      legislative history,
                                                                      specifically indicates that a
                                                                      corporation may indemnify its
                                                                      directors and officers for
                                                                      amounts paid in settlement of
                                                                      derivative actions, provided
                                                                      that the director's or
                                                                      officer's conduct does not
                                                                      fall within one of the
                                                                      categories set forth above.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Stockholder approval of           Under Delaware law, business      Washington law contains a
specified business combinations   combinations by corporations      provision prohibiting a target
                                  with interested stockholders are  corporation, with specified subject to a moratorium of three  exceptions, from engaging in
                                  or five years, respectively,      some significant business
                                  unless specified conditions are   transactions, including a merger
                                  met. The prohibited transactions  or sale of assets, with an
                                  include, a merger with,           acquiring person who acquires
                                  disposition of assets to, or the  10% or more of the voting
                                  issuance stock to, the            securities of a target
                                  interested stockholder, or        corporation for a period of five
                                  certain transactions that have    years after such acquisition,
                                  the effect of increasing the      unless the transaction is
                                  proportionate share of the        approved by a majority of the
                                  outstanding securities held by    members of the target
                                  the interested stockholder.       corporation's board of directors
                                  Under Delaware law, an            prior to the date of the
                                  interested stockholder may avoid  acquisition.
                                  the prohibition against
                                  effecting certain significant
                                  transactions with the
                                  corporation if the board of
                                  directors, prior to the time
                                  such stockholder becomes an
                                  interested stockholder, approves
                                  such transaction or the
                                  transaction by which such
                                  stockholder becomes an
                                  interested stockholder or if at
                                  or subsequent to such time the
                                  board of directors and the
                                  stockholders approve such
                                  transaction. These provisions of
                                  Delaware law apply to a Delaware
                                  corporation unless the
                                  corporation opts out of the
                                  provisions in its certificate of
                                  incorporation or bylaws.
                                  Healtheon/WebMD has not opted
                                  out of these provisions in its
                                  certificate of incorporation or
                                  bylaws and consequently is
                                  subject to these provisions.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Par value, dividends and          The concepts of par value,        The concept of par value,
repurchases of shares             capital and surplus are retained  capital and surplus are not under Delaware law. Delaware law  retained under Washington law.
                                  permits a corporation to declare
                                  and pay dividends out of surplus
                                  or, if there is no surplus, out
                                  of the net profits for the
                                  fiscal year in which the
                                  dividend is declared and/or for
                                  the preceding fiscal year as
                                  long as the amount of capital of
                                  the corporation following the
                                  declaration and payment of the
                                  dividend is not less than the
                                  aggregate amount of the capital
                                  represented by the issued and
                                  outstanding stock of all classes
                                  having a preference upon the
                                  distribution of assets. In
                                  addition, Delaware law generally
                                  provides that a corporation may
                                  redeem or repurchase its shares
                                  only if such redemption or
                                  repurchase would not impair the
                                  capital of the corporation.
                                  Notwithstanding the foregoing, a
                                  Delaware corporation may redeem
                                  or repurchase shares having a
                                  preference upon the distribution
                                  of any of its assets if such
                                  shares will be retired upon
                                  acquisition, and provided that,
                                  after the reduction in capital
                                  made in connection with such
                                  retirement of shares, the
                                  corporation's remaining assets
                                  are sufficient to pay any debts
                                  not otherwise provided for.

                                          HEALTHEON/WEBMD                       ONHEALTH
                                             (DELAWARE)                       (WASHINGTON)
                                  --------------------------------  --------------------------------
Dissenters' or appraisal rights   Under Delaware law, a             Under Washington law, a
                                  stockholder of a corporation      shareholder is entitled to
                                  participating in certain major    dissent from and, upon
                                  corporate transactions may be     perfection of his or her
                                  entitled to dissenters' or        dissenters' rights, to obtain
                                  appraisal rights pursuant to      fair value of his or her shares
                                  which such stockholder may        in the event of specified
                                  receive cash in the amount of     corporate actions, including
                                  the fair value of his or her      some mergers, consolidations,
                                  shares in lieu of the             share exchanges, sales of
                                  consideration he or she would     substantially all assets of the
                                  otherwise receive in the          corporation, and amendments to
                                  transaction. Under Delaware law,  the corporation's articles of
                                  such rights are not available:    incorporation that materially
                                                                    and adversely affect such
                                  - with respect to the sale,       shareholder's rights.
                                    lease or exchange of all or
                                    substantially all of the
                                    assets of a corporation or an
                                    amendment to the corporation's
                                    certificate of incorporation
                                  - with respect to a merger or
                                    consolidation by a
                                    corporation, the shares of
                                    which are either listed on a
                                    national securities exchange
                                    or held of record by more than
                                    2,000 stockholders if such
                                    stockholders are required to
                                    receive only shares of the
                                    surviving corporation, shares
                                    of any other corporation which
                                    are either listed on a
                                    national securities exchange
                                    or held of record by more than
                                    2,000 holders, cash in lieu of
                                    fractional shares or a
                                    combination of the foregoing,
                                    or
                                  - to stockholders of a
                                    corporation surviving the merger
                                    if no vote of the stockholder
                                    of the surviving corporation
                                    is required to approve the
                                    merger because the merger does
                                    not amend the certificate of
                                    incorporation, and each share
                                    of the surviving corporation
                                    outstanding prior to the
                                    merger is an identical
                                    outstanding or treasury share
                                    after the merger, and the
                                    number of shares to be issued
                                    in the merger does not exceed
                                    20% of the shares of the
                                    surviving corporation
                                    outstanding immediately prior
                                    to the merger.

DESCRIPTION OF HEALTHEON/WEBMD'S PREFERRED STOCK

     Healtheon/WebMD's Series A payment-in-kind preferred stock has a face amount of $5,000 per share. This preferred stock is not subject to any sinking fund or mandatory redemption provision. With respect to dividend rights, rights on liquidation, winding up or dissolution, whether voluntary or involuntary, the Series A preferred stock ranks on a parity with Healtheon/WebMD's common stock.

     If directed by the board of directors, Healtheon/WebMD will pay quarterly dividends to the holders of Series A preferred stock in the form of additional shares of Series A preferred stock. Whether or not the dividends are paid, dividends on each share of the Series A preferred stock accrue at a rate of 10% per annum in respect of the face amount. Dividends are only payable by issuance of additional shares of Series A preferred stock.

     Each share of Series A preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock would have been converted had the Series A preferred stock been converted into common stock immediately before the date of determination of the stockholders eligible to vote on any matter. Holders of Series A preferred stock are entitled to vote on the same occasions the holders of common stock are entitled to vote. Healtheon/WebMD cannot change the rights, preferences, or privileges of the Series A preferred stock, or take any action which does so, unless the action affects all capital stock of the corporation in a similar manner, or authorize any additional Series A preferred stock without first obtaining the consent of the holders of at least 90% of the outstanding shares of Series A preferred stock.

     Each outstanding share of Series A preferred stock will be automatically converted into 100 shares of common stock plus the number of shares of common stock equal to the dollar amount of the dividends accrued and declared through the date of conversion divided by the share's face amount and multiplied by 100, plus, if the date of conversion is not January 26, 2003, a premium amount equal to the interest on $5,000 at 10.5% per annum compounded on each dividend date from the date of conversion through January 26, 2003, divided by $5,000 and then multiplied by 100. The conversion rate is subject to adjustment for stock splits, stock dividends and other distributions. A conversion occurs automatically upon the earlier occurrence of:

     - a liquidation, dissolution or winding up, whether voluntary or involuntary, of the corporation

     - the consummation of a transaction resulting in a change of control

     - the next business day following written notice from Healtheon/WebMD that its board of directors has resolved to cause a conversion

     - January 26, 2003.

                     INFORMATION REGARDING HEALTHEON/WEBMD

OVERVIEW

     Healtheon/WebMD provides web-based healthcare information and services to facilitate connectivity and transactions among physicians, patients, payers and other healthcare industry participants. Healtheon/WebMD's Internet-based information and transaction platform allows for the secure exchange of information among the disparate information systems used by healthcare industry participants and supports Healtheon/WebMD's administrative transaction services, including patient enrollment, eligibility determination, referrals and authorizations, laboratory and diagnostic test orders and results, clinical data retrieval and claims processing.

     Healtheon/WebMD's web site, WebMD.com, offers a single destination for the exchange of healthcare information and supports a broad range of healthcare transactions delivered over its secure, Internet-based platform. Healtheon/WebMD designs its service offerings to help integrate and manage administrative, clinical, research and information needs of healthcare industry participants. Healtheon/WebMD believes that its web-based solution has the potential to create significant improvements in the way that information is used by the healthcare system, enabling improved workflow, better decision-making and, ultimately, higher quality patient care at a lower cost.

     Through WebMD.com, physician subscribers can access WebMD Practice, Healtheon/WebMD's provider destination, and consumers can access WebMD Health, Healtheon/WebMD's free consumer destination. WebMD Practice provides physicians with administrative transaction services, medical news and research, continuing medical education credits, customized web sites and e-mail accounts, among other services. WebMD Health provides consumers with health and wellness news and information, support communities, interactive tools and opportunities to purchase health-related products and services. Healtheon/WebMD's communities allow consumers to participate in real-time discussion and support networks over the Internet.

     Healtheon/WebMD currently provides services to over 250,000 physicians and approximately 11,000 dentists, 4,500 hospitals, 46,000 pharmacies, 650 payers and 8 laboratory companies. In addition, nearly 100,000 physicians have subscriptions to WebMD Practice, and over 1.1 million consumers are enrolled in Healtheon/WebMD's support communities on WebMD Health. In May 2000, WebMD.com attracted approximately 4.7 million unique users, according to Media Metrix. Page views exceeded approximately 30.0 million, according to commercial software that Healtheon/WebMD utilized in May 2000.

     Healtheon/WebMD was incorporated in December 1999 and commenced operations in January 1996. In November 1999, Healtheon Corporation merged with WebMD, MedE America and Medcast and changed its name to Healtheon/WebMD Corporation. Healtheon/WebMD launched its integrated web site in November 1999 following the closing of these mergers.

     The address of Healtheon/WebMD's principal executive office is 400 The Lenox Building, 3399 Peachtree Road, NE, Atlanta, Georgia 30324 and its telephone number is (404) 495-7600. Healtheon/WebMD's web site is www.webmd.com. The information on Healtheon/WebMD's web site is not a part of this proxy statement/prospectus.

RECENT DEVELOPMENTS

     In addition to the merger with OnHealth, Healtheon/WebMD has recently agreed to or completed the significant acquisitions described below.

     Proposed merger with Medical Manager. On February 13, 2000, Healtheon/WebMD entered into a merger agreement to acquire Medical Manager, a leading provider of physician practice management systems. Under the terms of the Medical Manager merger agreements, Healtheon/WebMD will pay 2.5 shares of Healtheon/WebMD common stock for each share of Medical Manager. Based on the outstanding shares of Medical Manager on May 31, 2000, approximately 102 million shares of Healtheon/WebMD common stock would be issued to Medical Manager shareholders upon completion of this merger. Medical Manager, headquartered in Elmwood Park, New

Jersey, operates three principal lines of business: physician practice management through Medical Manager Health Systems, healthcare electronic commerce, or e-commerce, services through CareInsite and plastics and filtration technologies through Porex. Medical Manager Health Systems is a leading provider of integrated healthcare automation solutions. The company develops, markets, implements and supports The Medical Manager(R) physician practice management system, which addresses the financial, administrative, clinical and practice management needs of healthcare providers. Medical Manager indirectly owns approximately 67.4% of CareInsite, the business of which is described below. Porex designs, manufactures and distributes porous and solid plastic components and products. These products are used in life sciences, healthcare, industrial and consumer applications. This combination will expand the critical mass in clinical, financial and administrative transactions, which enhances a comprehensive suite of services for physicians, consumers, payors, providers and suppliers. Healtheon/WebMD expects to complete the merger in the third quarter of 2000; however, if all applicable antitrust waiting periods have not expired or if other conditions to the merger, and the merger with CareInsite, have not been satisfied by then, the merger maybe completed later. However, Healtheon/WebMD cannot assure you that the merger will be completed in a timely manner, if at all.

     Proposed merger with CareInsite. In connection with the merger agreement to acquire Medical Manager, Healtheon/WebMD also entered into a merger agreement on February 13, 2000 to acquire Medical Manager's publicly traded subsidiary, CareInsite, a provider of innovative healthcare network and clinical communication services. Under the terms of the merger agreements, Healtheon/WebMD will pay 1.3 shares of Healtheon/WebMD common stock for each share of CareInsite not owned by Medical Manager. Based on the number of outstanding shares of CareInsite on May 31, 2000, but not held by Medical Manager, approximately 32 million shares of Healtheon/WebMD would be issued to CareInsite shareholders entitled to receive such shares upon completion of this merger. The completion of the CareInsite merger is conditioned upon the completion of the Medical Manager merger. CareInsite is developing and provides innovative healthcare network and clinical communications services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information among physicians and their patients, and affiliated health plans, providers and suppliers. CareInsite's services are designed to improve the quality of patient care and reduce the administrative and clinical costs of healthcare. CareInsite is an approximately 67.4% owned subsidiary of Medical Manager. Healtheon/WebMD expects to complete the merger in the third quarter of 2000 as soon as practicable after completion of the Medical Manager merger. However, Healtheon/WebMD cannot assure you that the merger will be completed in a timely manner, if at all.

     Acquisition of Envoy. On May 26, 2000, Healtheon/WebMD completed its acquisition of Envoy from Quintiles in exchange for 35 million shares of common stock and $400 million in cash. Envoy is a leading provider of EDI transaction processing services to participants in the healthcare market. In 1999, Envoy's network processed more than 1.4 billion medical, pharmacy and dental transactions involving approximately 250,000 physicians, 35,000 pharmacies, 47,000 dentists, 4,500 hospitals and 900 payers. Healtheon/WebMD accounted for the Envoy acquisition as a purchase transaction. In connection with the acquisition of Envoy, Healtheon/WebMD was also granted a warrant to purchase 10 million shares of Quintiles common stock at an exercise price of $40.00 per share, which warrant is exercisable for a period of four years.

                         INFORMATION REGARDING ONHEALTH

     OnHealth is a leading independent source of original, informative, timely and trusted consumer-oriented health and wellness information, products and services on the web. Its web site, onhealth.com, is a consumer-focused online health destination dedicated to the management of personal and family health and well-being. Its staff of full-time editors and writers as well as a constituency of external health and medical writers and contributors, enables OnHealth to update its web site daily with original health-related features. By providing users with a broad range of original in-depth reporting, substantive resources and references, community discussions, direct access to experts, interactive tools and search capabilities, onhealth.com combines the strength of credible journalism with the power of online interactivity.

     OnHealth's predecessor was founded in August 1990 in the State of Minnesota. IVI Publishing went public in 1993. Until January 1998, its traditional line of business had been CD-ROM development, production and distribution. The best known title, "Mayo Clinic Ultimate Medical Guide," along with other CD-ROM works, has been distributed through retail and computer OEM channels. OnHealth's predecessor was also a supplier of video, animation and graphic assets to America's Health Network, a health and medical cable TV channel, and published a book version of its CD-ROM, "Taking Control of Your Health" in conjunction with Time Life Medical.

     OnHealth's first foray onto the Internet was a web site, O@sis.com, which it developed on a joint venture basis with the Mayo Foundation in July 1996. Due to philosophical differences regarding the strategic direction of the web site, full ownership of O@sis.com was later transferred to the Mayo Foundation with the Company receiving a $2.7 million termination settlement and the return of IVI Publishing Inc. stock held by Mayo in 1997.

     OnHealth launched onhealth.com in July 1998. Internet Profile Corporation, or IPRO, reported that OnHealth's page views grew 66% to 34,942,000 in May 2000 from 21,694,000 in December 1999. According to Media Metrix, in May 2000, onhealth.com attracted 5.2 million unique users and was the 47th largest property online, which ranked onhealth.com as the most trafficked consumer health content web site in May 2000. OnHealth has launched a coordinated traditional media advertising and public relations campaign designed to build OnHealth's brand through the use of television, radio, outdoor, print and online media. OnHealth also distributes in excess of 100,000 daily and weekly broadcast e-mails to registered users who have requested OnHealth's Daily Briefing, Weekly Newsletter and Health Info Tracker. This private and personalized e-mail allows OnHealth's users to stay current on the health-related subjects most important to themselves and their families. To date, OnHealth has developed distribution partnerships and content sharing relationships resulting in over 500 web sites that drive traffic to its web site.

     OnHealth provides an independent voice and serves as a consumer advocate for health-related issues. OnHealth believes this will allow it to build a loyal and dedicated audience that will fuel multiple revenue opportunities. While OnHealth believes the demographics of its users are highly attractive to advertisers, it is developing its web site to generate revenue opportunities from multiple sources, including advertising and sponsorships, e-commerce transactions, premium services and content syndication. OnHealth.com has a shopping area designed to offer its users a wide variety of health and wellness products including prescription and over-the-counter drugs, vitamins, herbs, books, magazines, foods, home products and gifts, among others.

     On September 9, 1999, OnHealth acquired all of the outstanding shares of common stock of BabyData.com, a premier web site for pregnant couples and those trying to conceive.

     On November 30, 1999, OnHealth acquired Health Decisions. Health Decisions develops, provides and supports a broad range of personal health information, referral and nurse counseling services. The five key target audiences for such services in the healthcare market are consumers, payers, employers, providers and pharmaceutical companies. Health Decisions provides a wide range of demand management tools that include symptom assessment, triage, provider selection and referral, individualized self-care, and preventative counseling for its clients' members.

                                 LEGAL OPINION

     The validity of the shares of Healtheon/WebMD common stock offered by this proxy statement/prospectus will be passed upon for Healtheon/WebMD by Alston & Bird LLP.

                                    EXPERTS

     The consolidated financial statements of Healtheon/WebMD Corporation incorporated by reference from Healtheon/WebMD Corporation's annual report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. The consolidated financial statements are incorporated herein by reference in reliance upon the report given on the authority of this firm as experts in accounting and auditing.

     The consolidated financial statements of OnHealth Network Company appearing in the OnHealth Network Company's amended annual report on Form 10-K/A for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference in reliance upon the report given upon the authority of this firm as experts in accounting and auditing.

     The consolidated financial statements of Provider Technology Group (a division of Blue Cross and Blue Shield of Massachusetts) incorporated by reference from Healtheon/WebMD Corporation's Form 8-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon the report given on the authority of this firm as experts in accounting and auditing.

     The consolidated financial statements of ENVOY Corporation and subsidiaries as of December 31, 1998 and for the two years in the period ended December 31, 1998, incorporated by reference from Healtheon/WebMD Corporation's Form 8-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference in reliance upon the reports given on the authority of this firm as experts in accounting and auditing.

     The consolidated financial statements of Medical Manager Corporation, formerly known as Synetic, Inc., as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999, the consolidated financial statements of CareInsite, Inc. as of June 30, 1999 and 1998 and for each of the two years in the period ended June 30, 1999 and for the period from inception (December 24, 1996) through June 30, 1997, the consolidated financial statements of The KippGroup as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, the consolidated financial statements of Physician Computer Network, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, the consolidated financial statements of ENVOY Corporation as of December 31, 1999 and for the year then ended, the financial statements for Professional Office Services, Inc. as of December 31, 1997 and for the year then ended, and the financial statements of XpiData, Inc. as of December 31, 1997 and for the year then ended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Point Plastics, Inc. and subsidiaries that are incorporated herein by reference have been audited by Linkenheimer LLP independent public accountants, indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Health Information Network Connection, LLC that are incorporated herein by reference have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows Healtheon/WebMD and OnHealth to incorporate by reference the information they file with the SEC, which means that Healtheon/WebMD and OnHealth can disclose important information to you by referring you to documents they have previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and any later information that they file with the SEC will automatically update and supersede this information from the date of filing of these documents.

     Healtheon/WebMD and OnHealth each incorporate by reference the documents listed below, and any additional documents filed by either of them with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the OnHealth shareholders' meeting. This proxy statement/prospectus is part of a registration statement on Form S-4 filed by Healtheon/WebMD with the SEC with respect to the Healtheon/WebMD common stock to be issued to OnHealth shareholders in the merger. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may obtain a copy of the registration statement from the SEC as described in the section entitled "Where You Can Find More Information" on page 93.

     The documents Healtheon/WebMD incorporates by reference are:

     - Healtheon/WebMD's annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 1999

     - Healtheon/WebMD's quarterly report on Form 10-Q for the quarter ended March 31, 2000

     - Healtheon/WebMD's current reports on Form 8-K or Form 8-K/A filed January 27, 2000, January 28, 2000, February 8, 2000, February 10, 2000, February 14, 2000, February 16, 2000, February 22, 2000, February 24, 2000, March
       23, 2000, May 2, 2000, June 1, 2000, June 5, 2000, June 19, 2000, July
       24, 2000 and July 27, 2000

     - Healtheon/WebMD's current report on Form 8-K, filed July 27, 2000 (which includes specified historical financial information for Medical Manager, CareInsite and Envoy)

     - The description of Healtheon/WebMD's common stock contained in Healtheon/WebMD's Registration Statement on Form 8-A filed on February 8, 1999 pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

     The documents OnHealth incorporates by reference are:

     - OnHealth's annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended

     - OnHealth's quarterly report on Form 10-Q for the quarter ended March 31, 2000, as amended

     - OnHealth's current reports on Form 8-K or Form 8-K/A filed February 14, 2000, February 18, 2000, February 22, 2000, March 16, 2000, June 27, 2000
       and August 4, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     Healtheon/WebMD and OnHealth file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any document filed by Healtheon/WebMD or OnHealth at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. The SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The Healtheon/WebMD common stock and the OnHealth common stock are each quoted on the Nasdaq National Market, and their trading symbols are "HLTH" and "ONHN," respectively. Reports, proxy statements and other information concerning Healtheon/WebMD and OnHealth can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Reports, proxy statements and other information concerning Medical Manager and CareInsite can also be inspected at the Nasdaq National Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006 and are also available to the public at the SEC's web site at http://www.sec.gov. The Medical Manager common stock and the CareInsite common stock also are each quoted on the Nasdaq National Market; their trading symbols are "MMGR" and "CARI," respectively.

     This proxy statement/prospectus incorporates certain documents be reference. Documents incorporated by reference are available without charge, excluding all exhibits unless the exhibit has been specifically incorporated by reference in this proxy statement/prospectus. You can obtain copies of the documents relating to Healtheon/WebMD by contacting the Healtheon/WebMD investor relations department at:

     Healtheon/WebMD Corporation
     400 The Lenox Building
     3399 Peachtree Road NE
     Atlanta, Georgia 30326
     (404) 495-7600
     http://www.webmd.com

     You can obtain copies of the documents relating to OnHealth by contacting the OnHealth investor relations department at:

     OnHealth Network Company
     808 Howell Street, Suite 400
     Seattle, Washington 98101
     (206) 652-0308
     http.//www.onhealth.com

     In order to ensure timely delivery of the documents, any requests should be made by August 23, 2000.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE HEALTHEON/WEBMD COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO HEALTHEON/WEBMD AND ITS SUBSIDIARIES WAS PROVIDED BY HEALTHEON/WEBMD AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO ONHEALTH AND ITS SUBSIDIARIES WAS PROVIDED BY ONHEALTH.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          HEALTHEON/WEBMD CORPORATION,

                          TECH ACQUISITION CORPORATION

                                      AND

                            ONHEALTH NETWORK COMPANY

                         DATED AS OF FEBRUARY 15, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER......................    A-1
1.1    Merger......................................................    A-1
1.2    Time and Place of Closing...................................    A-1
1.3    Effective Time..............................................    A-1
ARTICLE 2 -- TERMS OF MERGER.......................................    A-2
2.1    Charter.....................................................    A-2
2.2    Bylaws......................................................    A-2
2.3    Directors and Officers......................................    A-2
2.4    Tax-Free Reorganization.....................................    A-2
ARTICLE 3 -- MANNER OF CONVERTING SHARES...........................    A-2
3.1    Conversion of Shares........................................    A-2
3.2    Anti-Dilution Provisions....................................    A-2
3.3    Dissenting Shares...........................................    A-3
3.4    Conversion of Company Options...............................    A-3
3.5    Company Warrants............................................    A-4
ARTICLE 4 -- EXCHANGE OF SHARES....................................    A-4
4.1    Exchange Procedures.........................................    A-4
4.2    No Further Transfers of Company Common Stock................    A-6
4.3    Lost, Stolen or Destroyed Certificates......................    A-6
4.4    Rights of Former Stockholders...............................    A-6
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF COMPANY.............    A-6
5.1    Organization, Standing, and Power...........................    A-6
5.2    Authorization of Agreement; No Breach.......................    A-6
5.3    Capital Stock...............................................    A-7
5.4    Company Subsidiaries........................................    A-8
5.5    SEC Filings; Financial Statements...........................    A-8
5.6    Absence of Undisclosed Liabilities..........................    A-8
5.7    Absence of Changes..........................................    A-9
5.8    Tax Matters.................................................    A-9
5.9    Intellectual Property.......................................    A-9
5.10   Insurance...................................................   A-11
5.11   Compliance with Laws........................................   A-11
5.12   Orders and Litigation.......................................   A-11
5.13   Environmental Matters.......................................   A-12
5.14   Contracts and Commitments...................................   A-12
5.15   State Takeover Statutes.....................................   A-12
5.16   Benefit Plans...............................................   A-12
5.17   Board Approval..............................................   A-14
5.18   Governmental Approvals; Required Consents...................   A-14
5.19   Accounts Receivable.........................................   A-14
5.20   Tax Treatment...............................................   A-14
5.21   Affiliate Transactions......................................   A-14
5.22   Customers...................................................   A-14
5.23   Fairness Opinion............................................   A-15

ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF HEALTHEON/WEBMD AND
             MERGER CORP...........................................   A-15
6.1    Organization, Standing, and Power...........................   A-15
6.2    Authorization of Agreement; No Breach.......................   A-15
6.3    Capital Stock...............................................   A-16
6.4    Healtheon/WebMD SEC Filings; Financial Statements...........   A-16
6.5    Absence of Undisclosed Liabilities..........................   A-17
6.6    Absence of Certain Changes or Events........................   A-17
6.7    Compliance with Laws........................................   A-17
6.8    Governmental Approvals; Required Consents...................   A-17
6.9    Healtheon/WebMD Common Stock................................   A-17
6.10   Interim Operations of Merger Corp...........................   A-17
6.11   Tax Treatment...............................................   A-17
6.12   Orders and Litigation.......................................   A-17
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CLOSING...................   A-18
7.1    Conduct of Company's Business...............................   A-18
7.2    Conduct of Healtheon/WebMD's Business.......................   A-19
7.3    Adverse Changes in Condition................................   A-20
ARTICLE 8 -- ADDITIONAL AGREEMENTS.................................   A-20
8.1    Stockholder Approval; Registration Statement................   A-20
8.2    Applications................................................   A-21
8.3    Filings with State Offices..................................   A-22
8.4    Agreement as to Efforts to Consummate.......................   A-22
8.5    Investigation and Confidentiality...........................   A-22
8.6    Nasdaq National Market Listing..............................   A-22
8.7    No Solicitation by Company..................................   A-22
8.8    Tax Treatment...............................................   A-24
8.9    Employee Benefits...........................................   A-24
8.10   Blue Sky Laws...............................................   A-24
8.11   Non-solicitation of Employees...............................   A-25
8.12   Press Releases..............................................   A-25
8.13   Directors and Officers Indemnification......................   A-25
8.14   Company Affiliates; Restrictive Legend; Restrictions on
       Transfer....................................................   A-25
8.15   Voting Agreements...........................................   A-26
8.16   Loan Agreement and Warrant..................................   A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.....   A-26
9.1    Conditions to Obligations of Each Party.....................   A-26
9.2    Conditions to Obligations of Healtheon/WebMD and Merger
       Corp........................................................   A-27
9.3    Conditions to Obligations of Company........................   A-28
ARTICLE 10 -- TERMINATION..........................................   A-28
10.1   Termination.................................................   A-28
10.2   Notice of Termination; Effect of Termination................   A-29
10.3   Fees and Expenses...........................................   A-29
ARTICLE 11 -- MISCELLANEOUS........................................   A-30
11.1   Definitions.................................................   A-30
11.2   Brokers and Finders; Expenses...............................   A-34
11.3   Entire Agreement............................................   A-35
11.4   Amendments..................................................   A-35
11.5   Waivers.....................................................   A-35

11.6   Assignment..................................................   A-35
11.7   Notices.....................................................   A-35
11.8   Governing Law...............................................   A-36
11.9   Counterparts................................................   A-36
11.10  Captions....................................................   A-36
11.11  Interpretations.............................................   A-36
11.12  Enforcement of Agreement....................................   A-36
11.13  Severability................................................   A-36
11.14  Facsimile Signatures........................................   A-37
11.15  Nonsurvival of Representations and Warranties...............   A-37

                                    EXHIBITS

Exhibit 8.15 -- Form of Voting Agreement

Exhibit 8.16A -- Form of Loan Agreement

Exhibit 8.16B -- Form of Common Stock Purchase Warrant

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 15, 2000, by and among HEALTHEON/WEBMD CORPORATION ("HEALTHEON/WEBMD"), a Delaware corporation; TECH ACQUISITION CORPORATION ("MERGER CORP"), a Washington corporation and a wholly owned subsidiary of Healtheon/WebMD; and ONHEALTH NETWORK COMPANY ("COMPANY"), a Washington corporation.

                                   PREAMBLE:

     This Agreement provides for the acquisition of Company by Healtheon/WebMD by means of the merger of Merger Corp with and into Company, pursuant to which the outstanding shares of Company Common Stock shall be converted into the right to receive shares of Healtheon/WebMD Common Stock and Company shall become a wholly owned subsidiary of Healtheon/WebMD. The Board of Directors of Healtheon/WebMD has determined that the Merger is fair to Healtheon/WebMD and the holders of Healtheon/WebMD Common Stock and is in the best interests of Healtheon/WebMD and such stockholders. The Board of Directors of Company (i) has determined that the merger of Merger Corp with and into Company is fair to Company and the holders of shares of Company Common Stock and is in the best interests of Company and such stockholders and (ii) has approved and determined to be advisable this Agreement and the transactions contemplated hereby has recommended that the stockholders of Company adopt this Agreement. The Board of Directors of Merger Corp has determined that the merger of Merger Corp with and into Company is in the best interests of Merger Corp and its sole stockholder and Healtheon/WebMD has adopted this Agreement and approved the Merger as the sole stockholder of Merger Corp. For Federal income tax purposes, it is intended that the merger of Merger Corp with and into Company shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE").

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp shall be merged with and into Company (the "MERGER") in accordance with Section 23B.11.010 of the Washington Business Corporations Act (the "WBCA"). Following the Merger, the separate corporate existence of Merger Corp shall cease and Company shall be the Surviving Corporation resulting from the Merger and shall become vested with all of the property, rights, privileges, powers and franchises of Company and Merger Corp and shall assume all of the debts, liabilities, obligations, restrictions, disabilities and duties of each of Company and Merger Corp. The Merger shall be consummated pursuant to the terms of this Agreement, which have been approved and adopted by the respective Boards of Directors of Healtheon/WebMD, Merger Corp and Company.

     1.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "CLOSING") will take place at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those that by their nature will be satisfied on the Closing Date), or at such other time and date as the parties hereto agree in writing (the "CLOSING DATE"). The place of Closing shall be at the offices of Nelson Mullins Riley & Scarborough, L.L.P., Bank of America Corporate Center, Suite 2600, 100 North Tryon Street, Charlotte, North Carolina, or such other place as may be mutually agreed upon by the Parties.

     1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Washington, in such form as is required by, and executed in accordance with,

Section 23B.11.050 of the WBCA. The term "EFFECTIVE TIME" means the date and at the time the Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Washington.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Articles of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. Such Articles of Incorporation shall remain the Articles of Incorporation of Surviving Corporation until otherwise amended or repealed until otherwise amended or repealed in accordance with the WBCA.

     2.2 Bylaws. The Bylaws of Merger Corp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of Merger Corp immediately prior to the Effective Time, together with such additional persons as may thereafter be duly elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Corp in office immediately prior to the Effective Time, together with such additional persons as may thereafter be duly elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     2.4 Tax-Free Reorganization. The Parties intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to adopt this Agreement as a plan of reorganization within the meaning of the regulations promulgated under Section 368 of the Internal Revenue Code.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of any of the Parties, the shares of the constituent corporations of the Merger shall be converted as follows:

          (a) Conversion of Merger Corp Common Stock. Each share of Merger Corp Common Stock issued and outstanding at the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of Surviving Corporation Common Stock.

          (b) Conversion of Company Common Stock. Excluding shares held by stockholders who perfect their statutory dissenters' rights as provided in
     Section 3.3 of this Agreement, each share of Company Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .189435 shares of Healtheon/WebMD Common Stock (as adjusted by Section 3.2, the "EXCHANGE RATIO").

          (c) Fractional Shares. No certificates representing fractional shares of Healtheon/WebMD Common Stock will be issued as a result of the Merger. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Healtheon/WebMD Common Stock (after aggregating all fractional shares of Healtheon/WebMD Common Stock that otherwise would be received by such holder) shall, upon surrender of such Company stock certificates, receive from Healtheon/WebMD an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fractional share interest to which such holder would otherwise be entitled by (ii) the average of the high and low sales prices for a share of Healtheon/WebMD Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Composite Transaction Tape on the first trading day immediately following the Effective Time.

     3.2 Anti-Dilution Provisions. In the event the number of shares of Healtheon/WebMD Common Stock issued and outstanding prior to the Effective Time changes as a result of a stock split, stock dividend, subdivision, reclassification, recapitalization, combination of shares or similar recapitalization with respect to such stock (an "ANTI-DILUTION EVENT") and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be correspondingly adjusted so that each holder of Company Common Stock will receive in the Merger the same proportionate amount of Healtheon/WebMD Common Stock that such holder would have been entitled to receive if the Effective Time had been immediately prior to such Anti-Dilution Event.

     3.3 Dissenting Shares. Any holder of shares of Company Capital Stock who perfects its dissenters' rights in accordance with and as contemplated by
Section 23B.13.210 of the WBCA shall not be converted into Healtheon/WebMD Common Stock but instead shall be entitled to receive such consideration as determined pursuant to such provision of the WBCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the WBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of Company fails to perfect, or effectively withdraws or loses, its right to appraisal and payment for its shares under the WBCA, Healtheon/WebMD shall issue and deliver the number of shares of Healtheon/WebMD Common Stock to which such holder of shares of Company Capital Stock would otherwise be entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares (or compliance with Section 4.3) held by such holder.

     3.4  Conversion of Company Options.

     (a) At the Effective Time, each outstanding Company Option, whether or not exercisable, shall be converted into and become rights with respect to Healtheon/WebMD Common Stock, and Healtheon/WebMD shall assume Company's obligations with respect to each Company Option and the related Company Stock Plan, in accordance with its terms, except that from and after the Effective Time, (i) Healtheon/WebMD and its compensation committee shall be substituted for Company and the committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of Company) administering the Company Stock Plan, if any, under which such Company Option was granted or otherwise governed, (ii) each Company Option assumed by Healtheon/WebMD may be exercised solely for shares of Healtheon/WebMD Common Stock, (iii) the number of shares of Healtheon/WebMD Common Stock subject to such Company Option shall be equal to the number of whole shares (rounded to the nearest whole share) of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding to the nearest whole cent, and (v) all references in the Company Stock Plans and the stock option certificates and agreements to Company (or its predecessors) shall be deemed to refer to Healtheon/WebMD. Notwithstanding the provisions of clauses
(iii) and (iv) of the first sentence of this Section 3.4(a), each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Company Option, within the meaning of Section 424(h) of the Internal Revenue Code.

     (b) As soon as practicable after the Effective Time, Healtheon/WebMD shall deliver to the holders of Company Options appropriate documentation evidencing the foregoing assumption by Healtheon/WebMD of such Company Options and the related Company Stock Plan and the agreements evidencing such Company Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 3.4 after giving effect to the Merger and the provisions set forth above). Healtheon/WebMD shall comply with the terms of the Company Stock Plans and ensure, to the extent lawful, and subject to the provisions of the applicable Company Stock Plan, that Company Options which qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

     (c) Healtheon/WebMD shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Healtheon/WebMD Common Stock for delivery upon the exercise of Company Options.

     (d) Healtheon/WebMD agrees to file, if available for use by Healtheon/WebMD, a registration statement on Form S-8 for the shares of Healtheon/WebMD Common Stock issuable with respect to the Company Options as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

     3.5  Company Warrants.

     (a) At the Effective Time, Healtheon/WebMD shall assume the obligations of Company under the Company Warrants outstanding at the Effective Time, whether or not the Company Warrants are then exercisable. Thereafter, the Company Warrants shall represent the right to receive upon exercise the number of shares of Healtheon/WebMD Common Stock equal to the product of (i) the Exchange Ratio and
(ii) the number of shares of Company Common Stock for which such Company Warrant could have been exercised immediately prior to the Effective Time, with such product rounded to the nearest whole share. The per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding to the nearest whole cent. At the Effective Time, (i) all references in the instruments evidencing the Company Warrants to Company shall be deemed to refer to Healtheon/WebMD and (ii) Healtheon/WebMD shall assume all of Company's obligations under such instruments with respect to such Company Warrants as so amended.

     (b) As soon as practicable after the Effective Time of the Merger, Healtheon/WebMD shall deliver to the holders of the Company Warrants documentation evidencing the foregoing assumption by Healtheon/WebMD of such Company Warrants.

     (c) Healtheon/WebMD shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Healtheon/WebMD Common Stock for delivery upon exercise of the Company Warrants.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1  Exchange Procedures.

     (a) Exchange Agent. Promptly after the Effective Time, Healtheon/WebMD and the Surviving Corporation shall select an exchange agent (the "EXCHANGE AGENT") to act as exchange agent for the Merger.

     (b) Healtheon/WebMD to Provide Common Stock. Promptly after the Effective Time, Healtheon/WebMD shall deposit with the Exchange Agent for exchange the shares of Healtheon/WebMD Common Stock issuable pursuant to Section 3.1(b) in exchange for outstanding shares of Company Common Stock, cash payable in lieu of fractional shares pursuant to Section 3.1(d) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
Section 4.1(d) (such certificates for shares of Healtheon/WebMD Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash payable in lieu of fractional shares, being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Healtheon/WebMD Common Stock contemplated to be issued pursuant to Section 3.1(b) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (c) Exchange Procedures. Promptly after the Effective Time, Healtheon/WebMD shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Healtheon/WebMD Common Stock pursuant to Section 3.1(b), cash in lieu of any fractional shares pursuant to Section 3.1(d) and any dividends or other distributions pursuant to Section 4.1(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Healtheon/WebMD and Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Healtheon/WebMD Common Stock, cash in lieu of any fractional shares pursuant to Section 3.1(d) and any dividends or other distributions pursuant to

Section 4.1(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Healtheon/WebMD, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Healtheon/WebMD Common Stock which such holder has the right to receive under Section 3.1(b) in respect of the shares of Company Common Stock formerly represented by such Certificate and payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 3.1(d), and any dividends or distributions payable pursuant to Section 4.1(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of whole shares of Healtheon/WebMD Common Stock into which such shares of Company Common Stock shall have been so converted pursuant to Section 3.1(b) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.1(d) and any dividends or distributions payable pursuant to
Section 4.1(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Healtheon/WebMD Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates (other than holders of shares to be canceled pursuant to Sections 3.3 of this Agreement) with respect to the shares of Healtheon/WebMD Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or Healtheon/WebMD shall deliver to the record holders thereof, without interest, certificates representing whole shares of Healtheon/WebMD Common Stock issued in exchange therefor pursuant to Section 3.1(b) hereof along with payment in lieu of fractional shares pursuant to
Section 3.1(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Healtheon/WebMD Common Stock.

     (e) Transfers of Ownership. If certificates for shares of Healtheon/WebMD Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Healtheon/WebMD or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Healtheon/WebMD Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Healtheon/WebMD or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Healtheon/WebMD and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) Termination of Exchange Fund, No Liability. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Healtheon/WebMD Common Stock) that remains unclaimed by the stockholders of Company for 180 days after the Effective Time shall be paid to Healtheon/WebMD. Any stockholders of Company who have not theretofore complied with this Article 4 shall thereafter look only to Healtheon/WebMD for payment of their shares of Healtheon/WebMD Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.1(b) or this
Article 4 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding anything to the contrary in this Section 4.1, neither the Exchange Agent, Healtheon/WebMD, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Healtheon/WebMD Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     4.2 No Further Transfers of Company Common Stock. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock by any such former holder shall thereafter be made or recognized. There shall be no further recordation of transfers on the stock books of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged as provided in this Article 4.

     4.3 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Healtheon/WebMD Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 3.1(d) and any dividends or distributions payable pursuant to Section 4.1(d); provided, however the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity against any claim that may be made against the Surviving Corporation, Healtheon/WebMD, Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     4.4 Rights of Former Stockholders. Former stockholders of record of Company will not be entitled to vote or give their consent after the Effective Time at any meeting or action by written consent of Healtheon/WebMD stockholders until such holders have exchanged their certificates representing Company Capital Stock (other than Company Common Stock to be canceled pursuant to Sections 3.3 of this Agreement) for certificates representing Healtheon/WebMD Common Stock in accordance with the provisions of this Agreement.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Subject to the exceptions set forth in the disclosure letter referencing specific representations delivered to Healtheon/WebMD on the date of this Agreement (the "COMPANY DISCLOSURE LETTER"), as of the date hereof and as of the Closing Date, Company represents and warrants to Healtheon/WebMD and Merger Corp as follows:

     5.1 Organization, Standing, and Power. Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Washington and has the corporate power and authority to carry on its business as it has been and is now being conducted. Company is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect. Copies of the Charter and all amendments thereto of Company and the bylaws, as amended, of Company and copies of all resolutions adopted and action taken by the stockholders or Board of Directors and all committees thereof of Company, which have been made available to Healtheon/WebMD for review, are true and complete in all Material respects and accurately reflect all proceedings of the stockholders and Board of Directors (and all committees thereof) of Company. The stock record books of Company, which have been made available to Healtheon/WebMD for review, contain true and complete records of the record ownership of Company Capital Stock and all prior issuances and transfers of record ownership of the shares of its capital stock.

     5.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Company, other than the meeting of the stockholders of Company to approve this Agreement to be held pursuant to Section 8.1. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Company pursuant to this Agreement will constitute, legal, valid and binding obligations of Company enforceable against it in accordance with their respective terms, except to the extent such enforceability is subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, (ii) the availability of specific performance, injunctive relief or other equitable remedies and (iii) limitations on the enforceability of indemnification provisions under applicable federal and state securities Laws. The execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Company pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Consents identified or contemplated herein (including without limitation all filings or Consents under the HSR Act, the Securities Laws and state securities Laws), (i) violate or result in a breach of the Charter or bylaws of Company; (ii) violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon Company or upon the Assets or business of Company; (iii) conflict with or constitute a Default under any Material Contract to which Company is a party or by which Company is bound; or (iv) create a Material Lien upon the Assets or business of Company, other than, in the case of clauses (ii), (iii) and (iv) above, any such violation, conflict, Default, or Lien that, if occurring, would not have a Company Material Adverse Effect and other than Liens created under the Security Agreement executed by Company in connection with the Loan Agreement executed pursuant to Section 8.16.

     5.3  Capital Stock.

     (a) As of the date hereof, the authorized capital stock of Company consists of (i) 100,000,000 shares of Company Common Stock, of which 24,109,705 shares are issued and outstanding, and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. Company has no other capital stock authorized, issued or outstanding. All of such shares are duly and validly issued and outstanding, are fully paid and non-assessable, and were issued in compliance with the 1933 Act and all applicable state securities Laws, except where the failure to comply would not have a Company Material Adverse Effect.

     (b) As of the date hereof, 6,826,752 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, and as of the date hereof, 140,878 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Warrants (exclusive of the Healtheon/WebMD Warrant issued pursuant to Section 8.16). Section 5.3(b) of the Company Disclosure Letter sets forth the following information with respect to the Company Options outstanding as of the date hereof: (i) the aggregate number of shares of Company Common Stock subject to Company Options under each Company Stock Plan; and (ii) the exercise price of the Company Options outstanding under each Company Stock Plan. As a result of the execution of the Voting Agreements, vesting of all Company Options granted pursuant to the Company Stock Plans will accelerate (other than those where employees have specifically waived acceleration). Section 5.3(b) of the Company Disclosure Letter also lists the names of all individuals or entities who own Company Warrants, together with the number of shares of Company Common Stock subject to such Warrants, the exercise prices applicable to such Company Warrants and indicates the extent of acceleration of such Company Warrants in the context of the transactions contemplated hereby. The Company Options that have been designated as "incentive stock options" under the Company Stock Plans or Contracts pursuant to which such Company Options were granted were authorized and granted in accordance with the rules applicable to incentive stock options under the Internal Revenue Code.

     (c) Except for the Company Options, the Company Warrants and as set forth in Section 5.3(c) of the Company Disclosure Letter, there are no outstanding warrants, options, rights, calls or other commitments of any nature to which Company is a party relating to Company Common Stock, and there are no outstanding securities of Company convertible into or exchangeable for shares of Company Common Stock or any other capital stock (together with Company Options and Company Warrants, the "Company Equity Rights"). All Company Equity Rights were issued or granted in compliance with the 1933 Act and all applicable state securities Laws, except where the failure to comply would not have a Company Material Adverse Effect.

     (d) To the Knowledge of Company, other than the Voting Agreements entered into pursuant to Section 8.15, there are no voting agreements or voting trusts between or among any Person or Persons relating to Company or the Company Common Stock. Except for the Company Options, the Company Warrants and as set forth in
Section 5.3(c) of the Company Disclosure Letter, Company is not obligated to issue or repurchase any shares of Company Capital Stock or Company Equity Rights for any purpose and no Person has entered into any Contract (whether preemptive or contractual) with Company for the purchase, subscription or issuance of any unissued shares or other securities of Company, whether now or in the future.

     (e) In Company's reasonable judgement, each Stockholder executing a Voting Agreement is an affiliate of Company within the meaning of Rule 145 under the 1933 Act. The shares of Company Common Stock subject to the Voting Agreements, together with the Company Common Stock issuable upon exercise of the

Healtheon/WebMD Warrants (as defined in Section 8.16), are sufficient to approve the Merger and the Agreement for all purposes under the WBCA and Company's Certificate of Incorporation and Bylaws, regardless of the extent to which Company Options, Company Warrants or other Company Equity Rights may be exercised after the date hereof.

     (f) On a fully exercised (for cash) and converted to Company Common Stock basis, the number of shares of Company Common Stock outstanding on the date hereof would be 31,077,335. The weighted average exercise price of the Company Options and Company Warrants outstanding on the date hereof is no less than $6.80 per share of Company Common Stock.

     5.4 Company Subsidiaries. Section 5.4 of the Company Disclosure Letter sets forth a list of all Subsidiaries of Company. Each Subsidiary of Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of Company has the corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of Company is duly qualified as a foreign corporation authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests in each of Company's Subsidiaries have been validly issued, are fully paid and nonassessable, and, except as set forth in the Company SEC Documents, are owned by Company or another Subsidiary of Company free and clear of all Liens, and none are subject to preemptive rights. Neither Company nor any of its Subsidiaries has any equity or similar interest in any other Person (other than Company's investments in its Subsidiaries).

     5.5  SEC Filings; Financial Statements.

     (a) Company has filed all reports, schedules, forms, statements and other documents (which are publicly available) with the SEC pursuant to applicable Securities Laws from January 1, 1997 to the date of this Agreement relating to Company and its Subsidiaries (the "COMPANY SEC DOCUMENTS"), and the Company SEC Documents constitute all of the documents required to have been filed by Company pursuant to such Laws for such period. As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied in all Material respects, with the requirements of the 1933 Act or the 1934 Act, as the case may be, and none of the Company SEC Documents contained when filed any untrue statement of a Material fact or omitted to state any Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading and did not at the time they were filed omit any documents required to be filed as exhibits thereto. The consolidated financial statements of Company included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") fairly presented the consolidated financial position of Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended and have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since September 30, 1999, Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as have been required by GAAP.

     (b) All documents required to be filed by Company with respect to Company and its Subsidiaries with the SEC after the date hereof and prior to the Effective Time (the "SUBSEQUENT COMPANY SEC DOCUMENTS") will comply, in all Material respects, with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the Subsequent Company SEC Documents (including any and all financial statements included therein) will not contain when filed, any untrue statement of a Material fact with respect to Company and its Subsidiaries or omit to state any Material fact with respect to Company and its Subsidiaries required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

     5.6 Absence of Undisclosed Liabilities. Except for Liabilities which are accrued or reserved against in the Company Financial Statements and liabilities incurred in connection with the Loan Agreement entered into pursuant to Section 8.16, neither Company nor any of its Subsidiaries has any Material Liabilities, other than Liabilities incurred in the ordinary course of the business consistent with past practice since September 30, 1999 or Liabilities arising under this Agreement.

     5.7 Absence of Changes. Except as set forth in the Company SEC Documents, since September 30, 1999, Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary and usual course consistent with past practice, except for such business and operations as have not resulted and would not result in a Company Material Adverse Effect, and there has not occurred (i) any event, condition or occurrence which has a Company Material Adverse Effect or is reasonably likely to have a Company Material Adverse Effect; or (ii) any event that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.1 hereof.

     5.8 Tax Matters. (a) Company has filed all federal, and all Material state, local, foreign and provincial tax returns, declarations, statements, reports, schedules, bonus and information returns and any amendments to any of the preceding ("TAX RETURNS") required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are in all Material respects true, correct and complete; (b) all Taxes shown to be due on such Tax Returns either (x) have been timely paid or (y) extensions for payment have been properly obtained or such Taxes are being timely and properly contested and, in either case, adequate reserves pursuant to GAAP have been established on Company's consolidated financial statements with respect thereto; (c) Company and each of its Subsidiaries have complied in all Material respects with all rules and regulations relating to the withholding of Taxes; (d) neither Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (e) Section
5.8 of the Company Disclosure Letter sets forth all pending audits, examinations or claims by any taxing authority of any Tax Returns; (f) except as have been advanced in pending audits or examinations listed in Section 5.8 of the Company Disclosure Letter, no claims that have been communicated in writing to Company by a taxing authority in connection with the examination of any federal or Material state Tax Returns of Company and its Subsidiaries are currently pending; (g) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested and proper accruals pursuant to GAAP have been established on Company's consolidated financial statements with respect thereto; (h) neither Company nor any of its Subsidiaries has any Material liability for Taxes of any Person other than Company and its Subsidiaries (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor, or (C) by virtue of any express or implied agreement or otherwise; (i) neither Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of
Section 1504(a) of the Internal Revenue Code other than the affiliated group of which Company is the common parent corporation; (j) none of the property owned or used by Company or its Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Act of 1981; (k) none of the property owned by Company or its Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code; (l) except as set forth in Section 5.8 of the Company Disclosure Letter, none of Company or its Subsidiaries is obligated to make any payments or is a party to any agreement that under any circumstances could obligate any of Company or its Subsidiaries to make any payments that will not be deductible under either
Section 162(m) or Section 280G of the Internal Revenue Code (or cause Company or any of its Subsidiaries to incur a payment to reimburse a person for a tax imposed under Internal Revenue Code Section 4999); and (m) none of Company or its Subsidiaries is a party to any Tax allocation agreement, any Tax sharing agreement, or any Tax indemnity agreement.

     5.9  Intellectual Property.

     (a) Company or one of its Subsidiaries owns or has the right to use all Intellectual Property which is Material to the operation of the business of Company and its Subsidiaries as currently conducted or to products or services currently under development by Company or any of its Subsidiaries (collectively, "MATERIAL INTELLECTUAL PROPERTY"), and, except as set forth in Section 5.9 of the Company Disclosure Letter, has the right to use and/or license, the same in the ordinary course of Company's business without Material liability to, or any requirement of consent from, any other person or party, which right to use or license shall not be affected by the execution of this Agreement or the consummation of the Merger. All Material Intellectual Property is either owned by Company or its Subsidiaries free and clear of all Liens, is used pursuant to a license agreement or is in the public domain; each such license agreement is valid and enforceable and in full force and effect; neither Company nor any of its Subsidiaries is in Material Default thereunder; and to the Knowledge of Company, no corresponding licensor is in Material Default thereunder. Except as set forth in Section 5.9 of the Company Disclosure Letter, none of the

Material Intellectual Property of Company and its Subsidiaries infringes or otherwise conflicts with any Intellectual Property or other right of any Person; there is no pending or, to the Knowledge of Company, threatened (in writing) litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Material Intellectual Property of Company or any of its Subsidiaries; there is no outstanding Order relating to any Material Intellectual Property of Company or any of its Subsidiaries; to the Knowledge of Company, there is currently no infringement by any Person of any Material Intellectual Property of Company or any of its Subsidiaries. Notwithstanding anything to the contrary herein, Company's only warranties with respect to (i) the Company's right to use or license third party patents, (ii) Company agreements to license third party patents, and (iii) infringement of third party patents are as follows: to the Knowledge of Company (which, for purposes of this section only, shall include the knowledge of the Persons responsible for Intellectual Property at Company, including without limitation the Chief Technology Officer of Company), Company has the right to use and/or license its Material Intellectual Property without liability to, or any requirement of consent from, any third party under such third party's patent rights; and none of the Material Intellectual Property of Company and its Subsidiaries infringes or otherwise conflicts with any patent of any third party.

     (b) Except as set forth in Section 5.9 of the Company Disclosure Letter, Company and each of its Subsidiaries has taken reasonable steps to protect, maintain and safeguard its respective Material Intellectual Property, including any Material Intellectual Property of Company or any of its Subsidiaries for which improper or unauthorized disclosure would impair its value or validity Materially, and has executed and required appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

     (c) Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Software (as defined in Section 5.9(e) below). A true and complete list of all Material Owned Software of Company or any of its Subsidiaries has heretofore been made available to Healtheon/WebMD and all Owned Software acquired by Company at a cost in excess of $25,000 is set forth on the Company Disclosure Letter. Except as set forth in Section 5.9 of the Company Disclosure Letter and for Owned Software that is not licensed or no longer offered for license to third parties, all of the Owned Software of Company and any of its Subsidiaries is Year 2000 Compliant (as defined in Section 5.9(e) below). A true and complete list of all Material Third Party Software (as defined in Section 5.9(e) below) used by Company or any of its Subsidiaries has heretofore been made available to Healtheon/WebMD. The Company has no Knowledge that any Material Third Party Software currently used by Company or any of its Subsidiaries is not Year 2000 Compliant.

     (d) Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Databases (as defined in Section 5.9(e) below). A true and complete list of all Material Owned Databases of Company or any of its Subsidiaries has heretofore been made available to Healtheon/WebMD. The Company has no Knowledge that any of the Owned Databases of Company or any of its Subsidiaries are not Year 2000 Compliant. A true and complete list of all Material Third Party Databases (as defined in Section 5.9(f) below) used by Company or any of its Subsidiaries has heretofore been made available to Healtheon/WebMD.

     (e) As used in this Section 5.9:

          (i) "Databases" means and includes all compilations of data and all related documentation and written narratives of all procedures used in connection with the collection, processing and distribution of data contained therein, together with information that describes the attributes of certain data and such data's relationship to other data, including, without limitation, (A) whether the data must be numerical, alphabetic, or alphanumeric, (B) range or type limitations of the data, (C) one-to-one, one-to-many, or many-to-many relationships with other data, (D) file layouts, and (E) data formats, that are required to conduct the businesses of Company and its Subsidiaries to the extent such businesses are currently conducted, including, without limitation, the products and services currently under development by Company or any of its Subsidiaries.

          (ii) "Owned Databases" means all Databases other than Third Party Databases.

          (iii) "Owned Software" means all Software other than Third Party Software and Software in the public domain.

          (iv) "Software" means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing, that is required to conduct the businesses of Company and its Subsidiaries to the extent such businesses are currently conducted, including, without limitation, the products and services currently under development by Company or any of its Subsidiaries.

          (v) "Third Party Databases" means Databases licensed or leased to Company or any of its Subsidiaries by third parties.

          (vi) "Third Party Software" means Software licensed or leased to Company or its Subsidiaries by third parties, including commonly available "shrink wrap" software copyrighted by third parties.

          (vii) "Year 2000 Compliant" means, when used with respect to any Software, that such Software will accept, receive, input, calculate, compare, sort, store, extract, sequence, and otherwise process data inputs and date values, and return and display date values, in a correct and accurate manner, without interruption or abnormal end of process resulting from the use of such date values, regardless of the dates used, whether before, on, or after January 1, 2000, for any date value or values in the twentieth or twenty-first centuries until the year 2034.

     5.10 Insurance. A complete and accurate list of all insurance policies held by Company and now in force (including, without limitation, property damage, public liability, communications liability, workers' compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) is set forth in Section 5.10 of the Company Disclosure Schedule, and true and correct copies of all insurance policies have been made available to Healtheon/WebMD. There is no Material claim by Company or any of its Subsidiaries pending under any insurance policies of Company or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

     5.11 Compliance with Laws. (i) Each of Company and its Subsidiaries holds, and is in compliance with the terms of, all Permits necessary for the conduct or operation of their businesses as currently conducted (the "COMPANY PERMITS"), except for failures to hold or to comply with the Company Permits which would not have a Company Material Adverse Effect; (ii) with respect to the Company Permits, no action or proceeding is pending or, to the Knowledge of Company, threatened in writing, and no fact exists or event has occurred that would have a Company Material Adverse Effect; (iii) the business of Company and its Subsidiaries has been and is being conducted in compliance with all applicable Laws, including without limitation all Laws concerning privacy and/or data protection, except for violations or failures to so comply that would not have a Company Material Adverse Effect; (iv) no investigation or review by any Regulatory Authority with respect to Company or its Subsidiaries is pending or, to the Knowledge of Company, threatened in writing, other than, in each case, those which would not have a Company Material Adverse Effect; and (v) neither Company nor any of its Subsidiaries has received any written communication in the past two years from a Regulatory Authority that alleges that Company or any of its Subsidiaries is not in compliance in any Material respect with any applicable Law.

     5.12 Orders and Litigation. Except as set forth in the Company SEC Documents, there are no outstanding Orders against Company or any of its Subsidiaries, any of their Assets or business, or, to the Knowledge of Company, against any of Company's or its Subsidiaries' current or former directors or officers (during the period served as such) or any other person whom Company or any of its Subsidiaries has agreed to indemnify, as such, concerning such Person's conduct as a director or officer of Company or any of its Subsidiaries. Except as set forth in the Company SEC Documents, there is no Litigation pending or, to the Knowledge of Company, threatened in writing against Company or any of its Subsidiaries, any of their Assets or business, or, to the Knowledge of Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom Company or any of its Subsidiaries has agreed to indemnify which, if adversely determined, would have a Company Material Adverse Effect; nor is there any reasonable basis for any such Litigation that could have an Company Material Adverse Effect.

     5.13  Environmental Matters.

     (a) No Person (including any Regulatory Authority) has asserted against Company or any of its Subsidiaries (i) any written requests, claims or demands for damages, costs, expenses or causes of action arising out of Hazardous Materials in connection with or related to any past or present facilities, or Assets owned, leased or operated by Company or any of its Subsidiaries currently or in the past (collectively, the "COMPANY FACILITIES"), or (ii) any actual or alleged injury to human health or the environment by reason of the current condition or operation of the Company Facilities, or past conditions and operations or activities on the Company Facilities.

     (b) Neither Company nor any Subsidiary is subject to any pending, or to the Knowledge of Company, threatened (in writing) Litigation relating to or arising from the generation, emission, disposal, discharge, release or threatened release, treatment, or storage of any Hazardous Material associated with the Company Facilities or Company's or any of its Subsidiaries' operations.

     (c) There is no environmental condition, situation or incident on, at or concerning any Company Facility or Company's or any of its Subsidiaries' operations that has resulted in or could reasonably be expected to result in a Company Material Adverse Effect.

     5.14 Contracts and Commitments. Except for agreements listed as exhibits to any Company SEC Document and on Section 5.14 of the Company Disclosure Letter, none of Company or any of its Subsidiaries is a party to any: (a) employment agreement (other than oral "at-will" employment of employees and the Company's standard for Offer Letter, the form of which has been made available to Healtheon/WebMD); (b) collective bargaining agreement; (c) Contract relating to the borrowing of money in excess of $1,000,000 by Company or any Subsidiary or the guaranty of any obligation for the borrowing of money in excess of $1,000,000 by Company or any Subsidiary; (d) Material Contract which grants any Person the exclusive right to any of the Material Assets of Company or any of its Subsidiaries or purports to limit in any Material respect the manner in which, or the localities in which, Company or any of its Subsidiaries is entitled to conduct all or any Material portion of the business of Company or any of its Subsidiaries; (e) Contract that requires the Consent of, or terminates or becomes terminable by, any Person other than Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; (f) Material Contract of any sort, other than in the ordinary course of business, which (i) is not terminable by Company or a Subsidiary, as applicable, on ninety
(90) or fewer days' notice at any time without penalty and contemplates the receipt, payment or rendering by or to Company or a subsidiary of more than $500,000 in cash or fair market value of Assets or securities, (ii) contemplates any joint venture, partnership, strategic alliance or similar arrangement extending beyond six (6) months or involving equity or investments of more than $500,000, or (iii) is otherwise Material to Company and its Subsidiaries taken as a whole; or (g) any Material Contracts pursuant to which any of Company's pages are linked with other web sites or pages therein, Material Contracts with web site hosts or Internet access providers, Material Contracts regarding data center hosting or security, Material Contracts relating to advertising or sponsorships, Material Contracts providing for the acquisition, purchase, license, use, display or distribution of content, information or data or the provision of services through the Company's web pages, or Material Contracts regarding the establishment or maintenance of networks, servers, telecommunication links, virtual private networks or other similar non-public networks. There is not, under any of the aforesaid obligations, any Default by Company or any of its Subsidiaries except for Defaults or other events which would not have a Company Material Adverse Effect.

     5.15 State Takeover Statutes. The provisions of Section 23B.19.040 of the WBCA will not apply to this Agreement or the Merger. No other state takeover statutes or similar statute or regulation applies to the Merger and this Agreement or the transactions contemplated by this Agreement.

     5.16  Benefit Plans.

     (a) Section 5.16 of the Company Disclosure Letter sets forth the name of each Company Plan (as defined below) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, profit sharing, salary continuation (together with a list of participants therein), employee benefit, fringe benefit, stock purchase, stock option, employment, severance, termination, golden parachute, consulting or supplemental retirement plan or agreement relating to Company and its Subsidiaries or to their employees or independent contractors (collectively, the "BENEFIT PLANS"), true copies of which have heretofore been made available to Healtheon/WebMD. Company has also delivered to Healtheon/WebMD true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the IRS with respect to each Benefit Plan (if any such report was required by applicable Law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable Law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan. Each Company Plan and Benefit Plan has been administered in all Material respects in accordance with its terms and complies in all Material respects with ERISA, the Internal Revenue Code and all other applicable Laws. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans, any applicable collective bargaining agreement and, when applicable, Section 302 of ERISA or Section 412 of the Internal Revenue Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Internal Revenue Code, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the balance sheet included in the Company Financial Statements. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); neither Company nor any of its ERISA Affiliates has withdrawn from any Company Plan under Section 4063 of ERISA or Company Multiemployer Plan (as defined below) under Section 4203 or 4205 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. As of the most recent valuation date for each Company Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA (hereinafter a "DEFINED BENEFIT PLAN")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and Company is not aware of any facts or circumstances that would Materially change the funded status of any such Defined Benefit Plan. Company has furnished to Healtheon/WebMD the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the plan actuary by Company and any ERISA Affiliate (as defined below) for use in preparing those reports or valuations was complete and accurate in all Material respects and Company has no reason to believe that the conclusions expressed in those reports or valuations are incorrect. Neither Company nor any ERISA Affiliate has (a) engaged in a transaction described in Section 4069 of ERISA that could subject Company to liability at any time after the date hereof or (b) acted in a manner that could, or failed to act so as to, result in Material fines, penalties, taxes or related charges under (x) Section 502(c)(i)(1) of ERISA, (y) Section 4071 of ERISA or (z) Chapter 43 of the Internal Revenue Code. There are no Material (individually or in the aggregate) actions, suits or claims pending or, to the Knowledge of Company, threatened in writing (other than routine claims for benefits) with respect to any Company Plan or Benefit Plan. Neither Company nor any of its ERISA Affiliates has incurred or could reasonably be expected to incur any Material liability under or pursuant to Title IV of ERISA that has not been satisfied in full. To the Knowledge of Company, no Material non-exempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code have occurred. All Company Plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code have received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and Company is not aware of any reason why any Company Plan and Benefit Plan is not so qualified in operation. Company has delivered to Healtheon/WebMD (i) a copy of the most recent determination letter received with respect to each Company Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter and (ii) a list of all Company Plan amendments as to which a favorable determination letter has not yet been received. None of Company, any of its ERISA Affiliates or, to the Knowledge of Company, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Company, any such ERISA Affiliate or any trustee, administrator or other fiduciary to any Material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither Company nor any of its ERISA Affiliates knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of
Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein:
(i) "COMPANY PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in
Section 3(l) of ERISA) established or maintained by Company or any Person that, together with Company, is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Internal Revenue Code (each, an "ERISA AFFILIATE") or to which Company or any of its ERISA Affiliates has contributed in the last six years or otherwise may have any liability; and (ii) "COMPANY MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

     (b) Except as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event that is reasonably likely to occur, (A) entitle any current or former director, officer or employee of Company or any of its ERISA Affiliates to severance pay, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

     (c) The list of welfare plans in Section 5.16 of the Company Disclosure Letter discloses whether each welfare plan is (i) unfunded, (ii) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Internal Revenue Code, or other funding mechanism or (iii) insured. Each such welfare plan may be amended or terminated without Material liability to Company at any time after the Effective Time. Company and its ERISA Affiliates comply in all Material respects with the applicable requirements of Section 4980B(f) of the Internal Revenue Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Internal Revenue Code.

     5.17 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (a) determined that the Merger is fair to, and in the best interests of Company and its Stockholders, and (b) approved and determined to be advisable this Agreement and the transactions contemplated hereby and has recommended that the Stockholders of Company adopt this Agreement.

     5.18 Governmental Approvals; Required Consents. No filing or registration with, or Consent of, any Governmental Entity or any other third party is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) the filing of a notification under the HSR Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington, (iii) the Consents, filings and notifications listed in
Section 5.14(e) of the Company Disclosure Letter; (iv) the effectiveness of the Healtheon/WebMD Registration Statement and filing any notices required under state securities laws in accordance with Section 8.1; and (v) such other Consents, registrations and filings the failure of which to obtain or make would not have a Company Material Adverse Effect.

     5.19 Accounts Receivable. All accounts receivable of Company and its Subsidiaries, whether or not reflected in the Company Financial Statements represent in all Material respects sales made in the ordinary course of business, and the reserves shown on the Company Financial Statements have been established in accordance with GAAP, consistently applied, and are considered by management of Company and Company to be adequate.

     5.20 Tax Treatment. Neither Company nor, to the Knowledge of Company, any Affiliate of Company has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     5.21 Affiliate Transactions. Except as set forth in the Company SEC Documents, there are no transactions involving Company of a nature that would be required to be described under Item 404 of Regulation S-K promulgated under the 1933 Act.

     5.22 Customers. Section 5.22 of the Company Disclosure Letter lists Company's top 20 customers (collectively, the "CUSTOMERS"), by the unaudited revenues received by Company from each such Customer during 1999. Company does not have any Knowledge of any oral or written notice from any of the Customers stating that
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such Customer intends to terminate its business relationship with Company or
Materially reduce the volume of business it does with Company.

     5.23 Fairness Opinion. Company's Board of Directors has received an opinion from FleetBoston Robertson Stephens Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Company Stockholders, other than Healtheon/WebMD, Merger Corp, any affiliates of Healtheon/WebMD or Merger Corp or any Stockholders exercising dissenters' rights under the WBCA, from a financial point of view, a written copy of which will be delivered to Healtheon/WebMD promptly after receipt by Company.

                                   ARTICLE 6

       REPRESENTATIONS AND WARRANTIES OF HEALTHEON/WEBMD AND MERGER CORP

     Subject to the exceptions set forth in the disclosure letter referencing specific representations delivered to Healtheon/WebMD on or prior to the date of this Agreement (the "HEALTHEON/WEBMD DISCLOSURE LETTER"), as of the date hereof and as of the Closing Date, Healtheon/WebMD and Merger Corp, jointly and severally, represent and warrant to Company as follows:

     6.1 Organization, Standing, and Power. (a) Healtheon/WebMD is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the power and authority to carry on its business as it has been and is now being conducted. Healtheon/WebMD and each of its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Healtheon/WebMD Material Adverse Effect. Copies of the Certificate of Incorporation and all amendments thereto of Healtheon/WebMD and the bylaws, as amended, of Healtheon/WebMD and copies of all resolutions adopted and action taken by the stockholders or Board of Directors and all committees thereof of Healtheon/WebMD, which have been made available to Company for review, are true and complete in all Material respects and accurately reflect all proceedings of the stockholders and Board of Directors (and all committees thereof) of Healtheon/WebMD.

     (b) Merger Corp is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington as a wholly owned Subsidiary of Healtheon/WebMD.

     6.2 Authorization of Agreement; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action of Healtheon/WebMD. This Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Healtheon/WebMD pursuant to this Agreement will constitute, legal, valid and binding obligations of Healtheon/WebMD enforceable against it in accordance with their respective terms, except to the extent such enforceability is subject to
(i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors and (ii) the availability of specific performance, injunctive relief or other equitable remedies. Each of Healtheon/WebMD and Merger Corp has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. This Agreement represents a legal, valid, and binding obligation of Merger Corp, enforceable against Merger Corp in accordance with its terms. Except in such case that will not result in a Healtheon/WebMD Material Adverse Effect, the execution, delivery and performance of this Agreement and the agreements and other documents and instruments to be executed and delivered by Healtheon/WebMD pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Consents identified or contemplated herein (including without limitation all filings or Consents under the HSR Act, the Securities Laws and state securities Laws and the rules and regulations of the NASD), (i) violate or result in a breach of or Default under the certificate of incorporation or bylaws of Healtheon/WebMD or any of its Subsidiaries or any other Material Contract to which Healtheon/WebMD or any of its Subsidiaries is a party or is bound; (ii) violate any Law, Order, administrative decision or award of any court, arbitrator, mediator, tribunal or Regulatory Authority applicable to or binding upon Healtheon/WebMD or its Subsidiaries or upon their respective

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

securities, Assets or business; or (iii) create a Material Lien upon the securities, Assets or business of Healtheon/ WebMD or any of its Subsidiaries.

     6.3  Capital Stock.

     (a) As of February 7, 2000, the authorized capital stock of Healtheon/WebMD consists of: (i) 600,000,000 shares of Healtheon/WebMD Common Stock, of which 179,772,040 shares (plus any shares issued upon exercise of Healtheon/WebMD Options and Warrants (as defined in Section 6.3(b) since February 7, 2000) are issued and outstanding and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 155,951 shares are issued and outstanding. All of the outstanding shares of Healtheon/WebMD Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and were issued in compliance with the 1933 Act and applicable state securities Laws, except where the failure to comply would not have a Healtheon/WebMD Material Adverse Effect.

     (b) The authorized capital stock of Merger Corp consists of 10,000 shares of Merger Corp Common Stock, of which 100 shares are validly issued and outstanding, fully paid and nonassessable, are owned directly by Healtheon/WebMD free and clear of any Liens, and constitutes all of the outstanding shares of capital stock of Merger Corp.

     (c) As of February 7, 2000, an aggregate of 65,701,201 shares of Healtheon/WebMD Common Stock (less any shares of Common Stock subject to Healtheon/WebMD Options and Warrants that have been exercised since February 7,
2000) are subject to issuance pursuant to outstanding options to purchase Healtheon/WebMD Common Stock under Healtheon/WebMD's stock option plans and outstanding warrants to purchase Healtheon/WebMD Common Stock. (Stock options granted by Healtheon/WebMD pursuant to its stock option plans and warrants are referred to in this Agreement as "HEALTHEON/WEBMD OPTIONS AND WARRANTS".) All Healtheon/WebMD Options and Warrants were issued or granted in Material compliance with the 1933 Act and applicable state securities Laws, except where the failure to comply would not have a Healtheon/WebMD Material Adverse Effect.

     (d) Except as set forth above, in the Healtheon/WebMD SEC Documents and in
Section 6.3(d) of the Healtheon/WebMD Disclosure Letter, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Healtheon/WebMD or any of its Subsidiaries is a party or by which it is bound obligating Healtheon/WebMD or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Healtheon/WebMD or any of its Subsidiaries or obligating Healtheon/WebMD or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

     6.4 Healtheon/WebMD SEC Filings; Financial Statements. Healtheon/WebMD has filed all reports, schedules, forms, statements and other documents (which are publicly available) with the SEC pursuant to applicable Securities Laws from January 1, 1999 to the date of this Agreement relating to Healtheon/WebMD and its Subsidiaries (the "HEALTHEON/WEBMD SEC DOCUMENTS"), and the Healtheon/WebMD SEC Documents constitute all of the documents required to have been filed by Healtheon/WebMD pursuant to such Laws for such period. As of their respective dates, or if amended, as of the date of the last such amendment, the Healtheon/ WebMD SEC Documents complied, and all documents required to be filed by Healtheon/WebMD with the SEC after the date hereof and prior to the Effective Time (the "SUBSEQUENT HEALTHEON/WEBMD SEC DOCUMENTS") will comply, in all Material respects, with the requirements of the 1933 Act or the 1934 Act, as the case may be, and none of the Healtheon/WebMD SEC Documents contained when filed, and the Subsequent Healtheon/ WebMD SEC Documents will not contain when filed, any untrue statement of a Material fact or omitted, or will omit, to state any Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading and did not at the time they were filed omit any documents required to be filed as exhibits thereto. The consolidated financial statements of Healtheon/WebMD included in the Healtheon/WebMD SEC Documents when filed fairly presented, and those included in the Subsequent Healtheon/WebMD SEC Documents when filed will fairly present, the consolidated financial position of Healtheon/WebMD and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) and have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

     6.5 Absence of Undisclosed Liabilities. Except as disclosed on the Healtheon/WebMD SEC Documents, Healtheon/WebMD does not have any Material Liabilities, other than Liabilities incurred in the ordinary course of business since September 30, 1999 or Liabilities arising under this Agreement.

     6.6  Absence of Certain Changes or Events.  Except as disclosed in Section
6.6 of the Healtheon/WebMD Disclosure Letter, since September 30, 1999, there has not occurred (i) any events, changes or occurrences (other than events or condition affecting the economy generally) which have had, or are reasonably likely to have a Healtheon/WebMD Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by Healtheon/WebMD or Merger Corp on any class of its capital stock or (iii) any change in Healtheon/WebMD's accounting methods, principles or practices utilized by or affecting Healtheon/WebMD except as required by concurrent changes in GAAP.

     6.7 Compliance with Laws. The business of Healtheon/WebMD and Merger Corp has been and is being conducted in compliance with all applicable Laws, except for violations or failures to so comply that would not have Material Adverse Effect on Healtheon/WebMD; and no investigation or review by any Governmental Entity with respect to Healtheon/WebMD or Merger Corp is pending or, to the Knowledge of Healtheon/WebMD, threatened in writing, other than, in each case, those which would not have a Healtheon/WebMD Material Adverse Effect.

     6.8 Governmental Approvals; Required Consents. No filing or registration with, or Consent of, any Governmental Entity or any other third party is required by or with respect to Healtheon/WebMD or Merger Corp in connection with the execution and delivery of this Agreement or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) the filing of a notification under the HSR Act, (ii) the filing of Articles of Merger with the Secretary of State of the State of Washington, (iii) the Consents, filings and notifications listed in
Section 6.8 of the Healtheon/WebMD Disclosure Letter; (iv) the effectiveness of the Healtheon/WebMD Registration Statement and filing any notices required under state securities laws in accordance with Section 8.1; and (v) such other Consents, registrations and filings the failure of which to obtain or make would not have a Healtheon/WebMD Material Adverse Effect.

     6.9 Healtheon/WebMD Common Stock. The shares of Healtheon/WebMD Common Stock to be issued in accordance with the terms and provisions of this Agreement will, when so issued, be duly authorized, validly issued, fully paid and non-assessable and will have been issued in compliance with the 1933 Act and applicable state securities laws, except where the failure to comply would not have a Material adverse effect.

     6.10 Interim Operations of Merger Corp. Merger Corp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Corp has no liabilities other than those existing under this Agreement.

     6.11 Tax Treatment. Neither Healtheon/WebMD nor, to the Knowledge of Healtheon/WebMD, any Affiliate of Healtheon/WebMD has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     6.12 Orders and Litigation. Except as set forth in the Healtheon/WebMD SEC Documents, there are no outstanding Orders against Healtheon/WebMD or any of its Subsidiaries, any of their Assets or business, or, to the Knowledge of Healtheon/WebMD, any of Healtheon/WebMD's or its Subsidiaries' current or former directors or officers (during the period served as such) or any other person whom Healtheon/WebMD or any of its Subsidiaries has agreed to indemnify, as such. Except as set forth in the Healtheon/WebMD SEC Documents, there is no Material Litigation pending or, to the Knowledge of Healtheon/WebMD, threatened in writing against

Healtheon/WebMD or any of its Subsidiaries, any of their Assets or business, or, to the Knowledge Healtheon/WebMD, any of the Healtheon/WebMD's or its Subsidiaries' current or former directors or officers or any other person whom Healtheon/WebMD or any of its Subsidiaries has agreed to indemnify, as such; nor is there any reasonable basis for any such Litigation that could reasonably be expected to have a Healtheon/WebMD Material Adverse Effect.

                                   ARTICLE 7

                      CONDUCT OF BUSINESS PENDING CLOSING

     7.1 Conduct of Company's Business. Except as set forth in Section 7.1 of the Company Disclosure Letter, between the date hereof and the Closing Date, except with the prior written consent of Healtheon/WebMD or as expressly contemplated by this Agreement, Company shall, and shall cause its Subsidiaries to:

          (a) conduct its business in substantially the same manner as presently being conducted and refrain from entering into any Material transaction or Material Contract other than in the ordinary course of business and consistent with past practices; and not make any Material change in its methods of management, marketing, accounting, or operations;

          (b) consult with Healtheon/WebMD prior to undertaking any Material new business opportunity outside the ordinary course of business;

          (c) not enter into any new employment Contract or make any commitment to employees (including any commitment to pay severance, retirement or other benefits) except in the ordinary course of business and consistent with past practice;

          (d) not increase the compensation (including fringe benefits) payable or to become payable to any officer, director, employee, agent or independent contractor of Company, except general hourly rate increases and normal merit increases for employees other than (x) executive officers made in the ordinary course of business and consistent with past practice and
     (y) for increases committed to prior to the date of this Agreement and not in contemplation thereof;

          (e) except as contemplated in the Loan Agreement (as defined in Section 8.16) or in the ordinary course of business and consistent with past practices, not (i) create or incur any indebtedness for borrowed money (or, even if in the ordinary course of business, not in excess of $500,000 in the aggregate), or (ii) create any Liens of any nature whatsoever other than Liens created under the Security Agreement executed by Company in connection with the Loan Agreement executed pursuant to Section 8.16;

          (f) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $200,000 individually or $1,000,000 in the aggregate, not make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

          (g) not enter into, terminate or Materially amend any Material strategic alliance agreement or any other Material Contract relating to the distribution, sale, license or marketing by third parties of Company's products or services;

          (h) not amend the Charter, Bylaws or other governing instruments of Company, except as contemplated by this Agreement;

          (i) not make any Material changes in its accounting methods or practices or revalue its Assets, except for (i) those changes required by the SEC or GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

          (j) not issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, (i) any additional shares of Company Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any Company Common Stock, except for (A) shares of Company Common Stock which may be issued upon the exercise of the Company Options or Company Warrants outstanding or issued on the date hereof, including the Healtheon/WebMD Warrants; (B) options issued to new employees of Company under the Company Stock Plans in the ordinary course of business not to exceed 750,000 in the aggregate; and (C) 22,500 shares of Company Common Stock issuable to Jon L. Fisse; or (ii) any Material Assets of Company or any of its Subsidiaries, except for sales in the ordinary course of business and in a manner consistent with past practice;

          (k) not make any loan to any Person or increase the aggregate amount of any loan currently outstanding to any Person, except for usual and customary advances to employees made in the ordinary course of business;

          (l) not purchase or redeem, or agree to purchase or redeem, any Company Capital Stock or Company Equity Rights;

          (m) except as provided by the terms of the Company Options on the date hereof and except for obtaining waivers of acceleration of vesting of Company Options triggered by the Voting Agreements entered into pursuant to
     Section 8.15, not waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any Company Stock Plans or authorize cash payments in exchange for any options granted under any of such plans;

          (n) not grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding or policies existing on the date hereof or adopt any new severance plan;

          (o) not transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property of Company, or enter into any grants of future patent rights, other than in the ordinary course of business consistent with past practice;

          (p) not acquire or agree to acquire or, subject to Section 8.7, be acquired, by merging or consolidating with, or by purchasing any Person, interest in, portion of or the capital or the Assets of, or by any other manner, any business or any Person or division thereof, otherwise acquire or agree to acquire any Assets which are Material to the business of Company or enter into any joint ventures, strategic partnerships or alliances;

          (q) not Materially modify or amend, or terminate any Material Contract (including any of the Company Stock Plans) to which Company is a party or waive, release, or assign any Material rights or claims thereunder, in any such case in a manner Materially adverse to Healtheon/WebMD; and

          (r) not make any agreement or commitment which will result in or cause to occur a violation of any of the items contained in paragraphs (a) through (q) above.

     7.2  Conduct of Healtheon/WebMD's Business.  Except as set forth in Section
7.2 of the Healtheon/WebMD Disclosure Letter, between the date hereof and the Closing Date, except with the prior written consent of Company or as expressly contemplated by this Agreement, Healtheon/WebMD shall, and shall cause its Subsidiaries to:

          (a) use reasonable efforts to maintain its material rights and material franchises and preserve its material relationships with customers, suppliers and others having business dealings with it;

          (b) not to declare or pay any dividends on or make other distributions in respect of any of its capital stock;

          (c) not take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

          (d) not take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in
     Article 9 not being satisfied;

          (e) not take any action that would cause any of its representations and warranties set forth in this Agreement to no longer be true and correct; and

          (f) not authorize, commit or agree to take any of the foregoing actions.

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

     7.3 Adverse Changes in Condition. Each Party agrees (a) to give written notice promptly to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a Healtheon/WebMD Material Adverse Effect or a Company Material Adverse Effect, respectively, or (ii) would cause or constitute a breach of any of its representations, warranties, agreements or covenants contained herein, such that the conditions set forth in Sections 9.2(a) and (b) or Sections 9.3(a) and (b) with respect to such Party (as appropriate) would not be satisfied as of the time of such breach or as of the time of such representation or warranty shall have become untrue, and (b) to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  Stockholder Approval; Registration Statement.

     (a) Unless this Agreement is terminated in accordance with its terms, the Board of Directors of Company shall unanimously recommend to the Stockholders that the Stockholders vote in favor of the adoption of this Agreement and the Merger and the Board of Directors and officers of Company shall use their reasonable best efforts to obtain such Stockholders' approval. Regardless of whether the Board of Directors of Company recommends or withdraws its recommendation to the Stockholders that the Stockholders vote in favor of the adoption of this Agreement and the Merger, unless this Agreement is terminated in accordance with Section 10.1 hereof, Company and its Board of Directors shall take all action necessary and in accordance with the WBCA and its Charter and Bylaws to convene a meeting of Company's Stockholders to consider adoption and approval of this Agreement and approval of the Merger (the "STOCKHOLDERS MEETING") to be held as promptly as practicable, in any event, within 30 days after the declaration of the effectiveness of the Healtheon/WebMD Registration Statement. Company will use its reasonable best efforts to solicit from its Stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its Stockholders required by the WBCA to obtain such approvals and shall ensure that the Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Stockholders Meeting are solicited, in compliance with the WBCA, Company's Charter and Bylaws, and all other applicable legal requirements. The Board of Directors of the Company (including any committee thereof) may not withdraw, amend or modify, or propose to withdraw or modify, in a manner adverse to Healtheon/WebMD the approval or recommendation by the Company Board of Directors of this Agreement or the Merger unless, following the receipt of a Superior Proposal (as defined in Section 8.7(c), below), in the reasonable good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties to the Company's Stockholders under applicable law; provided, however, that, the Board of Directors of the Company shall submit this Agreement to the Company's stockholders for approval, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or otherwise modifies or withdraws its recommendation. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the WBCA and its Articles of Incorporation and Bylaws to approve and adopt this Agreement and the Merger.

     (b) Subject to Section 8.1(a), the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that the Stockholders vote in favor of the approval and adoption of the Agreement and the Merger. Notwithstanding anything permitted by Section 8.1(a), neither Company nor its Board of Directors shall take any action that would cause any Voting Agreement to be unenforceable in accordance with its terms under applicable law.

     (c) (i) As promptly as reasonably possible after the execution of this Agreement, Company and Healtheon/WebMD shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Healtheon/WebMD shall prepare and cause to be filed with the SEC the Healtheon/WebMD Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties hereto shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Healtheon/WebMD Registration Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the others' counsel and auditors in preparation of the Proxy Statement/Prospectus and the Healtheon/WebMD Registration Statement. Healtheon/WebMD will respond to any comments to the SEC, will use its respective commercially reasonable best efforts to have the Healtheon/WebMD Registration Statement declared effective under the 1933 Act as promptly as reasonably practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to Company's Stockholders at the earliest practicable time after the Healtheon/WebMD Registration Statement is declared effective by the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Healtheon/WebMD Registration Statement, the Parties hereto, as the case may be, will promptly inform the other Parties hereto of such occurrence and cooperate in filing with the SEC or its staff or any other governmental officials, and/or mailing to Company's Stockholders, such amendment or supplement.

     (ii) Each Party hereto hereby covenants that none of the information to be supplied by it or on its behalf for inclusion or incorporation by reference in the Healtheon/WebMD Registration Statement will, at the time such Healtheon/WebMD Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party hereto hereby covenants that none of the information to be supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time such documents are filed, when such documents are first mailed to the Stockholders of Company, at the time of the Stockholders Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Healtheon/WebMD Registration Statement and Proxy Statement/Prospectus will comply as to form in all Material respects with the provisions of the 1933 Act and the 1934 Act, as applicable, and the rules and regulations promulgated by the SEC thereunder.

     (d) Company shall cause its certified public accountants to deliver a comfort letter, in form and substance customary for transactions of this type and reasonably satisfactory to Healtheon/WebMD, with respect to any financial information relating to Company included in the Healtheon/WebMD Registration Statement. In the event that the Company has not filed its 1999 audited financial statements with the SEC on or before March 31, 2000, the Company will deliver to Healtheon/WebMD customary review letters from its auditors with respect to each of the first three fiscal quarters of 1999.

     8.2  Applications.

     (a) The Parties shall promptly prepare and file, and shall cooperate in the preparation and, where appropriate, filing of, applications with any Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all Material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Healtheon/WebMD, Company or any Subsidiary or Affiliate of any such Party to agree to any Material divestiture by itself or any of its Affiliates of shares of capital stock or of any business or Assets, or the imposition of any Material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such Assets or stock.

     (b) Healtheon/WebMD shall use commercially reasonable best efforts to cause the shares of Healtheon/WebMD Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the Nasdaq National Market no later than the Closing.

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     8.3  Filings with State Offices.  Upon the terms and subject to the conditions of this Agreement, the Articles of Merger shall be executed and filed with the Secretary of State of the State of Washington in accordance with the WBCA in connection with the Closing.

     8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its legal ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement (including without limitation any Consents listed in Sections 5.18 and 6.8 of this Agreement). In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

     8.5  Investigation and Confidentiality.

     (a) Prior to the Effective Time, Healtheon/WebMD and Company shall each advise the other of all Material developments relevant to its business and to consummation of the Merger and shall permit each other to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other may reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No information or Knowledge obtained in any investigation pursuant to this Section 8.5(a) shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Parties concerning or related to any such other Parties or their Subsidiaries and shall not use or disclose such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Parties.

     8.6 Nasdaq National Market Listing. The Surviving Corporation shall use its best efforts to cause the Company Common Stock to be de-listed from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     8.7  No Solicitation by Company.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 10, Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal; (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Proposal. For purposes of this Agreement, "COMPANY ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Healtheon/WebMD) relating to any transaction or series of related transactions involving: (A) any purchase from Company or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the consolidated assets of Company; (C) any other transaction that results in the creation of a minority interest in a subsidiary of Company that exceeds 15% of the consolidated assets of Company or that results in a subsidiary of Company which accounts for more than 15% of the consolidated assets of Company no longer being a subsidiary of Company; or (D) any liquidation or dissolution of Company. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Company agrees that it will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 8.7(a) of the obligations undertaken in this Section 8.7(a). Company also agrees that if it has not already done so it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 8.7(a) by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 8.7(a) by Company.

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 8.7, Company shall immediately advise Healtheon/WebMD orally and in writing of any request for information or other inquiry which Company reasonably believes may lead to a Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry. Company will keep Healtheon/WebMD informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such request, Company Acquisition Proposal or inquiry.

     (c) Notwithstanding subsections (a) and (b), above, that nothing contained in this Section 8.7 shall prevent the Company or the Company's Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited, bona fide written Company Acquisition Proposal by such person, if and only to the extent that (1) such person has made a written proposal to the Company Board of Directors to consummate a Company Acquisition Proposal, (2) the Company Board of Directors determines in good faith, after consultation with the Company's financial advisor, that such Company Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of Company Common Stock than the transaction contemplated by this Agreement (a "SUPERIOR PROPOSAL"), (3) the failure to take such action would, in the reasonable good faith judgment of the Company Board of Directors, after consultation with outside legal counsel, be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company receives from such person an executed confidentiality and standstill agreement with material terms no less favorable to the Company than those contained in the Confidentiality and Nonsolicitation Agreement between Company and Healtheon/WebMD dated February 9, 2000. The Company agrees not to release any party to, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, a Company Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board, after consultation with outside legal counsel, be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

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

     Nothing contained in this Section 8.7 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     8.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.9  Employee Benefits.

     (a) Following the Effective Time, Healtheon/WebMD shall provide to officers and employees of Company and its Subsidiaries employee benefits based on the positions they hold with Healtheon/WebMD and/or its Subsidiaries after the Effective Time under employee benefit plans on terms and conditions which are substantially similar in the aggregate to those provided by Healtheon/WebMD and its Subsidiaries to their similarly situated officers and employees after the Effective Time. With respect to any benefits plans of Healtheon/WebMD or its Subsidiaries in which the officers and employees of Company and its Subsidiaries participate after the Effective Time, Healtheon/WebMD shall, or shall cause the Surviving Corporation to: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such officers and employees under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any such officer or employee who was, as of the Effective Time, excluded from participation in a Company benefit plan by nature of such pre-existing condition), (ii) provide each such officer and employee with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time, and
(iii) other than with respect to vesting credit with respect to Healtheon/WebMD options granted to such officers and employees, recognize all service of such officers and employees with Company and its Subsidiaries (and their respective predecessors) for all purposes (including without limitation purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any benefit plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual of benefits for the same period of service.

     (b) Not later than the day immediately prior to the Closing Date (the "TERMINATION DATE"), Company shall cause (i) the adoption of appropriate resolutions which terminate each retirement plan of Company which qualifies or is intended to qualify under Section 401(a) of the Internal Revenue Code (each, an "COMPANY RETIREMENT PLAN"), effective as of the Termination Date, (ii) the cessation of all employee salary deferral contributions under each Company Retirement Plan, effective as of the Termination Date, and (iii) the adoption of appropriate resolutions, contemporaneously with the adoption of resolutions identified in clause (i) above, which reserve the right to amend each Company Retirement Plan notwithstanding such applicable plan's termination. Company represents and warrants that all contributions to each Company Retirement Plan with respect to eligible Company employees which are required to be made by the time set forth in such Company Retirement Plan or under ERISA (which evidences, in part, each Company Retirement Plan) with respect to the period ending December 31, 1999, have been paid to each applicable trust relating to a given Company Retirement Plan, and that all such contributions required to be made by such time in such Company Retirement Plan section with respect to the period ending on the Closing Date will have been made to such trust on or before the Closing Date. Nothing in this Agreement shall give any employee of Company any third-party beneficiary or other rights under this Agreement.

     8.10 Blue Sky Laws. Healtheon/WebMD shall take such reasonable steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Healtheon/WebMD Common Stock in connection with the Merger. Company shall use its reasonable commercial efforts to assist Healtheon/WebMD as may be necessary to register, or qualify for valid exemptions from, the issuance of the shares of Healtheon/WebMD Common Stock in the Merger under the securities and blue sky laws of all jurisdictions which are applicable in connection with such issuance.

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

     8.11 Non-solicitation of Employees. Until the Effective Time or, in the event this Agreement is terminated without completion of the Merger, for a period of one (1) year from the date hereof, none of the Parties will solicit for employment any current employee of the other Parties or any Subsidiary of the other Parties unless such employee has been terminated previously by his or her employer nor make any offer to such employee without prior notice to his or her employer; provided that in no event will a general solicitation for employment which is not principally directed at Company employees (whether by general advertisement in any media or otherwise) be a violation of this Section 8.11.

     8.12 Press Releases. Prior to the Effective Time, Healtheon/WebMD and Company shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby and no Party shall issue any press release or make any other public disclosure without the prior approval of the other Parties (which approval shall not be unreasonably withheld or delayed); provided, that nothing in this Section 8.12 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.13  Directors and Officers Indemnification.

     (a) Healtheon/WebMD and Company agree that all rights to indemnification and exculpation now existing in favor of any employee, agent, director or officer of Company and its Subsidiaries (the "INDEMNIFIED PARTIES"), as provided in their respective charters or Bylaws and their respective Indemnification Agreements, shall survive the Merger and shall continue in full force and effect for a period of 3 years after the Effective Time; provided that in the event any claim or claims are asserted or made within such 3 year period, all rights to indemnification in respect of any such claim shall continue until final disposition of such claim. Healtheon/WebMD hereby agrees, effective as of the Effective Time, to guarantee Company's indemnification and exculpation obligations existing in favor of the Indemnified Parties, as provided in Company's and its Subsidiaries' respective applicable Charters or Bylaws and their respective Indemnification Agreements, for the period of time set forth under this Section 8.13(a).

     (b) Healtheon/WebMD agrees that from and after the Effective Time, the Surviving Corporation shall cause the policies of director and officer liability insurance maintained by the Company on the date hereof to be maintained in effect for the period of time directors and officers are entitled to indemnification under Section 8.13(a) above; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by Company prior to the date hereof (the "Maximum Amount") (which premium is set forth in Section 8.13 of the Company Disclosure Letter), and if the Surviving Corporation is unable to obtain the insurance required by this
Section 8.13 for the Maximum Amount, it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

     (c) In the event Healtheon/WebMD merges or is acquired in a transaction in which it is not the surviving corporation, or if Healtheon/WebMD sells substantially all of its assets, Healtheon/WebMD will cause proper provision to be made in such transaction so that Healtheon/WebMD's successor or acquiror will assume the obligations set forth in Sections 8.13(a) and (b) above. The parties agree that Company's directors and officers are the third party beneficiaries of, and entitled to enforce, the provisions of this Section 8.13.

     8.14  Company Affiliates; Restrictive Legend; Restrictions on
Transfer. Not later than 30 days prior to the Company Stockholders Meeting, Company shall deliver to Healtheon/WebMD a list of those persons who may be deemed to be, in Company's reasonable judgment at the time this Agreement is submitted for adoption by the Stockholders of Company, affiliates of Company within the meaning of Rule 145 promulgated under the 1933 Act (each a "RULE 145 AFFILIATE"). Company will provide Healtheon/WebMD with such information and documents as Healtheon/WebMD reasonably requests for purposes of reviewing such list. Healtheon/WebMD will give stop transfer instructions to its transfer agent with respect to any Healtheon/WebMD Common Stock received pursuant

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

to the Merger by Company Stockholders who are Rule 145 Affiliates and there will be placed on the certificates representing such Healtheon/WebMD Common Stock, or any substitution therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d) UNDER SUCH ACT, OR (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

Healtheon/WebMD will consider in good faith a request from a Rule 145 Affiliate to remove such legend that is received on or after the one year anniversary of the Closing Date.

     8.15 Voting Agreements; Notice of Record Date. Simultaneously with the execution and delivery of this Agreement, each of the Persons listed in Section
8.15 of the Company Disclosure Letter has executed and delivered a Voting Agreement in the form of Exhibit 8.15 hereto pursuant to which such Person has agreed, among other things, to vote all shares of Company Capital Stock held of record by such Person and all shares of Company Capital Stock for which such Person has been granted a proxy in favor of the Merger at the Stockholders Meeting (the "VOTING AGREEMENTS"). As soon as reasonably practicable after the date hereof, the Company shall use its reasonable best efforts to cause Ronald Stevens, Robert N. Goodman and Rebecca Farwell to execute an agreement in favor of Healtheon/WebMD to exercise their Company Options upon the request of Healtheon/WebMD, provided that Healtheon/WebMD shall (a) loan the funds required for such exercise and (b) indemnify such persons for any adverse tax consequences resulting from such exercise, all on terms mutually acceptable to all such parties. Prior to 10 a.m. eastern time on the official record date set by the Board of Directors of the Company for the Stockholders entitled to notice of and to vote at the special meeting of the Stockholders taken for the purposes of voting on the approval of the Merger (the "Record Date"), the Company shall provide Healtheon/WebMD with notice of the total number of issued and outstanding shares of Company Common Stock as of 10 a.m. eastern time on the Record Date.

     8.16 Loan Agreement and Warrant. Simultaneously with the execution and delivery of this Agreement, the Company and Healtheon/WebMD shall execute and deliver a Loan Agreement in the form of EXHIBIT 8.16A (the "LOAN AGREEMENT") and in connection therewith the Company shall issue and deliver to Healtheon/WebMD a Common Stock Purchase Warrant in the form of EXHIBIT 8.16B (the "HEALTHEON/WEBMD WARRANT").

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.5 of this Agreement:

          (a) Stockholder Approval. The Stockholders shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by Company's Charter.

          (b) Regulatory Approvals. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, Materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (d) Tax Opinions. Each of Healtheon/WebMD and Company shall have received the opinion of Nelson Mullins Riley & Scarborough, L.L.P. ("Nelson Mullins") and Preston Gates & Ellis LLP ("Preston

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

     Gates"), respectively, to the effect that the Merger will constitute a tax-free reorganization within the meaning of 368(a) of the Internal Revenue Code, which opinion shall be in form and substance reasonably satisfactory to Healtheon/WebMD and Company, respectively; provided, however, that if counsel to either Healtheon/WebMD or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such Party if counsel to the other Party renders such opinion to such Party, which opinion shall be in form and substance reasonably satisfactory to such Party. In rendering such opinion, Nelson Mullins and Preston Gates shall be entitled rely upon representations of the Parties hereto reasonably satisfactory in form and substance to such counsel. The Parties to this Agreement agree to make reasonable representations as required by Nelson Mullins and Preston Gates for the purpose of rendering such opinion(s).

          (e) Healtheon/WebMD Registration Statement; Nasdaq. All of the shares of Healtheon/WebMD Common Stock to be issued in connection with the Merger shall be authorized for quotation on the Nasdaq Stock Market upon notice of issuance and the SEC shall have declared the Healtheon/WebMD Registration Statement effective and no stop order suspending the effectiveness of the Healtheon/WebMD Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, or similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     9.2 Conditions to Obligations of Healtheon/WebMD and Merger Corp. The obligations of Healtheon/WebMD and Merger Corp to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Healtheon/WebMD pursuant to Section 11.5 of this Agreement:

          (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material, Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Company shall have delivered to Healtheon/WebMD (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Healtheon/WebMD and its counsel shall reasonably request.

          (d) No Material Adverse Change. There shall not have been any Material Adverse Change with respect to Company and its Subsidiaries, taken as a whole, between the date hereof and the Closing Date, and Company shall have delivered to Healtheon/WebMD a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect.

          (e) Dissenting Stockholders. Holders of less than three percent (3%) of the Company Capital Stock shall have elected to seek their statutory dissenters' rights as provided in Section 3.3 of this Agreement.

          (f) Certain SEC Matters. There shall be no claims or litigation threatened in writing or pending arising out of the Pending Matter (as defined in Section 10.1(h)) or the matter set forth on Section 5.5 of the Company Disclosure Letter which in the reasonable opinion of Healtheon/WebMD can reasonably be expected to result in judgments, settlements or recoveries against the Company for which Healtheon/WebMD would be responsible, in excess of the Company's available insurance coverage.
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

     9.3 Conditions to Obligations of Company. The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 11.5 of this Agreement:

          (a) Representations and Warranties. The representations and warranties of Healtheon/WebMD and Merger Corp set forth in this Agreement shall be true and correct in all Material respects (except that those representations and warranties which are qualified as to Material, Materiality, Material Adverse Effect or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Healtheon/WebMD and Merger Corp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby (including without limitation, the Loan Agreement) prior to the Effective Time shall have been duly performed and complied with.

          (c) Certificates. Healtheon/WebMD shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by a duly authorized officer to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Healtheon/WebMD's Board of Directors and Merger Corp's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

          (d) No Material Adverse Change. There shall not have been any Material Adverse Change with respect to Healtheon/WebMD and its Subsidiaries, taken as a whole, between the date hereof and the Closing Date, and Healtheon/WebMD shall have delivered to Company a certificate, dated as of the Closing Date, signed by its chief executive officer and chief financial officer certifying to such effect.

                                   ARTICLE 10

                                  TERMINATION

     10.1  Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Stockholders of Company;

          (a) by mutual written consent duly authorized by the Boards of Directors of Healtheon/WebMD and Company;

          (b) by either Company or Healtheon/WebMD if the Merger shall not have been consummated by October 31, 2000 (the "END DATE") for any reason; provided, however, that the right to terminate this Agreement under this
     Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either Company or Healtheon/WebMD if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Healtheon/WebMD set forth in this Agreement, or if any representation or warranty of Healtheon/WebMD shall have become untrue, in either case such that the conditions set forth in
     Section 9.3(a) or Section 9.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Healtheon/WebMD's representations and warranties or breach by Healtheon/WebMD is curable by Healtheon/WebMD through the exercise of its commercially
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     reasonable efforts, then Company may not terminate this Agreement under this Section 10.1(d) prior to the expiration of 30 days from the date of notice of such breach, provided Healtheon/WebMD continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph
     (d) if it shall have materially breached this Agreement or if such breach by Healtheon/WebMD is cured prior to the expiration of 30 days from the date of notice of such breach);

          (e) by Healtheon/WebMD, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or
     Section 9.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Healtheon/WebMD may not terminate this Agreement under this Section 10.1(e) prior to the expiration of 30 days from the date of notice of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Healtheon/WebMD may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by Company is cured prior to the expiration of 30 days from the date of notice of such breach); or

          (f) by Healtheon/WebMD, if (i) the Board of Directors of Company or any committee thereof shall have withdrawn or modified in a manner adverse to Healtheon/WebMD its approval or recommendation of the Merger or this Agreement, (ii) Company shall fail to convene the Stockholders Meeting as required pursuant to Section 8.1(a) hereof or (iii) the Board of Directors of Company shall have recommended to the Stockholders of the Company a Company Acquisition Proposal or shall have resolved to do so;

          (g) by Healtheon/WebMD, if the Stockholders fail to adopt and approve this Agreement and approve of the Merger at the Stockholders Meeting; or

          (h) by Healtheon/WebMD if it is determined by the Board of Directors of Healtheon/WebMD after receipt of written advice from counsel (which counsel, prior to delivery of any such advice, shall consult with counsel for Company) that, as a result of developments in In the Matter of OnHealth Network Company (LA-1940) before the SEC (the "PENDING MATTER") after the date hereof, there is a reasonable probability that there will be a material delay in the effectiveness of the registration statement filed, or contemplated to be filed, by Healtheon/WebMD with the SEC with respect to any transaction described in Rule 145(a) promulgated under the 1933 Act (a "RULE 145 TRANSACTION") or by any other Person with respect to a Rule 145 Transaction involving Healtheon/WebMD or any material assets of Healtheon/WebMD (a "MATERIAL DELAY"), then Healtheon/WebMD may terminate this Agreement if, within 20 days after notice by Healtheon/WebMD to the Company of Healtheon/WebMD's intention to terminate the Agreement pursuant to this Section, the Material Delay is not resolved to the reasonable satisfaction of Healtheon/WebMD.

     10.2  Notice of Termination; Effect of Termination.

     Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 8.5(b), Section 8.11, Section 8.12, Section 10.2, Section 10.3 and Article 11, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     10.3  Fees and Expenses.

     (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses whether or not the Merger is consummated; provided, however, that Healtheon/WebMD and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to (i) the printing,
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filing (with the SEC) and mailing of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Healtheon/WebMD Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

     (b) The Company agrees that:

          (i) if (A) Healtheon/WebMD shall terminate this Agreement pursuant to
     Section 10.1(f) and (B) at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist a Company Acquisition Proposal, or

          (ii) if (A) Healtheon/WebMD shall terminate this Agreement pursuant to
     Section 10.1(g) and (B) at the time of such failure to so approve this Agreement there shall exist a Company Acquisition Proposal,

then Company shall pay to Healtheon/WebMD an amount equal to the sum of $9,000,000 (the "COMPANY ALTERNATIVE TRANSACTION FEE"); provided, however, that Healtheon/WebMD shall not, upon a termination pursuant to Section 10.1(f) or pursuant to Section 10.1(g), be entitled to receive the Company Alternative Transaction Fee pursuant to this Section 10.3(b) if the Board of Directors of Company shall, prior to such termination, have withdrawn or modified in a manner adverse to Healtheon/WebMD its approval or recommendation of the Merger or this Agreement or Company shall have failed to convene the Stockholders Meeting as required pursuant to Section 8.1(a) hereof due (in each case) solely to a breach by Healtheon/WebMD of any representation, warranty, covenant or agreement on the part of Healtheon/WebMD set forth in this Agreement, which breach is not cured by Healtheon/WebMD within 10 days following notice of such breach, and which breach would cause the conditions set forth in Sections 9.1 and 9.3 to not be satisfied.

     (c) Each of the Company and Healtheon/WebMD agrees that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement. Each of the Company and Healtheon/WebMD agrees that the payments provided for in Section 10.3(b) shall be the sole and exclusive remedies of Healtheon/WebMD upon a termination of this Agreement pursuant to Sections 10.1(f) and (g), as the case may be, and such remedies shall be limited to the sums stipulated in Section 10.3(b), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any Party from liability for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     (d) Any payment of a Company Alternative Transaction Fee required to be made pursuant to Section 10.3(b) shall be made to Healtheon/WebMD not later than two business days after termination of this Agreement. All payments to Healtheon/WebMD under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated by Healtheon/WebMD.

     (e) In the event that the Company shall fail to pay any amount payable pursuant to this Section 10.3 when due, Healtheon/WebMD shall be entitled to collect and Company agrees to pay (i) the costs and expenses actually incurred or accrued by Healtheon/WebMD (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 10.3, together with (ii) interest on such unpaid amounts, commencing on the date that such amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Base Rate plus 2.00%.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

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          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits and Disclosure Letters delivered pursuant hereto and incorporated herein by reference.

          "Articles of Merger" shall mean the Articles of Merger to be executed as contemplated by the WBCA and filed with the Secretary of State of the State of Washington relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Charter" shall mean the Articles of Incorporation of Company, as amended.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

          "Company Common Stock" shall mean the Company common stock, $.01 par value per share.

          "Company Preferred Stock" shall mean the Company preferred stock, $.01 par value per share.

          "Company Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations or business prospects of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include events, changes or occurrences (x) generally affecting the healthcare information technology industry, (y) generally affecting the overall U.S. economy, or (z) resulting from the announcement of this Agreement or the transactions contemplated herein.

          "Company Option" shall mean any stock option granted pursuant to the terms and conditions of the Company Stock Plans.

          "Company Stock Plans" shall mean the Company's 1997 Stock Option Plan, the Company's 1991 Stock Option Plan, the Company's Director Stock Option Plan, the Company's 1997-1998 New Hire Stock Option Plan and the 1998-1999 New Hire Stock Option Plan.

          "Company Warrants" shall mean any warrant or other rights to purchase shares of Company Common Stock.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person's capital stock, Assets or business.

          "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or
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     revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Governmental Entity" shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Healtheon/WebMD Registration Statement" shall mean the Registration Statement on Form-4 to be filed with the SEC by Healtheon/WebMD in connection with the registration of shares of Healtheon/WebMD Common Stock for issuance pursuant to the Merger as contemplated by this Agreement, and all amendments and supplements thereto.

          "Healtheon/WebMD Common Stock" shall mean the $0.0001 par value Common Stock of Healtheon/WebMD.

          "Healtheon/WebMD Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations or business prospects of Healtheon/WebMD and its Subsidiaries, taken as a whole, or (ii) the ability of Healtheon/WebMD to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include events, changes or occurrences (x) generally affecting the healthcare information technology industry, or (y) generally affecting the overall U.S. economy.

          "Hazardous Material" shall mean the emission, disposal, discharge or other release or threatened release of any hazardous substance, pollutant or contaminant (in each case, as defined in or governed by any applicable
     Law) or any other substance the release, disposal, treatment or storage of which is regulated under applicable Law.

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" shall mean all rights, privileges and priorities provided under applicable Law relating to intellectual property, whether registered or unregistered, including without limitation all (i)
     (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, mask works, and confidential information, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Software, Databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and

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     (d) trade secrets, data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" shall mean with respect to a Party, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such Party has actual knowledge of such matter.

          "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens reflected on the Company Financial Statements, (iii) Liens which do not Materially detract from the value or Materially interfere with the present use of the Asset subject thereto or affected thereby; (iv) Liens which are licenses and related restrictions.

          "Litigation" shall mean any action, suit, arbitration, filed cause of action, filed claim, filed complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "Material Adverse Change" with respect to a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a Material Adverse Effect with respect to such Party.

          "Merger Corp Common Stock" shall mean the $.01 par value Common Stock of Merger Corp.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "Party" shall mean either Healtheon/WebMD, Merger Corp or Company, and "Parties" shall mean all of Healtheon/WebMD, Company and Merger Corp.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

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          "Person" shall mean a natural person or any legal, commercial or
     Governmental Entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall mean the Proxy Statement/Prospectus to be contained in the Healtheon/WebMD Registration Statement and distributed to the stockholders of Company as contemplated by Section 8.1.

          "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the Parties and their respective Assets, employees, businesses and/or Subsidiaries, including the NASD and the SEC.

          "Representative" shall mean the accountants, lawyers and financial advisors of any Party.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Stockholders" shall mean the holders of Company Common Stock.

          "Subsidiaries" shall mean all those corporations, partnerships, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "Surviving Corporation" shall mean Company as the surviving corporation resulting from the Merger.

          "Surviving Corporation Common Stock" shall mean the Common Stock of the Surviving Corporation in the Merger.

          "Tax" or "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;
     (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          "Transactions" are the transactions contemplated by this Agreement and the Exhibits attached hereto.

     (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Brokers and Finders; Expenses. Except for FleetBoston Robertson Stephens Inc., the investment banker for Company, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Healtheon/WebMD or Company in connection with the transactions contemplated hereby, each of Healtheon/WebMD or Company as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim. Company

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hereby represents and warrants to Healtheon/WebMD that copies of all of its
Contracts with FleetBoston Robertson Stephens Inc. have been made available to Healtheon/WebMD. Except as otherwise provided in this Agreement, Healtheon/WebMD shall pay all fees, disbursements and expenses of Healtheon/WebMD's accountants and counsel incurred in connection with this Agreement or the transactions contemplated hereby, including the fees required to be paid by Healtheon/WebMD by the Federal Trade Commission in connection with the filing under the HSR Act. Except as otherwise provided in this Agreement, Company shall pay all fees, disbursements and expenses of FleetBoston Robertson Stephens Inc., and the accountants and counsel of Company incurred in connection with this Agreement or the transactions contemplated hereby, including the fees required to be paid by Company by the Federal Trade Commission in connection with the filing under the HSR Act.

     11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after any stockholder approval of has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to the WBCA requires further approval by such Stockholders without the further approval of such Stockholders.

     11.5  Waivers.

     (a) Prior to or at the Effective Time, Healtheon/WebMD, acting through its Board of Directors, chief executive officer or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Healtheon/WebMD under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by duly authorized officers of Healtheon/WebMD.

     (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Healtheon/WebMD, to waive or extend the time for the compliance or fulfillment by Healtheon/WebMD of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Healtheon/WebMD:  Healtheon/WebMD Corporation
                         400 Lenox Building
                         3999 Peachtree Road, NE
                         Atlanta, GA 30326
                         Telecopy Number: (404) 495-7656
                         Attention: W. Michael Heekin
       Copy to Counsel:  Nelson Mullins Riley & Scarborough, L.L.P.
                         Bank of America Corporate Center
                         100 North Tryon Street
                         Charlotte, North Carolina 28202
                         Telecopy Number: (704) 377-4814
                         Attention: H. Bryan Ives III
                                    C. Mark Kelly
                                    Charles B. Simmons
       Company:          OnHealth Network Company
                         808 Howell Street, Suite 400
                         Seattle, WA 98101
                         Telecopy No. (206) 623-7922
                         Attention: Robert N. Goodman
       Copy to Counsel:  Preston Gates & Ellis LLP
                         701 Fifth Avenue
                         Suite 5000
                         Seattle, Washington 98104-7078
                         Telecopy No. (206) 623-7022
                         Attention: Gary J. Kocher

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.12 Enforcement of Agreement. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 Facsimile Signatures. Any signature page delivered by a facsimile or telecopy machine will be binding to the same extent as an original signature page. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party which requests it.

     11.15 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement will survive the Effective Time of the Merger. Nothing in this Section 11.15 shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

                              * * * * * * * * * *

     In Witness Whereof, each of the Parties has caused this Agreement to be executed on its behalf by officers thereunto as of the day and year first above written.

                                      HEALTHEON/WEBMD CORPORATION

                                      By: /s/ W. MICHAEL HEEKIN
                                        ----------------------------------------
                                          Name: W. Michael Heekin
                                          Title: Executive Vice President

                                      TECH ACQUISITION CORPORATION

                                      By: /s/ W. MICHAEL HEEKIN
                                        ----------------------------------------
                                          Name: W. Michael Heekin
                                          Title: Vice President

                                      ONHEALTH NETWORK COMPANY

                                      By: /s/ ROBERT N. GOODMAN
                                        ----------------------------------------
                                          Name: Robert N. Goodman
                                          Title: President and CEO

                                                                         ANNEX B

                      FLEETBOSTON ROBERTSON STEPHENS INC.

                               February 15, 2000

Board of Directors
OnHealth Network Company
808 Howell Street, Suite 400
Seattle, WA 98101

Members of the Board:

We understand that OnHealth Network Company (the "Company"), Healtheon/WebMD Corporation ("Acquiror") and Healtheon/WebMD Merger Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated February 15, 2000 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.01 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive
0.189435 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $.0001 per share ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

  (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

 (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Acquiror prepared by the managements of the Company and Acquiror, respectively;

 (iii) reviewed with the Company certain publicly available estimates of research analysts relating to the Company;

 (iv) reviewed certain publicly available estimates of research analysts relating to Acquiror;

  (v) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

 (vi) reviewed the financial terms and conditions set forth in the Draft Agreement;

Board of Directors
OnHealth Network Company
February 15, 2000
Page 2

 (vii) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

(viii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

  (ix) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

   (x) reviewed the pro forma impact of the Merger on Acquiror's revenue per share;

  (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

 (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the publicly available estimates of research analysts (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the Company's and Acquiror's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "purchase method" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other

Board of Directors
OnHealth Network Company
February 15, 2000
Page 3

consequences that might result from the Merger, (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future or (iv) the terms of the "Loan Agreement" or the "Healtheon/WebMD Warrant" (each as defined in the Draft Agreement). Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to Acquiror for which we have been paid fees, including (a) acting as the financial advisor to WebMD in its merger with Healtheon, (b) acting as the financial advisor to WebMD in connection with strategic investments in WebMD made by various investors including Microsoft and Intuit, (c) acting as the financial advisor to Acquiror in connection with a strategic investment in Acquiror made by News Corp. and (d) acting as co-financial advisor to Acquiror in connection with its recently announced acquisitions of Medical Manager Corporation and CareInsite, Inc. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                      Very truly yours,

                                      FLEETBOSTON ROBERTSON STEPHENS INC.

                                      /s/  FLEETBOSTON ROBERTSON STEPHENS INC.
                                      ------------------------------------------

                                                                         ANNEX C

                               DISSENTERS' RIGHTS
                                 CHAPTER 23B.13
                                     OF THE
                       REVISED CODE OF WASHINGTON, OR RCW

RCW 23B.13.010
DEFINITIONS.

     As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020
RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030
DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200
NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

RCW 23B.13.210
NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220
DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

RCW 23B.13.230
DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240
SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250
PAYMENT.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

RCW 23B.13.260
FAILURE TO TAKE ACTION.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 3B.13.270
AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280
PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 3B.13.300
COURT ACTION.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310
COURT COSTS AND COUNSEL FEES.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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